Exhibit 10.1

Execution Version

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of August 6, 2020, (the “Effective Date”) is by and among NCS Multistage Holdings, Inc., a Delaware corporation (the “Parent”), Pioneer Intermediate, Inc., a Delaware corporation (the “Intermediate Parent”), Pioneer Investment, Inc., a Delaware corporation (the “US Borrower”), NCS Multistage Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada (the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), the subsidiaries of the US Borrower party hereto (together with the Parent and the Intermediate Parent, each a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined below) party hereto, Wells Fargo Bank, National Association, as US administrative agent (in such capacity, the “US Administrative Agent”) for the Lenders, Swing Line Lender, and Issuing Lender, Wells Fargo Bank, National Association, Canadian Branch, as Canadian administrative agent (in such capacity, the “Canadian Administrative Agent” and, together with the US Administrative Agent, the “Administrative Agents”) for the Lenders, and each other Person party hereto.

RECITALS

A.    The Parent, the Intermediate Parent, the Borrowers, the US Administrative Agent, the Canadian Administrative Agent, the Swing Line Lender, the Issuing Lender, and the financial institutions party thereto from time to time, as lenders (the “Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of May 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”).

B.    The Borrowers have requested that the Lenders amend the Credit Agreement.

C.    The Lenders are willing to amend the Credit Agreement as provided herein and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Defined Terms.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2.    Other Definitional Provisions.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation”.  Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such Section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement

Section 3.    Reduction in Commitments.  Pursuant to Section 2.1(c) of the Credit Agreement, the Borrowers hereby elect to (a) permanently reduce the US Commitments by $25,000,000 to $25,000,000; provided that, the foregoing shall in no way limit the ability of the Borrowers to exercise any one or more Commitment Increases under Section 2.17 of the Credit Agreement in accordance with the terms and provisions thereof, and (b) permanently reduce the Canadian Commitments by $25,000,000 to $0.  The prior notices required under Section 2.1(c)(i) and (ii) of the Credit Agreement are hereby waived for purposes of the reduction in Commitments effected hereby.  To effect and evidence the reduction in the Commitments described above, Schedule II (Commitments) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule II (Commitments) attached hereto.  Each Lender’s respective Commitment as of the Effective Date is as set forth opposite its name in Schedule II (Commitments) attached hereto.

Section 4.    Amendments to Credit Agreement. Effective as of the Effective Date, but subject to Section 7(d) below:

(a)    the Credit Agreement (not including the Exhibits and Schedules thereto) shall hereby be amended by in its entirety to read as reflected in Annex A attached hereto;

(b)    the Credit Agreement shall be further amended by replacing Schedules I, II, III, 4.1, 4.5, 4.11 and 5.6 in their entirety with the corresponding Schedules I, II, III, 4.1, 4.5, 4.11 and 5.6 attached hereto; and

(c)    the Credit Agreement shall be further amended by (i) deleting the existing Exhibit K (Form of Asset Coverage Certificate) and replacing it with a new Exhibit K (Form of Borrowing Base Certificate) in the form attached hereto as Exhibit K (Form of Borrowing Base Certificate) and (ii) replacing each of Exhibit B (Form of Compliance Certificate), Exhibit C (Form of Guaranty Agreement), Exhibit D-1 (Form of US Note), Exhibit E-1 (Form of Notice of US Borrowing), Exhibit H-1 (Form of US Pledge and Security Agreement), and Exhibit H-2 (Form of Canadian Security Agreement) with the corresponding Exhibit B (Form of Compliance Certificate), Exhibit C (Form of Guaranty Agreement), Exhibit D-1 (Form of US Note), Exhibit E-1 (Form of Notice of US Borrowing), Exhibit H-1 (Form of US Pledge and Security Agreement), and Exhibit H-2 (Form of Canadian Security Agreement) attached hereto.

Section 5.    Representations and Warranties.  Each Credit Party hereby represents and warrants to the Administrative Agents and the Lenders that, as of the Effective Date:

(a)    after giving effect to this Agreement, the representations and warranties of the Credit Parties contained in the Credit Documents as amended hereby are true and correct in all material respects on the Effective Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); provided,  however, that any representation and warranty which, by its terms, is made as of a specified date is true and correct in all material respects as of such specified date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(b)    no Default or Event of Default has occurred and is continuing;

(c)    the execution, delivery and performance of this Agreement by such Credit Party are within its corporate or limited liability company power and authority, as applicable, and have been duly authorized by all necessary corporate or limited liability company action, as applicable;

(d)    this Agreement constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws at the time in effect affecting the rights of creditors generally and general principles of equity whether applied by a court of law or equity;

(e)    there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement;

(f)    as of the Effective Date, no action, suit, investigation or other proceeding by or before any arbitrator or any Governmental Authority is threatened or pending and no preliminary or permanent injunction or order by a state or federal court has been entered against or affecting the Credit Parties in connection with this Agreement or any other Credit Document; and

(g)    the property described on Schedule A attached hereto lists all fee owned real property owned by any Credit Party as of the Effective Date which does not constitute Excluded Property.

Section 6.    Conditions to Effectiveness.  This Agreement shall be made effective on the Effective Date, and the Credit Agreement shall be amended as provided in this Agreement, upon the occurrence of the following conditions precedent:

(a)    Documentation. The US Administrative Agent shall have received the following, in form and substance (including the attachments to any certificates described below) reasonably satisfactory to the US Administrative Agent:

(i)    (A) this Agreement, duly executed by authorized officers of the Parent Guarantors, the Borrowers, the other Guarantors, the Administrative Agents, and the Lenders, and (B) if requested by a Lender, a US Note or an amended and restated US Note, as applicable, duly executed by an authorized officer of each of the US Borrower and Canadian Borrower reflecting such Lender’s US Commitment as set forth on Schedule II attached hereto;

(ii)    that certain Third Amended and Restated Pledge and Security Agreement, duly executed by authorized officers of the Parent and Intermediate Parent, the Borrowers, each other Credit Party, and the US Administrative Agent;

(iii)    that certain Second Amended and Restated Security Agreement, duly executed by authorized officers of the Canadian Credit Parties, the Canadian Administrative Agent and the US Administrative Agent;

(iv)    (A) that certain Second Amended and Restated Patent and Trademark Security Agreement, duly executed by authorized officers of the Canadian Borrower, NCS Multistage, LLC, the Canadian Administrative Agent, and the US Administrative Agent and (B) that certain Third Amended and Restated Patent and Trademark Security Agreement, duly executed by authorized officers of the Canadian Borrower, NCS Multistage, LLC, and the US Administrative Agent;

(v)    that certain Third Amended and Restated Guaranty Agreement, duly executed by authorized officers of the Parent Guarantors, the Borrowers, the other Guarantors, and the Administrative Agents;

(vi)    a perfection certificate, completed and executed by authorized officers of the Parent Guarantors, the Borrowers, and the other Guarantors;

(vii)    that certain fee letter dated as of the date hereof duly executed by authorized officers of the Parent Guarantors, the Borrowers, and Wells Fargo;

(viii)    subject to Section 5.16(b) of the Credit Agreement, as amended by this Agreement, all certificates, if any, evidencing Equity Interests pledged in favor of either Administrative Agent under the Security Documents, with accompanying executed stock powers;

(ix)    an amendment to the Mortgage encumbering the fee owned real property of described on Schedule A attached (the “Material Property”);

(x)    a secretary’s certificate or equivalent officer’s certificate from each Canadian Credit Party (which can be delivered by the Parent on behalf of such Credit Parties) certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) organizational documents (or that the organizational documents delivered in May of 2019 to the Administrative Agents have not been amended, restated, supplemented or otherwise modified and that they remain in effect on the Effective Date);

(xi)    a customary opinion of Canadian counsel for the Canadian Credit Parties in form and substance reasonably satisfactory to the US Administrative Agent related to Credit Documents being delivered under this Section 6;

(xii)    a certificate from a financial officer of the US Borrower, dated as of the Effective Date, certifying that, as of such date, Liquidity (as defined in the Amended Credit Agreement) is at least $10,000,000;

(xiii)    certificates of good standing for each Credit Party in each jurisdiction in which each such Person is organized, which certificates shall be dated a date not earlier than 30 days prior to the Effective Date;

(xiv)    at least three (3) Business Days prior to the Effective Date, (A) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, and (B) a Beneficial Ownership Certification in relation to the Canadian Borrower;

(xv)    a Borrowing Base Certificate (as defined in the Amended Credit Agreement) executed by a Responsible Officer of the US Borrower calculating the Borrowing Base to be in effect as of the date hereof; and

(xvi)    such other documents, governmental certificates, agreements, and lien searches as the US Administrative Agent may reasonably request.

(b)    Payment of Advances.  The Canadian Borrower shall have paid in full all outstanding Canadian Advances and the US Borrower shall have paid the US Advances in such amount necessary, if any, to cause Availability (as defined in the Amended Credit Agreement) to be greater than or equal to 20% of the Borrowing Base (as defined in the Amended Credit Agreement) reflected in the Borrowing Base Certificate delivered under Section 6(a)(xv) above, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 of the Credit Agreement as a result of such prepayment being made on such date.

(c)    Fees and Expenses.  The Borrowers shall have paid all reasonable and documented fees and expenses of (i) the Administrative Agents, including outside legal counsel and other consultants and appraisal fees pursuant to all invoices presented to the Borrowers for payment at least one Business Day prior to the Effective Date, (ii) each Lender’s outside legal counsel and other consultants, in each case, pursuant to all invoices presented to the Borrowers for payment at least one Business Day prior to the

Effective Date, and (iii) all other fees, in each case, as set forth in the fee letter referred to in Section 6(a)(vii) above.

Section 7.    Acknowledgments and Agreements.

(a)    Each Credit Party acknowledges that, on the date hereof, all outstanding Obligations are payable in accordance with their terms and each Credit Party waives any defense, offset, counterclaim or recoupment (other than a defense of payment or performance) with respect thereto.

(b)    Each Credit Party, the US Administrative Agent, the Canadian Administrative Agent, the Issuing Lender, the Swing Line Lender and each Lender party hereto does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby (the “Amended Credit Agreement”), and acknowledges and agrees that the Amended Credit Agreement is and remains in full force and effect, and acknowledge and agree that their respective liabilities and obligations under the Amended Credit Agreement, the Guaranty, and the other Credit Documents, are not impaired in any respect by this Agreement.

(c)    From and after the Effective Date, all references to the Credit Agreement and the Credit Documents shall mean the Credit Agreement and such Credit Documents, as amended by this Agreement.  This Agreement is a Credit Document for the purposes of the provisions of the other Credit Documents.

(d)    Each party hereto also hereby agree that (i) the financial covenants set forth in Section 6.16 (Financial Covenants) of the Credit Agreement shall not apply for the fiscal quarter ended on June 30, 2020, and (ii) in furtherance of the foregoing, the changes to Section 6.16 (Financial Covenants) of the Credit Agreement reflected in the Amended Credit Agreement are made effective as of June 30, 2020.

Section 8.    Consent to Assignment by Canadian Administrative Agent.  Each party hereto, by its signature below, hereby consents to (A) the assignment by the Canadian Administrative Agent, as the secured party and as the name beneficiary, of all security interests, liens and other right, title, interest, privileges, claims, demands, equities, and charges of the Canadian Administrative Agent as the secured party and the named beneficiary existing under or pursuant to the Security Documents to the US Administrative Agent and (B) the execution and delivery of all assignment and transfer documents between the Canadian Administrative Agent and the US Administrative Agent necessary or advisable to effect or evidence such transfer and assignment in such form and substance acceptable to the Administrative Agents and without the necessity to have any Lender or Credit Party party thereto.  The Credit Parties hereby authorize the US Administrative Agent to file any amendments to the financing statements and any new financing statements necessary to effectuate the foregoing without the signature of such Credit Party to the extent permitted by applicable law.

Section 9.    Reaffirmation of Security Documents.  Each Credit Party (a) reaffirms the terms of and its obligations (and the security interests granted by it) under each Security Document to which it is a party, and agrees that each such Security Document will continue in full force and effect to secure the Secured Obligations as the same may be amended, supplemented, or otherwise modified from time to time, and (b) acknowledges, represents, warrants and agrees that the liens and security interests granted by it pursuant to the Security Documents are valid, enforceable and subsisting and create a security interest to secure the Secured Obligations.

Section 10.    Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that such Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Guaranteed Obligations (as defined in the Guaranty to which such Guarantor is a party), as such Guaranteed Obligations may have been amended by this Agreement, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by such Guarantor under its Guaranty, in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement or any of the other Credit Documents.

Section 11.    Counterparts.  This Agreement may be signed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, taken together, constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 13.    Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 14.    Governing Law.  This Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

Section 15.    ENTIRE AGREEMENT.  THIS AGREEMENT, THE AMENDED CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN.  ADDITIONALLY, THIS AGREEMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AGREEMENT, AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

US BORROWER:

PIONEER INVESTMENT, INC.

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

CANADIAN BORROWER:

NCS MULTISTAGE INC.

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title: .Chief Financial Officer

PARENT:

NCS MULTISTAGE HOLDINGS, INC.

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

INTERMEDIATE PARENT:

PIONEER INTERMEDIATE, INC.

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

OTHER GUARANTORS:

PIONEER NCS ENERGY HOLDCO, LLC

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

[Signature Page to NCS Amendment No. 1]

NCS MULTISTAGE, LLC

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

SPECTRUM TRACER SERVICES, LLC

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

STS LOGISTICS AND ANALYTICS LLC

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

STS TRACER SERVICES LTD.

By: /s/ Ryan Hummer
Name: Ryan Hummer
Title:  Chief Financial Officer

[Signature Page to NCS Amendment No. 1]

ADMINISTRATIVE AGENTS/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as US Administrative Agent, the Issuing Lender, the Swing Line Lender, and a US Facility Lender

By: /s/ Corbin Womac
Name: Corbin Womac
Title:    Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, CANADIAN BRANCH as Canadian Administrative Agent and a Canadian Facility Lender

By: /s/ Lindy Couillard
Name:Lindy Couillard
Title:Director

[Signature Page to NCS Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as a  US Facility Lender

By: /s/ Kirk Wolverton
Name: Kirk Wolverton
Title:   Authorized Officer

[Signature Page to NCS Amendment No. 1]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Canadian Facility Lender

By:   /s/ Auggie Marchetti
Name: Auggie Marchetti
Title:   Authorized Officer

[Signature Page to NCS Amendment No. 1]

HSBC BANK CANADA, as a US Facility Lender

By:  /s/ Sean Cochrane
Name: Sean Cochrane
Title:   Director, Energy Financing

By:  /s/ Bruce Robinson
Name: Bruce Robinson
Title:    Vice President, Energy Financing

[Signature Page to NCS Amendment No. 1]

HSBC BANK CANADA, as a Canadian Facility Lender

By:  /s/ Sean Cochrane
Name: Sean Cochrane
Title:   Director, Energy Financing

By:  /s/ Bruce Robinson
Name: Bruce Robinson
Title:    Vice President, Energy Financing

[Signature Page to NCS Amendment No. 1]

Annex A

to Amendment No. 1 to Second Amended and Restated Credit Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 1, 2019,

among

NCS MULTISTAGE HOLDINGS, INC.
as Parent,

PIONEER INTERMEDIATE, INC.
as Intermediate Parent,

PIONEER INVESTMENT, INC.
as US Borrower,

NCS MULTISTAGE INC.
as Canadian Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as US Administrative Agent, Issuing Lender and Swing Line Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION, CANADIAN BRANCH,
as Canadian Administrative Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders

US$25,000,000

Wells Fargo Securities, LLC
as Sole Lead Arranger and Sole Bookrunner

JPMORGAN CHASE BANK, N.A.
as Syndication Agent

HSBC BANK CANADA
as Documentation Agent

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-ii-

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EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Guaranty Agreement
Exhibit D-1	– Form of US Note
Exhibit D-2	– Form of Canadian Note
Exhibit D-3	– Form of Swing Line Note
Exhibit E-1	– Form of Notice of US Borrowing
Exhibit E-2	– Form of Notice of Canadian Borrowing
Exhibit F	– Form of Notice of Continuation or Conversion
Exhibit G	– Form of Notice of Optional Payment
Exhibit H-1	– Form of US Pledge and Security Agreement
Exhibit H-2	– Form of Canadian Security Agreement
Exhibit I-1-I-4	– Forms of US Tax Compliance Certificates
Exhibit J	– Form of Solvency Certificate
Exhibit K	– Form of Borrowing Base Certificate

SCHEDULES:

Schedule I	– Pricing Schedule
Schedule II	– Commitments
Schedule III	– Contact Information
Schedule 1.1(a)	– Disqualified Institutions
Schedule 1.1(b)	– Existing Letters of Credit
Schedule 4.1	– Organizational Information
Schedule 4.5	– Owned and Leased Real Properties
Schedule 4.11	– Subsidiaries
Schedule 5.6	– Additional Conditions and Requirements for New Subsidiaries
Schedule 6.1	– Existing Permitted Debt
Schedule 6.2	– Existing Permitted Liens
Schedule 6.12	– Existing Operating Leases
Schedule 6.19	– Subordination Terms

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement dated as of May 1, 2019 (the “Agreement”) is among (a) Pioneer Investment, Inc., a Delaware corporation (“US Borrower”), (b) NCS Multistage Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, Canada (the “Canadian Borrower”; and together with the US Borrower, collectively, the “Borrowers”), (c) NCS Multistage Holdings, Inc., a Delaware corporation (the “Parent”) (d) Pioneer Intermediate, Inc., a Delaware corporation (“Intermediate Parent” and together with the Parent, collectively, the “Parent Guarantors”), (e) the Lenders (as defined below), (f) Wells Fargo Bank, National Association, as Swing Line Lender (as defined below), the Issuing Lender (as defined below), and as the US Administrative Agent (as defined below) for the Lenders, and (g) Wells Fargo Bank, National Association, Canadian Branch, as the Canadian Administrative Agent (as defined below) for the Lenders.

RECITALS

The Borrowers, the Parent Guarantors, the Swing Line Lender, the Issuing Lender, the Lenders, and the Administrative Agents (as defined below) have previously executed and delivered that certain Amended and Restated Credit Agreement, dated as of May 4, 2017 (as heretofore amended or otherwise modified, the “Existing Credit Agreement”).

The parties to the Existing Credit Agreement desire, through the execution of this Agreement, to amend and restate the Existing Credit Agreement so that it shall hereafter read in its entirety as hereinafter set forth.

It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Credit Agreement, not a novation of the Existing Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that (i) the Existing Credit Agreement is amended and restated (but not novated) in its entirety as set forth herein and (ii) further agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.    Certain Defined Terms.  The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13-Week Budget” means a thirteen-week rolling operating budget and cash flow forecast, which shall reflect the Parent’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Credit Parties’ and their respective Restricted Subsidiaries’ business during such thirteen-week period, including but not limited to, collections, payroll, Capital Expenditures and other major cash outlays.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the applicable Administrative Agent for its benefit and the ratable benefit of the Secured Parties or the Canadian Secured Parties, as applicable, (b) is superior to all other security interests (other than as to Excluded Perfection Collateral and other than Permitted Liens; provided that no intention to expressly subordinate the Lien of the Administrative Agents and the Secured Parties pursuant to the Security Documents is to be implied or expressed by the permitted existence of such Permitted Liens), (c) secures the Secured Obligations or the

Canadian Secured Obligations, as applicable, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

“Acceptance Fee” means a fee payable in Canadian Dollars by the Canadian Borrower to the Canadian Administrative Agent for the account of the Canadian Facility Lenders with respect to the acceptance of a B/A or the making of a B/A Equivalent Advance on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Advance at the rate per annum applicable on such date as set forth in the row labeled “Eurocurrency/BA Advance” in Schedule I on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to any B/A Equivalent Advance is equivalent to the rate per annum otherwise applicable to the discount relating to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Advance pursuant to Section 2.18).

“Account Control Agreement” shall mean, as to any deposit account, securities account or commodities account of any Credit Party held with any bank, securities intermediary or commodities intermediary, as applicable, an agreement or agreements in form and substance reasonably acceptable to the applicable Administrative Agent, among the Credit Party owning such account, the applicable Administrative Agent and such other bank, securities intermediary or commodities intermediary, as applicable, governing such account.

“Account Debtor” shall mean an account debtor as defined in the Uniform Commercial Code, as in effect in the State of New York.

“Acquisition” means the purchase by any Restricted Entity of (a) any business, division or enterprise, including the purchase of associated assets or operations of such business, division, or enterprise of a Person, but for the avoidance of doubt, excludes purchases of equipment with no other tangible or intangible property associated with such equipment purchase unless such purchase of equipment involves all or substantially all the assets of the seller, (b) a majority of the Equity Interests of any Person, or (c) any Equity Interests in any Subsidiary which serves to increase the Parent’s or any Subsidiary’s respective equity ownership therein.

“Additional Lender” has the meaning set forth in Section 2.17(a).

“Adjusted Base Rate” means, for any day and for purposes of the US Advances, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, (c) a rate determined by the US Administrative Agent to be the Daily One-Month LIBOR plus 1.00%, and (d) 0.00%.  Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agents” means, collectively, the US Administrative Agent and the Canadian Administrative Agent.

 “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the applicable Administrative Agent.

“Advance” means a US Advance or a Canadian Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person or any Subsidiary of such Person.

“Agent’s Exchange Rate” for a currency means the rate determined by the US Administrative Agent to be the rate quoted by the US Administrative Agent as the spot rate for the purchase by the US Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the US Administrative Agent may obtain such spot rate from another financial institution designated by the US Administrative Agent if the US Administrative Agent does not have as of the date of determination a spot buying rate for any such currency; and provided further that, as to Letters of Credit, the US Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency, and any determination shall be presumed correct absent manifest error.

“Agreement” means this Credit Agreement among the Borrowers, the Lenders, the Issuing Lender, the Swing Line Lender and the Administrative Agents.

“Agreement Currency” has the meaning set forth in Section 9.20.

“Amendment No. 1 Effective Date” means August 6, 2020.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.8(e).

“Applicable Period” has the meaning set forth in Section 2.8(e).

“Applicable Pro Rata Share” means, for any Lender, (a) with respect to the Borrowing Base, any US Commitment, US Advance (including Swing Line Advance) or Letter of Credit Exposure, such Lender’s US Pro Rata Share and (b) with respect to any Canadian Commitment or Canadian Advance, such Lender’s Canadian Pro Rata Share.

“Asset Sale” means (a) any sale, transfer, or other Disposition of any Property, by any Restricted Entity to any Person other than a Credit Party and (b) any issuance or sale of any Equity Interests of any Subsidiary of a Restricted Entity to any Person other than a Credit Party.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the applicable Administrative Agent, in substantially the same form as Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the US Borrower and the Swing Line Lender.

“Availability” means, at any time, the excess, if any, of (a) the lesser of the Borrowing Base then in effect and the aggregate US Commitments over (b) the US Outstandings.

“Available Cash Balance” means, at any time, an amount equal to (a) the aggregate amount of cash and cash equivalents held or owned by (whether directly or indirectly) or credited to the account of,  the Parent and its consolidated Restricted Subsidiaries minus (b) without duplication, the sum of (i) checks issued, wires initiated or ACH transfers initiated on such accounts, in any case, to non-affiliate third parties or to Affiliates on account of transactions not prohibited under this Agreement, plus (ii) cash and cash equivalents held in deposit accounts designated solely for payroll or employee benefits.\

“Available Cash Borrowing Limit” shall mean $10,000,000.

“Available Cash Sweep Date” shall mean the second Business Day of each calendar week.

“Available Cash Sweep Limit” shall mean $12,000,000.

“B/A Advance” means a B/A accepted and purchased by a Canadian Facility Lender pursuant to Section 2.18 or a B/A Equivalent Advance made by a Canadian Facility Lender pursuant to Section 2.18.  For greater certainty, all provisions of this Agreement that are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Advances.

“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Advances, as to which a single Contract Period is in effect.

“B/A Equivalent Advance” shall have the meaning assigned to such term in Section 2.18(h).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankers’ Acceptance” and “B/A” means a non-interest bearing bill of exchange denominated in Canadian Dollars, drawn by the Canadian Borrower, and accepted by a Canadian Facility Lender in accordance with this Agreement, and shall include a depository bill within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards and (c) other cash and treasury management services (including, without limitation, controlled disbursement, purchase card arrangements, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of any Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to any Credit Party.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate, the Canadian (Cdn) Base Rate or the Canadian (US) Base Rate.

“Benchmark” means, initially, with respect to any given currency, the applicable benchmark rate for Eurocurrency Advances denominated in such currency; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to such benchmark rate, then “Benchmark” with respect to such currency shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.4(c)(xiv).

“Benchmark Replacement”  means, with respect to any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the US Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body with respect to such currency or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to such Benchmark for syndicated credit facilities denominated in the currency applicable to such Benchmark and (b) the applicable Benchmark Replacement Adjustment for such Benchmark Replacement; provided, however, that, if any Benchmark Replacement as so determined would be less than 0.75%, such Benchmark Replacement will be deemed to be 0.75% for purposes of such determination under this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the US Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities at such time denominated in the currency applicable to such Benchmark.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the US Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the US Administrative Agent in a manner substantially consistent with market practice (or, if the US Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the US Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the US Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to any then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark with respect to any given currency: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark or any other Relevant Governmental Body, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the US Administrative Agent or the US Majority Lenders, as applicable, by notice to the US Borrower, the US Administrative Agent (in the case of such notice by the US Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to such Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.4(c)(xiv) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.4(c)(xiv).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means  31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Representative” means the Parent and each Borrower, which is authorized to act on behalf of the Borrowers under Section 9.6 of this Agreement.

“Borrowers” has the meaning set forth in the preamble of this Agreement.

“Borrowing” means a B/A Borrowing, US Revolving Borrowing, a Canadian Revolving Borrowing or a Swing Line Borrowing.

“Borrowing Base” means, without duplication, 85% of the Eligible Receivables determined as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, notwithstanding the foregoing, the Administrative Agent may from time to time reduce the percentage set forth in this definition (such modified percentage to be effective no earlier than seven days after providing written notice thereof to the US Borrower) if the US Administrative Agent determines, in its Permitted Discretion, that such advance rate should be reduced based upon a collateral audit or field exam pursuant to Section 5.15.  Any change in the Borrowing Base shall be effective as of the date of the Borrowing Base Certificate then most recently delivered pursuant to this Agreement; provided that, should the US Borrower fail to deliver to the Administrative Agent and the Lenders the Borrowing Base Certificate as required under Section 5.2(d)(ii), the US Administrative Agent may nonetheless redetermine the Borrowing Base from time-to-time thereafter in its sole discretion (as promptly notified to the US Borrower and the US Facility Lenders by the US Administrative Agent) until the US Administrative Agent and the US Facility Lenders receive the required Borrowing Base Certificate, whereupon the US Administrative Agent shall redetermine the Borrowing Base (as promptly notified to the US Borrower and the US Facility Lenders by the US Administrative Agent) based on such Borrowing Base Certificate and the other terms hereof.

“Borrowing Base Certificate” means a certificate executed by a Responsible Officer of the US Borrower in the form of the attached Exhibit K and including the following: (a) accounts receivable and accounts payable aging reports for each Credit Party with grand totals, and (b) all other information as reasonably requested by the Administrative Agent.

“Borrowing Base Deficiency” means the excess, if any, of (a) the US Outstandings over (b) the lesser of (i) aggregate amount of US Commitments, and (ii) the Borrowing Base then in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, the city or state where the US Administrative Agent’s office with respect to Advances denominated in Dollars is located and:

(a)     if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Advance, means any such day (i) on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market, and (ii) on which banks are not required or authorized by law to close in Toronto, Canada;

(b)     if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Canadian Dollars, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in Toronto, Ontario, Calgary, Alberta or other applicable offshore interbank market for Canadian Dollars;

(c)    if such day relates to any interest rate settings as to a Eurocurrency Advance denominated in Euros, means any such day (i) on which dealings in deposits in Euros are conducted by and between banks in London, England, or other applicable offshore interbank market for Euros, and (ii) on which banks are not required or authorized by law to close in Toronto, Canada; and

(d)     if such day also relates to any other fundings, disbursements, settlements and payments under the Canadian Facility, means any such day on which banks are not required or authorized by law to close in Calgary, Canada or Toronto, Canada.

“Canadian Administrative Agent” means Wells Fargo Bank, National Association, Canadian Branch, and its successor or assign (including the US Administrative Agent in the event the Liens purported to be granted under the Canadian Security Documents are assigned to the US Administrative Agent).

“Canadian Advance” means an advance denominated in a Designated Currency as a part of a Canadian Borrowing and refers to either a Canadian (US) Base Rate Advance, a Canadian (Cdn) Base Rate Advance, a Eurocurrency Advance, or a B/A accepted and purchased by a Canadian Facility Lender pursuant to Section 2.18 and B/A Equivalent Advances made by a Lender pursuant to Section 2.18.

“Canadian Anti-Terrorism and Economic Sanctions Laws” means the anti-terrorist provisions of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations, the Anti-terrorism Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Export and Import Permits Act (Canada), the Corruption of Foreign Public Officials Act (Canada),  and all regulations and orders made thereunder, and all other laws, regulations, executive orders, and other official government pronouncement or actions relating to economic sanctions  (that establishes economic sanctions) or terrorism or money laundering administered or enforced in Canada or any Province thereof.

“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever that are not Canadian Pension Plans and are maintained or contributed to by the Canadian Borrower or any other Restricted Subsidiary of the Parent organized under the laws of Canada or any province in Canada, in each case covering employees in Canada.

“Canadian Borrowing” means a B/A Borrowing or a Canadian Revolving Borrowing.

“Canadian (Cdn) Base Rate” means, on any day, the rate per annum equal to the greater of (a) the annual rate of interest announced from time to time by Royal Bank of Canada as its prime rate in effect at its principal office in Toronto on such day for determining interest rates on Canadian Dollar denominated commercial loans made in Canada; and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate in effect on such day and (ii) 1.00%.

“Canadian (Cdn) Base Rate Advance” means a Canadian Advance in Canadian Dollars that bears interest as provided in the definition of Canadian (Cdn) Base Rate.

"Canadian Collateral" means all "Collateral" or "Mortgaged Property" or similar terms used in the Canadian Security Documents and Mortgages pertaining to Canadian real property, as applicable. The Canadian Collateral shall not include any Excluded Properties (Canada).

“Canadian Commitment” means, for each Canadian Facility Lender, the obligation of such Canadian Facility Lender to advance to the Canadian Borrower the amount set forth opposite such Canadian Facility Lender’s name on Schedule II as its Canadian Commitment, or if such Canadian Facility Lender has entered into any Assignment and Acceptance, set forth for such Canadian Facility Lender as its Canadian Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i) or (d) or increased pursuant to Section 2.17; provided that, after the Maturity Date, the Canadian Commitment for each Canadian Facility Lender shall be zero.  The aggregate amount of all Canadian Commitments on the Amendment No. 1 Effective Date is $0.

“Canadian Credit Party” means the Canadian Borrower and the Canadian Guarantors.

“Canadian Dollars” and “C$” means the lawful money of Canada.

“Canadian Facility” means the revolving credit facility described in Section 2.1(b).

“Canadian Facility Lenders” means Lenders having a Canadian Commitment or if such Canadian Commitments have been terminated, Lenders that are owed Canadian Advances.

“Canadian Guarantors” means any Canadian Subsidiary that now or hereafter execute the Guaranty or a joinder or supplement thereto.

“Canadian Majority Lenders” means (a) at any time when there are more than two Canadian Facility Lenders, two or more Canadian Facility Lenders holding greater than 50% of the sum of the unutilized Canadian Commitments plus the Canadian Outstandings, and (b) at any time when there are one or two Canadian Facility Lenders, all Canadian Facility Lenders; provided that, in any event, (i) the Canadian Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Canadian Majority Lenders unless all Canadian Facility Lenders are Defaulting Lenders, and (ii) the aggregate Maximum Exposure Amount of any Lender and its Affiliates shall be treated as the Maximum Exposure Amount of one Lender for purposes of this definition.

“Canadian Note” means a promissory note made by the Canadian Borrower payable to a Canadian Facility Lender in the amount of such Canadian Facility Lender’s Canadian Commitment, in substantially the same form as Exhibit D-2.

“Canadian Outstandings” means, as of any date of determination, the Dollar Equivalent of the aggregate outstanding amount of all Canadian Advances.

“Canadian Pension Plans” means each plan that is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by the Canadian Borrower or any other Restricted Subsidiary of the Parent organized under the laws of Canada or any province of Canada for its employees or former employees.

 “Canadian Pro Rata Share” means, at any time with respect to any Canadian Facility Lender, (i) ratio (expressed as a percentage) of such Lender’s aggregate outstanding Canadian Advances plus any unfunded Canadian Commitments at such time to the total aggregate outstanding Canadian Advances and unfunded Canadian Commitments at such time, or (ii) if no Canadian Advances and no Canadian Commitments are then outstanding, then “Canadian Pro Rata Share” shall mean the “Canadian Pro Rata Share” most recently in effect, after giving pro forma effect to any Assignment and Acceptances.

“Canadian Reference Bank” means Royal Bank of Canada, or its successors and assigns, or such other Schedule I Bank as agreed to from time to time by the Canadian Borrower and the Canadian Administrative Agent.

 “Canadian Revolving Borrowing” means a borrowing consisting of simultaneous Canadian Advances of the same Type made by the Canadian Facility Lenders pursuant to Section 2.1.

“Canadian Secured Obligations” means the Secured Obligations owing by the Canadian Borrower or any Canadian Guarantor.

“Canadian Secured Parties” means the Canadian Administrative Agent, the Canadian Facility Lenders, and the Banking Services Providers and Swap Counterparties who are owed any Canadian Secured Obligations.

“Canadian Security Agreement” means the security agreement among the Canadian Credit Parties and the Canadian Administrative Agent in substantially the same form as Exhibit H-2.

“Canadian Security Documents” means the Canadian Security Agreement, and each other Security Document to which any Canadian Credit Party is a party and that purports to grant a Lien in the assets of any such Person in favor of the Canadian Administrative Agent for the benefit of the Canadian Secured Parties.

“Canadian Subsidiary” means any Subsidiary of the Parent organized under the federal laws of Canada or any province or territory thereof.

“Canadian (US) Base Rate” means the greatest of (a) the rate that Royal Bank of Canada will charge to customers of varying degrees of creditworthiness in Canada for US Dollar demand loans in Canada; (b) the rate of interest per annum for such day or, if such day is not a Business Day, on the immediately preceding Business Day, equal to the sum of the Federal Funds Rate (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4), plus 1.00% per annum; and (c) Daily One-Month LIBOR plus 1.00% per annum.

“Canadian (US) Base Rate Advance” means a Canadian Advance in Dollars that bears interest as provided in the definition of Canadian (US) Base Rate.

“Capital Expenditure Amount” means (a) for the fiscal year ending December 31, 2020, $10,000,000 and (b) for each fiscal year thereafter the sum of (i) $10,000,000 plus (ii) 100% of the unutilized portion of the Capital Expenditure Amount from the immediately preceding fiscal year; provided that (x) any utilization of the Capital Expenditure Amount shall be applied first to reduce the carry-over component in clause (b)(ii) above before being applied to reduce the components in clause (b)(i) above, and (y) the unutilized portion of the Capital Expenditure Amount may be carried forward only to the immediately following fiscal year.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a finance lease on the balance sheet of such Person.

“Cash Collateral Account” means a special cash collateral account pledged to the US Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the US Administrative Agent in accordance with Section 2.2(h).

“Cash Collateralize” means, to pledge and deposit with or deliver to the US Administrative Agent, for the benefit of the Issuing Lender, the Swing Line Lender or one or more of the Secured Parties, as collateral for Letter of Credit Obligations, Obligations with respect to Swing Line Advances or obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swing Line Advances, cash or deposit account balances or, if the US Administrative Agent, Swing Line Lender and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the US Administrative Agent.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

 “Cash Dominion Event” means the occurrence of any of the following:  (a) the occurrence and continuance of any Event of Default, or (b) Availability is less than 12% of the Borrowing Base at any time.

“Cash Dominion Period” means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (a) no Event of Default shall exist and be continuing, and (b) Availability exceeds 12% of the Borrowing Base for at least 30 consecutive days.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person.

“CDOR Rate” means, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Interest Period (or the relevant Contract Period for purposes of B/A Advances, or for a term of 30 days for purposes of determining the Canadian (Cdn) Base Rate) appearing on the Reuters Monitor Screen Page CDOR at approximately 10:00 a.m. (Toronto, Ontario time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day; provided that if such rate does not appear on the Reuters Monitor Screen Page CDOR as contemplated, then the CDOR Rate on such date shall be (a) for B/A Advances, the arithmetic average of the Discount Rate quoted by each Schedule I Bank (determined by the Canadian Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such date) and (b) for all other purposes, the rate quoted by the Canadian Reference Bank as its annual discount rate (determined by the applicable Administrative Agent as of 10:00 a.m. (Toronto, Ontario time) on such date), in each case that would be applicable to Canadian Dollar bankers’ acceptances for the relevant period quoted by such bank as of 10:00 a.m. (Toronto, Ontario time) on such date or, if such date is not a Business Day, on the immediately preceding Business Day.  No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement.  Notwithstanding the foregoing, if the CDOR Rate at any determination shall be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of such determination under this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, applicable state and local analogs, and all rules and regulations and requirements promulgated thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right),

(b)    after the Closing Date, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or who were, subsequent to such first day, approved (including by approval of a reduction in the membership of the board or other governing body) by a majority of such members of the board or equivalent governing body, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body,

(c)     the Parent shall fail to, directly or indirectly, own 100% of the Equity Interests (including the Voting Securities) of US Borrower, or

(d)    the Parent shall fail to, directly or indirectly, own 100% of the Equity Interests (including the Voting Securities) of Canadian Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Closing Date” means May 1, 2019.

“Code” means the Internal Revenue Code of 1986, and the regulations and published interpretations thereof.

“Collateral” means, collectively, all of the US Collateral and the Canadian Collateral.

“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and Tax refunds).

“Commitment Fees” means the fees payable in Dollars required under Section 2.7(a) and Section 2.7(b).

“Commitment Increase” has the meaning set forth in Section 2.17(a).

“Commitments” means, as to any Lender, its US Commitment and its Canadian Commitments, if applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 9.9(b)(i).

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the US Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Computation Date” means (a) the last Business Day of each calendar quarter, (b) the date of any proposed Advance or Letter of Credit, (c) the date of any reduction of Commitments, (d) the date of any increase in the Commitments, (e) the date of any reallocation provided in Section 2.15, and (f) after an Event of Default has occurred and is continuing, any other Business Day at the US Administrative Agent’s discretion or upon instruction by the Majority Lenders.

“Contract Period” means the term of a B/A Advance selected by the Canadian Borrower in accordance with Section 2.18, commencing on the date of such B/A Advance and expiring on a Business Day which shall be one month, two months, three months or six months thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be reasonably determined by the Canadian Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Maturity Date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms “Controlled by” or “under common Control with” shall have the correlative meanings.

“Controlled Account” mean a deposit account in the name of a Credit Party and that is subject to an Account Control Agreement but that is not an Excluded Account.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to (a) a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b), (b) a conversion of B/A Advances into Canadian (Cdn) Base Rate Advances pursuant to Section 2.4(b) and (c), or (c) a conversion of Canadian (Cdn) Base Rate Advances into B/A Advances pursuant to Section 2.4(b) and (c).

“Covenant Cure Payment” shall have the meaning set forth in Section 7.7 hereof.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal quarter of Parent most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver quarterly or annual financial statements pursuant to Section 5.2 of this Agreement, and (b) continuing through and including (but ending on) the first day, after such Covenant Trigger Event, on which Availability has exceeded 20% of the then effective Borrowing Base for 30 consecutive days.

“Covenant Trigger Event” means Availability is less than 20% of the Borrowing Base at any time.

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranty, the Notices of Borrowing, the Notices of Conversion, the Security Documents,

any AutoBorrow Agreement, the Fee Letter and each other agreement, instrument, or document executed by any Credit Party at any time in connection with this Agreement.

“Credit Parties” means the Borrowers and the Guarantors.

“Cure Right” shall have the meaning set forth in Section 7.7 hereof.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurocurrency Rate then in effect for delivery for a one month period.

“DBRS” means DBRS Ltd. or Dominion Bond Service Ltd.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property (such obligations including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase) but excluding (i) any earn out obligation or purchase price adjustment until such obligation or adjustment becomes a liability on the statement of financial position or balance sheet (excluding the footnotes thereto) in accordance with GAAP and (ii) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was originally invoiced; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a mandatorily redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligations to issue common Equity Interests); (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada), (d) the Winding-up and Restructuring Act (Canada), and (e) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to 2.00% plus the rate otherwise applicable to the applicable Advances as provided in Section 2.8(a), (b), or (c).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the US Administrative Agent and the US Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the US Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the US Borrower, the US Administrative Agent, Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the US Administrative Agent or the US Borrower, to confirm in writing to the US Administrative Agent and the US Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the US Administrative Agent and the US Borrower in form and substance reasonably satisfactory to the US Administrative Agent and the US Borrower), or (d) is, or has a direct or indirect parent company that is, (i) the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the US Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the US Borrower, the Issuing Lender, the Swing Line Lender and each Lender under the applicable Facility.

“Designated Currency” means, subject to Section 1.6, (a) for Swing Line Advances and Base Rate Advances under the US Facility, Dollars, (b) for Eurocurrency Advances under the US Facility, Dollars, Canadian Dollars or Euros, (c) for Letters of Credit, Dollars and Canadian Dollars, (d) for B/As and B/A Equivalent Advances, Canadian Dollars, (e) for Eurocurrency Advances under the Canadian Facility, Dollars, (f) for Canadian (US) Base Rate Advance, Dollars, and (g) for Canadian (Cdn) Base Rate Advance, Canadian Dollars.

“Discount Proceeds” means for any B/A (or, as applicable, any B/A Equivalent Advance), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable Borrowing date by multiplying:

(a)    the face amount of the B/A (or, as applicable, any B/A Equivalent Advance); by

(b)    the quotient of one divided by the sum of one plus the product of:

(i)    the Discount Rate (expressed as a decimal) applicable to such B/A (or, as applicable, any B/A Equivalent Advance), and

(ii)    a fraction, the numerator of which is the number of days in the Contract Period of the B/A (or, as applicable, any B/A Equivalent Advance) and the denominator of which is 365,

with such quotient being rounded up or down to the fifth decimal place and .000005 being rounded up.

“Discount Rate” means (a) with respect to any Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and (b) with respect to any Lender that is not a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the average (as determined by the Canadian Administrative Agent in good faith) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II/III Reference Banks as the percentage discount rates at which the Schedule II/III Reference Banks would, in accordance with their normal market practices, at or about 10:00 a.m. (Toronto, Ontario time) on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule II/III Reference Banks having a face amount and term comparable to the face amount and term of such B/A.

“Disposition” means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property, excluding the granting of a Lien; “Dispose” or similar terms shall have correlative meanings.

“Disqualified Institution” shall mean (a) the Persons identified in writing to the Administrative Agents by the Borrowers at least two Business Days prior to the Closing Date, and (b) any other Person that has been designated by the US Borrower as “Disqualified Institution” by written notice to the Administrative Agent after the Closing Date; provided that, (i) such notice must specify such Person by name in form sufficient to correctly identify the named entity, (ii) such designation is subject to the Administrative Agent’s consent (not to be unreasonably withheld), (iii) the Lenders shall have been notified of such designation, and (iv) a Person that is already a Lender or an Affiliate of a Lender at the time of designation may not be designated as a “Disqualified Institution”; provided further that, “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agents from time to time.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, and subject to Section 1.6(b), the equivalent amount thereof in Dollars at such time on the basis of the Agent’s Exchange Rate (determined in respect of the most recent Computation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Early Opt-in Election”  means, with respect to any then-current Benchmark, the occurrence of:

(a)    (i) a determination by the US Administrative Agent or (ii) a notification by the US Majority

Lenders to the US Administrative Agent (with a copy to the US Borrower) that the US Majority Lenders have determined that syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.4(c)(xiv) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace such Benchmark, and

(b)    (i) the election by the US Administrative Agent or (ii) the election by the US Majority Lenders to declare that an Early Opt-in Election with respect to such Benchmark has occurred and the provision, as applicable, by the US Administrative Agent of written notice of such election to the US Borrower and the Lenders or by the US Majority Lenders of written notice of such election to the US Administrative Agent.

“EBITDA” means for the Parent and its Restricted Subsidiaries, on a consolidated basis for any period (the “subject period”), consolidated Net Income for such subject period, adjusted by:

(a) adding thereto, without duplication, and in each case only to the extent deducted in determining such consolidated Net Income (except with respect to clause (xi)  and (xvi) below):

(i)     Interest Expense,

(ii)     Income Tax Expense,

(iii)     non-cash impairment charge or asset write-off and the amortization of intangibles,

(iv)    other non-cash charges, non-cash expenses and non-cash losses,

(v)    losses on Dispositions of capital assets outside the ordinary course of business,

(vi)    costs of legal settlements, fines, judgments or orders to the extent reimbursed by insurance or any other Person that is not the Parent or any Subsidiary,

(vii)     amortization and depreciation,

(viii)     the following items, provided that the aggregate amount of all items added back under this clause (viii) shall not exceed $7,000,000 for such subject period:

(A)    unusual or non-recurring items (including, for the avoidance of doubt, charges, accruals, reserves or expenses attributable to (1) the undertaking or implementation of cost savings initiatives, operating expense reductions and other restructuring and integration charges, and (2) litigation, arbitration or mediation (including costs of counsel, consultants, dispute resolution professionals and experts) relating to infringement, misappropriation, theft or other misuse of intellectual property and related rights, including without limitation patents, trademarks, trade names, copyrights, and applications for any of the foregoing, and trade secrets and other confidential information),

(B)    [Reserved]

(C)    the amount of third party, out-of-pocket expenses reimbursed to the Permitted Holders (or their respective Affiliates or management companies) for expenses incurred by the Permitted Holders (or their respective Affiliates or management companies) on behalf of, or pertaining to, the Parent or its Subsidiaries, and

(D)    cash charges and expenses incurred in connection with the issuance or offering of Equity Interests, Dispositions outside the ordinary course of business, recapitalizations, mergers, consolidations or amalgamations, or option buyouts, provided that (i) such transaction is permitted under this Agreement and (ii) such charges and expenses are non-recurring with respect to such transaction,

(ix)    non-recurring cash charges and expenses (including severance payments) incurred in connection with any Permitted Acquisitions, and restructuring costs associated with single or one-time events incurred in connection with any Permitted Acquisitions; provided that, the aggregate amount added back under this clause (ix) in any such subject period shall not exceed 7.5% of EBITDA (after giving effect to all additions and subtractions provided for in this definition of EBITDA, including this clause (ix)),

(x) (A) cash charges and expenses paid and incurred in connection with the Transactions, (B) cash charges, fees and expenses incurred in connection with any amendment or modification of the Credit Documents or the Obligations, and (C) cash charges to the extent actually reimbursed by third parties pursuant to indemnification provisions in applicable binding contracts which are not being contested,

(xi)    business interruption insurance proceeds actually received by any Credit Party in an amount representing the earnings for the applicable period that such proceeds are intended to replace,

(xii)    unrealized net losses in the fair market value of any Hedging Arrangement,

(xiii)    the amount of any expense or deduction associated with any Restricted Subsidiary of the US Borrower and attributable to any non-controlling Equity Interest and/or minority interest of any third party,

(xiv)    cash actually received during the subject period and not included in Net Income for such subject period but only to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of EBITDA pursuant to clause (b)(ii) below for any previous subject period and not added back,

(xv)    JV Net Income of any Joint Venture of any Credit Party for any subject period but only to the extent such JV Net Income is distributed by such Joint Venture to a Credit Party in the form of cash dividends or distributions; provided that, the add-back in this clause (xv) shall not include any amounts of such dividends and distributions that are subsequently distributed, contributed or otherwise transferred to such Joint Venture during such subject period,

(xvi) research and development tax credits awarded under Canadian federal law for research and development spending by the Parent or any Subsidiary thereof (without regard to whether or not such tax credits were deducted in determinig consolidated Net Income), provided that the add back in this clause (xvi) shall not exceed $1,500,000 for such subject period, and

(xvii)    extraordinary items, and

 (b) subtracting therefrom, without duplication, in each case only to the extent included (as opposed to deducted) in determining such consolidated Net Income (except with respect to clause (iv) below):

(i)    extraordinary items,

(ii)    non-cash gains, including unrealized net gains in the fair market value of any Hedging Arrangement and non-cash gains resulting from non-recurring events or circumstances for such subject period,

(iii)    all other non-cash items of income which were included in determining such Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business), and

(iv)    all non-cash charges, non-cash expenses and non-cash losses, which were added back under the preceding clause (a) in determining EBITDA for a prior subject period, to the extent such prior non-cash charge, non-cash expense or non-cash loss was either (A) satisfied in cash (in whole or in part) in the subject period or (B) recognized, due to an action of the Parent, as an asset write off or write down for balance sheet purposes in the subject period;

provided that such EBITDA shall be subject to pro forma adjustments pursuant to Section 1.7 for Permitted Acquisitions and Non-ordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall, in each case, be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to the US Administrative Agent and subject to supporting documentation reasonably acceptable to the US Administrative Agent, in each case, certified by a Responsible Officer of the Parent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.7(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.7(b)(iii)); provided that, in no event, shall a Disqualified Institution constitute an Eligible Assignee without the prior written consent of the US Borrower (which consent may be given or withheld in the US Borrower’s sole and absolute discretion).

“Eligible Receivables” means, as to the Credit Parties, on a consolidated basis and without duplication, all Receivables of such Person, in each case reflected on its books in accordance with GAAP which conform to the representations and warranties in ARTICLE 4 hereof and in the Security Documents to the extent such provisions are applicable to the Receivables, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below:

(a)    such Receivable is not subject to an Acceptable Security Interest in favor of the US Administrative Agent;

(b)    such Receivable is subject to any third party’s rights (other than inchoate governmental tax Liens and other inchoate Liens arising by operation of law in Canada or in the United States) which would be superior to the Lien of the US Administrative Agent created under the Security Documents;

(c)    such Credit Party does not have good and marketable title to such Receivable;

(d)    such Receivable has not been billed substantially in accordance with billing practices of such Credit Party in effect on the Closing Date or such Receivable remains unpaid for more than 90 days from the date of the invoice in respect of such Receivable;

(e)    such Receivable does not represent a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms;

(f)    such Receivable is owed by an Account Debtor that the Credit Parties deem to be not creditworthy or is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(g)    the Account Debtor on such Receivable is a Credit Party, an Affiliate of a Credit Party (other than any operating portfolio company of the Permitted Holder), or a director, officer or employee of a Credit Party or an Affiliate of a Credit Party (other than any operating portfolio company of the Permitted Holder);

(h)    such Receivable, together with all other Receivables due from the same Account Debtor, comprises more than 25% of the aggregate Eligible Receivables (provided, however, that the amount of any such Receivable excluded pursuant to this clause (h) shall only be the excess of such amount);

(i)    such Receivable is subject to any set-off, counterclaim, defense, allowance or adjustment, or there has been a dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such Receivable excluded pursuant to this clause (i) shall only be only the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment);

(j)    such Receivable is owed in a currency other than Dollars or Canadian Dollars;

(k)    such Receivable is the result of (i) work-in-progress or other advance billings that are due prior to the completion of performance by the applicable Credit Party of the subject contract goods or services, (ii) finance or service charges, or (iii) payments of interest;

(l)    such Receivable has been written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party;

(m)    such Receivable is a newly created Receivable resulting from the unpaid portion of a partially paid Receivable;

(n)    such Receivable (i) arises under a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) has payment terms that are “C.O.D.”, cash on delivery or other similar terms;

(o)    from and after the 60th day following the Amendment No. 1 Effective Date, such Receivable with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States any state thereof, or under the laws of Canada or any territory or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (unless (A) such Receivable is supported by an irrevocable letter of credit reasonably satisfactory to US Administrative Agent (as to form, substance and issuer or domestic confirming bank) that has been delivered to US Administrative Agent and, if requested by US Administrative Agent, is directly drawable by US Administrative Agent or (B) with the consent of US Administrative Agent which may be exercised in its sole discretion and exercised from time to time as to any particular Receivable, such Receivable is covered by credit insurance in form, substance and amount, and by an insurer, acceptable to US Administrative Agent in its sole discretion), except that, as to Receivables with respect to which the Account Debtor maintains its chief executive office in any of the five islands previously known as the “Netherlands Antilles” or Switzerland or is organized under the laws of any such island or Switzerland or any state, territory or province thereof, only up to $1,000,000 of such Receivables may be included in Eligible Receivables;

(p)    such Receivable with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Receivables with respect to which Borrowers have complied, to the reasonable satisfaction of US Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority and applicable law of such state or other Governmental Authority restricts or does not allow (A) an assignment of Receivables owing by such Account Debtor or (B) the exercise of rights or remedies of a secured party with respect to Receivables owing by such Account Debtor;

(q)    such Receivable, the collection of which, US Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition;

(r)    such Receivable with respect to which (i) the goods giving rise to such Receivable have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Receivable have not been performed and billed to the Account Debtor;

(s)    such Receivable with respect to which the Account Debtor is a Sanctioned Person; or

(t)    such Receivable is owned by a target acquired in connection with an Acquisition or Investment permitted under this Agreement, or a Receivable owned by a Person that is joined to this Agreement as a Credit Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Receivable, in each case, satisfactory to US Administrative Agent in its Permitted Discretion (which examination may be conducted prior to the closing of such Acquisition, Investment or joinder).

In determining the amount of an Eligible Receivable, (A) the face amount of such Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, or other allowances, payables or obligations to the Account Debtor (including any amount that any Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Receivable, and (iii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by any Credit Party to reduce the amount of such Receivable and (B) if such Receivable is owed in Canadian Dollars, the Dollar Equivalent of such Receivable shall be used.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C.  § 9601(8) (1988).

“Environmental Claim” means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

“Environmental Law” means all applicable federal, state, provincial, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, profits interests, participations, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests by any Restricted Entity other than Equity Interests issued (a) to a Credit Party, and (b) pursuant to employee or director and officer stock option plans in the ordinary course of business.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance, all cash and cash equivalent investments received by any Restricted Entity from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred by any Restricted Entity in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the participating member states of the EMU.

“Eurocurrency Advance” means an US Advance or a Canadian Advance that bears interest based upon the Eurocurrency Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurocurrency Base Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.4(c)(xiv):

(a)    for US Advances denominated in any currency (other than Canadian Dollars) (i) in determining Eurocurrency Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for deposits in the relevant currency quoted by the US Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the US Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the US Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (ii), however, any such LIBOR Market Index Rate determined under this proviso shall be consistent with the LIBOR Market Index Rate for similar durations and amounts offered by the US Administrative Agent to its customers generally; and (ii) in determining Eurocurrency Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum as set forth on the Reuters Reference LIBOR1 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the US Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) as the London Interbank Offered Rate, for deposits in the relevant currency, as applicable, at 11:00 a.m.  (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (ii), Eurocurrency Base Rate shall then be the rate reasonably determined by the US Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Advances being made, continued or converted by the US Facility Lenders and with a term equivalent to such Interest Period would be offered by the US Administrative Agent’s London Branch (or other branch or Affiliate of the US Administrative Agent, or in the event that the US Administrative Agent does not have a London branch, the London branch of a US Facility Lender chosen by the US Administrative Agent) to major banks in the London or other offshore inter-bank market for the relevant currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period);

(b)    for US Advances denominated in Canadian Dollars, the CDOR Rate; and

(c)    for Canadian Advances denominated in Dollars (i) in determining Eurocurrency Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for deposits in Dollars quoted by the US Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or the “LIBOR Market Index Rate”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the US Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the US Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (ii), however, any such LIBOR Market Index Rate determined under this proviso shall be consistent with the LIBOR Market Index Rate for similar durations and amounts offered by the US Administrative Agent to its customers generally; and (ii) in determining Eurocurrency Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum as set forth on the Reuters Reference LIBOR1 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, as determined by the US Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as the London Interbank Offered Rate, for deposits in Dollars, as applicable, at 11:00 a.m.  (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (ii), Eurocurrency Base Rate shall then be the rate reasonably determined by the Canadian Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Advances being made, continued or converted by the Canadian Facility Lenders and with a term equivalent to such Interest Period would be offered by the Canadian Administrative Agent’s London Branch (or other branch or Affiliate of the Canadian Administrative Agent, or in the event that the US Administrative Agent does not have a London branch, the London branch of a US Facility Lender chosen by the US Administrative Agent) to major banks in the London or other offshore inter-bank market for the Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period).

Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.4(c)(xiv), in the event that a Benchmark Replacement with respect to the Eurocurrency Base Rate under a Facility is implemented then all references herein and in the other Credit Documents to Eurocurrency Base Rate under such Facility shall be deemed a reference such Benchmark Replacement.

“Eurocurrency Rate” means a rate per annum determined by the applicable Administrative Agent pursuant to the following formula:

Eurocurrency Rate =                   Eurocurrency Base Rate

1.00 – Eurocurrency Reserve                    Percentage

Where,

“Eurocurrency Reserve Percentage” means, as of any day, for Advances denominated in any currency, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities.  The Eurocurrency Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

Notwithstanding the foregoing, if the Eurocurrency Rate (or any Benchmark Replacement with respect thereto) at any determination shall be less than 0.75%, such rate shall be deemed to be 0.75% for purposes of such determination under this Agreement.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Perfection Collateral” shall mean, unless otherwise elected by the Administrative Agents during the continuance of an Event of Default, collectively (a) assets requiring perfection through control agreements (other than (i) control of Pledged Interests or Pledged Shares (each as defined in the Security Agreement), and (ii) cash, Liquid Investments, deposit accounts, commodities accounts and securities accounts, including securities and entitlements therein to the extent otherwise constituting Collateral), (b) commercial tort claims, (c) letter of credit rights to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC or PPSA, (d) any other intellectual property to the extent any filings would be required with any foreign Governmental Authority (other than Canada or any province thereof), (e) vehicles and other certificated or titled equipment and (f) any other Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC or PPSA, (ii) to the extent a grant of security interest therein is prohibited by applicable law or (iii) with respect to which the Administrative Agents have determined, in their reasonable discretion that the cost of perfecting a security interest in such Property outweighs the benefit of the Lien afforded thereby.

“Excluded Properties” means Excluded Properties (US) and Excluded Properties (Canada).

“Excluded Properties (US)” means (a) all fee owned real property of any US Credit Party with a fair market value of less than $750,000, individually or in the aggregate (when aggregated with fee owned real property of all US Credit Parties that constitute Excluded Properties), (b) all leased real property of any US Credit Party, and (c) the “Excluded Collateral”, as defined in the US Security Agreement, which includes (i) Excluded JV Equity Interests, as defined therein, (ii) Excluded Trademark Collateral, as defined therein, (iii) Excluded Contracts, as defined therein, and (iv) Excluded PMSI Collateral, as defined therein.

“Excluded Properties (Canada)” means (a) all fee owned real property of any Canadian Credit Party with a fair market value of less than $750,000, individually or in the aggregate (when aggregated with fee owned real property of all Canadian Credit Parties that constitute Excluded Properties), (b) all leased real property of any Canadian Credit Party, and (c) the “Excluded Collateral”, as defined in the Canadian Security Agreement, which includes (i) Excluded JV Equity Interests, as defined therein, (ii) Excluded Trademark Collateral, as defined therein, (iii) Excluded Contracts, as defined therein, and (iv) Excluded PMSI Collateral, as defined therein.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or gross income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) US federal withholding

Taxes and Canadian withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Letter of Credit, Advance or Commitment (including by reason of such Recipient’s participation interest in Letters of Credit) pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in a Letter of Credit, Advance or Commitment (other than pursuant to an assignment request by the US Borrower under Section 2.14) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(g), (d) any US federal withholding Taxes imposed under FATCA, (e) Taxes imposed on, or in respect of an obligation to pay an amount to, a Recipient with which a Credit Party that is a Foreign Subsidiary does not deal at arm’s length (within the meaning of the Tax Act), and (f) Taxes imposed on a Recipient that is a “specified shareholder” (within the meaning of Subsection 18(5) of the Tax Act) of a Credit Party that is a Foreign Subsidiary, or that does not deal at arm’s length with a “specified shareholder” of a Credit Party that is a Foreign Subsidiary, pursuant to Subsections 214(16) and 212(2) of the Tax Act.  For purposes of clauses (e) and (f) of this definition, any Subsidiary described in clauses (b), (c) or (d) of the definition of “Foreign Subsidiary” shall be disregarded in determining whether such Subsidiary is a Foreign Subsidiary.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereof.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement as set forth on Schedule 1.1(b).

 “Extraordinary Receipts” means any proceeds of insurance or any award or other compensation as a result of a Casualty Event, in each case after payment of any Taxes attributable to the receipt thereof (including any such Taxes actually payable by the Parent and its Subsidiaries attributable to the repatriation of such proceeds).

“Facilities” means, collectively, the US Facility and the Canadian Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the US Administrative Agent (in its individual capacity) on such day on such transactions as determined by the US Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means (a) that certain engagement letter dated April 15, 2019, by and among the Parent Guarantors, the Borrowers, Wells Fargo, and Wells Fargo Securities, LLC, and (b) that certain fee letter dated the Amendment No. 1 Effective Date, by and among the Parent Guarantors, the Borrowers, and Wells Fargo.

“Financial Statements” means the consolidated financial statements of the Parent and its Restricted Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, all to be prepared in accordance with GAAP.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Debt that are required to be paid during such period, and (c) all Restricted Payments paid in cash during such period.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter, and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for the four-fiscal quarter period then ended minus all federal, state, provincial and local income Taxes required to be paid during such four-fiscal quarter period minus Capital Expenditures made (to the extent not already incurred in a prior four-fiscal quarter period) or incurred during such four-fiscal quarter period to (b) Fixed Charges for such four-fiscal quarter period; provided that, in any event, EBITDA, Capital Expenditures and Fixed Charges attributable to Restricted Subsidiaries that are not Credit Parties shall not constitute more than 15% of such respective amounts.

“Foreign Credit Party” has the meaning assigned in Section 9.14.

“Foreign Currency” means any currency other than Dollars.

“Foreign Lender” means any Lender that is not a “US Person.”

“Foreign Subsidiary” means (a) any Subsidiary organized under the laws of any jurisdiction other than the United States or any state of the United States, or the District of Columbia, (b) any US Subsidiary that has no material assets other than the Debt or Equity Interests of one or more subsidiaries organized under the laws of any jurisdiction other than the United States or any state of the United States or the District of Columbia, (c) any US Subsidiary that is disregarded as an entity separate from its owner for U.S. federal tax purposes and the sole owner of which for such purposes is an entity organized under the laws of any jurisdiction other than the United States or any state of the United States, or the District of Columbia, and (d) any other US Subsidiary acquired after the Closing Date that is a Subsidiary of an entity organized under the laws of any jurisdiction other than the United States or any state of the United States, or the District of Columbia (the “foreign parent”) so long as such foreign parent also becomes a Subsidiary of the US Borrower as part of such acquisition and such domestic subsidiary structure was not effected in contemplation of such acquisition.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Lender, such Defaulting Lender’s US Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been funded by it, reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s US Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it or reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, at any date, the aggregate principal amount of the following, without duplication:

(a)    all Debt of the type described in clauses (a), (b), (c), (f) and (h) of the definition of “Debt”;

(b)    all Debt of the type described in clause (i) of the definition of “Debt”, but only to the extent the underlying Debt is otherwise included in this definition of “Funded Debt”;

(c)    all Debt of the type described in clause (j) of the definition of “Debt”, but only to the extent such Debt is a guaranty of Debt otherwise included in this definition of “Funded Debt”; and

(d)    all Debt of the type described in clause (k) of the definition of “Debt”, but only to the extent such Lien secures Debt otherwise included in this definition of “Funded Debt”.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means the US Guarantors and the Canadian Guarantors.

“Guaranty” means, individually and collectively, the guarantees or amended and restated guarantees, substantially in the form of Exhibit C or such other form reasonably acceptable to the Guarantor executing the same and the Administrative Agents.

“Hawk Waiver Agreement” means a lien waiver and collateral access agreement in form and substance reasonably satisfactory to the US Administrative Agent covering the premises located at the following addresses: (1) P.O. Box 569, Linden, Alberta, T0M1J0, Canada, and (ii) 202 6th St. NW Linden, Alberta T0M 1J0.

“Hazardous Substance” means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Income Tax Expense” means for the Parent and its Restricted Subsidiaries, on a consolidated basis for any period, all foreign, state and federal taxes based on income or profits (including without limitation Texas franchise taxes) paid or due to be paid during such period.

“Increase Date” has the meaning set forth in Section 2.17(b).

“Increasing Lender” has the meaning set forth in Section 2.17(a).

“Increased Reporting Event” means if Availability is less than 12% of the Borrowing Base then in effect.

“Increased Reporting Period” means the period commencing after the occurrence of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for 30 consecutive days.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.2(a).

“Interest Expense” means, for any period and with respect to any Person, as determined in accordance with GAAP, total cash interest expense (net of gross interest income of the Parent and its Subsidiaries), letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period whether paid or accrued (including that are attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates (but excluding (a) fees and expenses associated with the consummation of the Transactions (whether incurred before or after the Closing Date), (b) fees and expenses associated with the permitted issuance of Debt or Equity Interests, whether or not consummated and (c) annual agency fees paid to the US Administrative Agent; provided that, Interest Expense shall be determined after giving effect to any net payments made or received by Parent and its Subsidiaries with respect to interest Hedging Arrangements and shall exclude upfront costs associated with any Hedging Arrangements).

“Interest Period” means for each Eurocurrency Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Advance is made or deemed made and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and Section 2.4.  The duration of each such Interest Period shall be (i) for Eurocurrency Advances denominated in Dollars, one, three or six months (or 12 months if agreed to by all the relevant affected Lenders), and (ii) for Eurocurrency Advances denominated in any Foreign Currency, one, three or six months, provided that:

(a)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b)    any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c)    the applicable Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

“Inventory” means, with respect to any Person, the inventory of every nature and description, including all goods, merchandise and finished goods now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts for service and all additions and accessions thereto and all documents of title evidencing or representing any part thereof.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of capital stock or other securities of another Person, (b) loan, advance or capital contribution to, guarantee (by guaranty or other arrangement) or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but with respect to any joint venture Investment by such Person, net of any cash distributions actually received by such Person on account of such Investment (such distributions being deemed to reduce the total amount of such Investment in such joint venture).

“Issuing Lender” means Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of either Borrower or any of its Subsidiaries pursuant to the terms of this Agreement.

“Joint Venture” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity as to which less than a majority of whose outstanding Voting Securities shall at any time be owned by such Person or one or more Subsidiaries of such Person.

“JV Net Income” means as to a Joint Venture, the Net Income of such Joint Venture adjusted by adding thereto, without duplication and in each case only to the extent deducted in determining such Net Income, the sum of (a) non-cash impairment charge or asset write-off and the amortization of intangibles, and (b) other non-cash charges, non-cash expenses and non-cash losses.

“Judgment Currency” has the meaning set forth in Section 9.20.

“Lead Arranger” means Wells Fargo Securities, LLC in its capacity as a lead arranger and sole bookrunner.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation, legally binding determination of an arbitrator (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term “Lenders” references the US Facility Lenders, the Swing Line Lender and the Canadian Facility Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the US Borrower and the US Administrative Agent.

“Lending Party” means the Administrative Agents, the Issuing Lender, the Swing Line Lender, or any Lender.

“Letter of Credit” means any standby letter of credit or documentary letter of credit issued or deemed to be issued by the Issuing Lender for the account of any Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the applicable Borrower and the Issuing Lender.  Letters of Credit include the Existing Letters of Credit.

“Letter of Credit Application” means the Issuing Lender standard form letter of credit application for standby letters of credit which has been executed by the applicable Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the US Administrative Agent, the Dollar Equivalent of the aggregate outstanding undrawn amount of Letters of Credit plus the Dollar Equivalent of the aggregate unpaid amount of all of the Borrowers’ payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $2,500,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit, and in determining such amount, the Dollar Equivalent thereof.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the consolidated Funded Debt of the Parent as of the last day of such fiscal quarter to (b) EBITDA for the four fiscal quarter period then ended; provided that, in any event, EBITDA, attributable to Restricted Subsidiaries that are not Credit Parties shall not constitute more than 15% of consolidated EBITDA.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or any state thereof or the Government of Canada or any province thereof or obligations unconditionally guaranteed by the full faith and credit of the United States of America or any state thereof or the Government of Canada or any province thereof; (b) readily marketable direct full faith and credit obligations of any state of the United States of America or any political subdivision thereof or obligations unconditionally guaranteed by the full faith and credit of such state of the United States of America or political subdivision thereof, (c) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P (or the equivalent by DBRS); (d) certificates of deposit, time deposits, overnight bank deposits and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System or is listed on Schedule I or II of the Bank Act (Canada) and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P (or the equivalent by DBRS); (e) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America, the Government of Canada or any agency thereof; (f) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (e); and (g) other investments made through the US Administrative Agent or its Affiliates and approved by the US Administrative Agent.  All the Liquid Investments described in clauses (a) through (e) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the amount equal to (a) Availability plus (b) readily and immediately available cash held in deposit accounts of any Restricted Entity (other than the Cash Collateral Account) on such date; provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the applicable Administrative Agent pursuant to Security Documents and the Liens described in Section 6.2(g).

“Majority Lenders” means, as of the date of determination, (a) at any time when there are more than two Lenders, two or more Lenders holding greater than 50% of the aggregate Maximum Exposure Amount and (b) at any time when there are one or two Lenders, all Lenders;  provided that, (i) in any event, if there are two or more Lenders, the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, (ii) for purposes of this definition, Letter of Credit Exposure which is not reallocated or Cash Collateralized in accordance with Section 2.16 shall be deemed to be held by the Lender that is the Issuing Lender, and (iii) the aggregate Maximum Exposure Amount of any Lender and its Affiliates shall be treated as the Maximum Exposure Amount of one Lender for purposes of this definition.

“Material Adverse Change” means a material adverse effect on (a) the business, assets, financial condition or results of operations, in each case, of the Restricted Entities, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agents under any Credit Document or (c) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under any Credit Document.

“Maturity Date” means the earlier of (a) May 1, 2023, and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(c)(i) or (d) or ARTICLE 7.

“Maximum Exposure Amount” means, at any time for each Lender, the sum of (a) the unfunded US Commitment and Canadian Commitment held by such Lender at such time, if any, plus (b) the US Outstandings held by such Lender at such time (with the aggregate amount of such Lender's risk participation and funded participation in the Letter of Credit Obligations and Swing Line Advances being deemed "held" by such Lender for purposes of this definition), plus (c) the Canadian Outstandings held by such Lender at such time.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirement.

“Mortgage” means each mortgage or deed of trust in form reasonably acceptable to the US Administrative Agent and the US Borrower or the Canadian Administrative Agent and the Canadian Borrower, as applicable, executed by any Credit Party to secure all or a portion of the Secured Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income (or loss) for such period for such Person on a consolidated basis after taxes as determined in accordance with GAAP, excluding, however, (a) the cumulative effect of any change in GAAP, (b) any realized or unrealized gain or loss in respect of (i) any obligation under any Hedging Arrangement as determined in accordance with GAAP and/or (i) any other derivative instrument pursuant to, in the case of this clause (i), Financial Accounting Standards Board’s Accounting Standards Codification No. 815- Derivatives and Hedging, and (c) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedging Arrangements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness). For the avoidance of doubt, in determining net income, gross interest income shall be applied to increase income or decrease interest expense but not both.

“Non-Consenting Lender” means any applicable Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, as applicable, in accordance with the terms of Section 9.3 and (b) has been approved by the Majority Lenders, the US Majority Lenders or the Canadian Majority Lenders, as applicable.

“Non-Credit Party” means any Restricted Subsidiary that is not a Credit Party.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Non-ordinary Course Asset Sales” means (a) any sale, transfer or other Disposition made by any Restricted Entity of any business, division or enterprise, including the associated assets or operations whether in a single transaction or related series of transactions or (b) any sale, transfer or other Disposition by any Restricted Entity of the Equity Interest in any Subsidiary whether in a transaction or related series of transactions, which sale, transfer or other Disposition causes such Person to cease to be a Subsidiary hereunder.

“Notes” means the US Notes, the Canadian Notes and the Swing Line Note.

“Notice” has the meaning assigned to such term in Section 9.9(b)(ii).

“Notice of Intent to Cure” shall have the meaning set forth in Section 7.7 hereof.

“Notice of Borrowing” means a Notice of US Borrowing, a Notice of Canadian Borrowing or any notice of, or request for, a Swing Line Borrowing.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the applicable Borrower in substantially the same form as Exhibit F.

“Notice of Optional Payment” means a notice of payment signed by a Responsible Officer of the US Borrower in substantially the same form as Exhibit G.

“Notice of US Borrowing” means a notice of borrowing signed by the applicable Borrower in substantially the same form as Exhibit E-1.

“Notice of Canadian Borrowing” means a notice of borrowing signed by the Canadian Borrower in substantially the same form as Exhibit E-2.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Issuing Lender, the Swing Line Lender or the Administrative Agents under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the US Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in any Foreign Currency, the rate of interest per annum at which overnight deposits in such Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the US Administrative Agent in the applicable offshore interbank market for such Foreign Currency to major banks in such interbank market.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.7(d).

“Participant Register” has the meaning specified in Section 9.7(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that is permitted under Section 6.4.

“Permitted Asset Sale” means any Asset Sale that is permitted under Section 6.7.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (from the perspective of a secured asset-based lender) credit or business judgment and in good faith.

“Permitted Holder” means (a) Advent International Corporation and (b) Controlled and managed funds of Advent International Corporation.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Restricted Entities or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” has the meaning set forth in Section 9.9(b)(i).

“PPSA” means the Personal Property Security Act (Alberta) or comparable legislation in effect in any other province or territory of Canada or any regulations promulgated thereunder.

“Prime Rate” means the per annum rate of interest established from time to time by the US Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such bank to its customers.

“Priming Liens” means materialmen’s, mechanics’, carriers’, workmen’s, landlords’, suppliers’ and repairmen’s liens, and other similar liens arising in the ordinary course of business (whether imposed by law or under customary contracts entered into in the ordinary course of business), including Liens in favor of a processor encumbering Inventory that is being processed and in possession of such processor.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate” has the meaning set forth in Section 1.4.

“Receivables” of any Person means, at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Person and created in the ordinary course of its business, that arise out of such Person’s sale of goods or rendition of services.

“Recipient” means (a) the applicable Administrative Agent, (b) any Lender, (c) the Swing Line Lender and (d) the Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 9.7(c).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, agents and advisors of such Person and of such Person’s Affiliates, and each of their respective heirs, successors and assigns.

“Release” shall have the meaning set forth in CERCLA.

“Relevant Governmental Body” means, with respect to any given Benchmark, (a) the central bank for the currency applicable to such Benchmark or any central bank or other supervisor that is responsible for supervising either (i) such Benchmark or (ii) the administrator of such Benchmark or (b) any working group or committee officially endorsed or convened by (i) the central bank for the currency applicable to such Benchmark, (ii) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark or (B) the administrator of such Benchmark, (iii) a group of those central banks or other supervisors or (iv) the Financial Stability Board or any part thereof.

“Removal Closing Date” has the meaning set forth in Section 8.6(b).

“Repeat Precision” means Repeat Precision, LLC, a Texas limited liability company, which is a Joint Venture of a third Person and Pioneer NCS Energy Holdco, LLC, a Restricted Subsidiary and a Guarantor.

“Repeat Precision Investment” means (a) the Investment by the US Borrower or any Subsidiary with one of the Borrower’s or a Subsidiary’s manufacturing partners whereby Repeat Precision was created for purposes of manufacturing parts that are used or useful in the oil field service industry, and (b) Investment made or held by the US Borrower or any Subsidiary, whether directly or indirectly, in Repeat Precision, and any other entities related thereto.

 “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Resignation Closing Date” has the meaning set forth in Section 8.6(a).

“Response” shall have the meaning set forth in CERCLA.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President (or any other officer of such Person with responsibilities associated with the foregoing officers and who is authorized to bind such Person), (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, or Vice President (or any other officer of such Person with responsibilities associated with the foregoing officers and who is authorized to bind such Person), and if such Person is managed by members, then the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, or Vice President of such Person’s managing member (or any other officer of such Person’s managing member with responsibilities associated with the foregoing officers and who is authorized to bind such Person), and if such Person is managed by managers, then a manager (if such manager is an individual) or the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President of such manager (or any other officer of such Person’s manager with responsibilities associated with the foregoing officers and who is authorized to bind such Person) (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, or Vice President of such Person’s general partner or partners (or any other officer of such Person’s general partner or partners with responsibilities associated with the foregoing officers and who is authorized to bind such Person).

“Restricted Entity” means any of the Parent and its Restricted Subsidiaries, including the Borrowers.

“Restricted Payment” means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term “Restricted Payment” shall not include any (a) dividend, distribution or payment payable solely in common Equity Interests of such Person (including such distribution paid on any deemed repurchases of Equity Interests pursuant to the terms of any employee benefit plan) or (b) warrants, options or other rights to purchase such common Equity Interests.

“Restricted Subsidiary” means, as to any Person, each Subsidiary of such Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Agency Group, a subsidiary of S&P Global Inc., or any successor thereof which is a national credit rating organization.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars or Canadian Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other

Foreign Currency, same day or other funds as may be reasonably determined by the US Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Foreign Currency.

“Sanctions” has the meaning set forth in Section 4.19.

“Sanctioned Person” has the meaning set forth in Section 4.19.

“Schedule I Bank” means a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule II Bank” means a bank that is a Canadian chartered bank listed on Schedule II under the Bank Act (Canada).

“Schedule II/III Reference Banks” means Wells Fargo Bank, N.A. Canadian Branch and such other Schedule II Banks and/or Schedule III Banks as are agreed to from time to time by the Canadian Borrower and the Canadian Administrative Agent; provided that there shall be no more than three Schedule II/III Reference Banks at any time.

“Schedule III Bank” means a bank that is a Canadian bank listed on Schedule III under the Bank Act (Canada).

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations and (c) the Swap Obligations (other than the Excluded Swap Obligations).

“Secured Parties” means US Secured Parties and the Canadian Secured Parties.

“Security Documents” means, collectively, the Mortgages, US Security Agreement, the Canadian Security Agreement and any and all other instruments, documents or agreements, including any agreement in respect of the Cash Collateral Account, now or hereafter executed by any Credit Party or any other Person to secure all or a portion of the Secured Obligations.

“Serial Number” means a serial number within the meaning of the PPSA in effect in the province of Alberta.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, as to any Person, on the date of any determination (a) the sum of the debt (including, without limitation, contingent liabilities) of such Person and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Restricted Subsidiaries, on a consolidated basis; (b) the present fair salable value of the assets of such Person and its Restricted Subsidiaries is not less than the amount that will be required to pay the probable liability of such Person and its Restricted Subsidiaries on their debts (including, without limitation, contingent liabilities) as they become absolute and matured; (c) the capital of such Person and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business and transactions of the Parent or its Restricted Subsidiaries, on a consolidated basis, contemplated as of the date hereof; (d) such Person and its

Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts (including, without limitation, current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business; and (e) such Person and its Restricted Subsidiaries have not transferred, concealed or removed assets with the intent to hinder, delay or defraud any creditor of such Person.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Information” has the meaning set forth in Section 9.8.

“Specified Transaction” means, with respect to any measurement period, (a) the Transactions, (b) any proposed or actual, as applicable, Acquisition or Non-ordinary Course Asset Sale, (c) any Disposition of all or substantially all of the assets or Equity Interests of a Restricted Subsidiary not prohibited by this Agreement or (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary.

“Specified Event of Default” means any Event of Default occurring under (a) Section 7.1(a),  (b) Section 7.1(c)(i) as result of a breach under Section 6.16, or (c) Section 7.1(g).

“Subject Lender” has the meaning set forth in Section 2.14.

“Subordinated Debt” means any Debt of the Parent or its Subsidiaries to the extent permitted under Section 6.1(n) and so long as (a) such Debt is unsecured, (b) the scheduled maturity date for such Debt is at least six months past the later of the Maturity Date, as such date is in effect at the time such Debt is incurred, (c) such Debt has no amortization, scheduled prepayments or other mandatory payments other than at the scheduled maturity date therefor and other than any AHYDO “catch-up” payment, (d) such Debt has no cash interest payments, and (e) such Debt is subject to the subordination terms set forth in Schedule 6.19 attached hereto; provided that, (i) such Debt may permit interest payments paid in kind, (ii) such Debt may be convertible into common Equity Interests of the Person issuing such Debt or common Equity Interests of Parent, and (iii) so long as no Default exists or would arise therefrom, such Debt may be prepaid with Equity Issuance Proceeds and the interest accrued on the principal amount so prepaid may be paid with Equity Issuance Proceeds.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder.  Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Parent.

“Suppler Agreement” means that certain Supplier Agreement dated effective as if July 10, 2020 between AERO Lift Machine LLC and the Canadian Borrower, as such agreement is in effect on the Amendment No. 1 Effective Date and in the form provided to the Administrative Agent prior to the Amendment No. 1 Effective Date.

“Swap Counterparty” means any counterparty to a Hedging Arrangement with any Credit Party; provided that (a) such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Arrangement is entered into or (b) such Hedging Arrangement was entered into prior to the Closing Date and such counterparty was a Lender or an Affiliate of a Lender on the Closing Date.

“Swap Obligations” means the obligations of any Credit Party owing to any Swap Counterparty under any Hedging Arrangement; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (b) if a Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder.

“Swap Termination Value” means, in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Advance” means an advance by the Swing Line Lender to the US Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3 or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” means Wells Fargo.

“Swing Line Note” means the promissory note made by the US Borrower payable to the Swing Line Lender evidencing the indebtedness of the US Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit D-3.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) two Business Days after demand is made by the Swing Line Lender and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) two Business Days after demand is made by the Swing Line Lender and (ii) the Maturity Date.

“Swing Line Sublimit Amount” means $2,500,000; provided that, on and after the Maturity Date, the Swing Line Sublimit Amount shall be zero.

“Target” with respect to an Acquisition means (a) the business, division or enterprise that is being acquired or (b) the Person that is being acquired (whether through a purchase of Equity Interest of such Person or a purchase of all or substantially all the assets of such Person).

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all present or future taxes and other levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority that are in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means the date on which all of the following events shall have occurred:  (a) the termination of all Commitments, (b) the termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made), and (c) the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to the Issuing Lender have been made) and all other Obligations payable under this Agreement and under any other Credit Document (other than contingent indemnification or expense reimbursement obligations for which no claim has been made); provided that, if any Commitment is thereafter reinstated or any such terminated Letter of Credit is reinstated or any such payment of any Obligation is thereafter is rescinded or must be otherwise restored by any holder of any of the Obligations, then the “Termination Date” is deemed not to have occurred.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) the appointment of, or the filing of an application for the appointment of, a trustee to administer any Plan pursuant to Section 4042(b) of ERISA.

“Transactions” means, collectively, (a) the closing of this Agreement on the Closing Date, and (b) the payment of fees, commissions and expenses in connection with each of the foregoing.

“Total Consideration” means, as to any Acquisition, the consideration in relation thereto paid in cash, Equity Interests, Debt, any other assumed liabilities (other than operating lease obligations and unknown contingent liabilities), other assets owned prior to the consummation of such Acquisition, or earn-outs, but excluding the value of any Equity Interests of the Parent (or any direct or indirect parent company) and the proceeds of issuances of Equity Interests of, or contributions to the equity of, the Parent.

“Type” has the meaning set forth in Section 1.4.

“Unadjusted Benchmark Replacement” means, with respect to a given Benchmark Replacement, such Benchmark Replacement excluding the Benchmark Replacement Adjustment for such Benchmark Replacement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent that is designated by a Responsible Officer of the Parent as an Unrestricted Subsidiary in accordance with Section 5.11, but only to the extent that: (i) except as permitted by ARTICLE 6, such Subsidiary is not party to any agreement, contract, arrangement or understanding with any Restricted Entity; (ii) except as permitted by Section 6.3, such Subsidiary is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iii) such Subsidiary has not been re-designated as a Restricted Subsidiary under

Section 5.11, and (b) any Subsidiary of a Subsidiary that becomes an Unrestricted Subsidiary pursuant to the preceding clause (a); provided that such Subsidiary of the Unrestricted Subsidiary must also comply with the preceding conditions.

“US” means the United States of America.

    “US Administrative Agent” means Wells Fargo Bank, National Association.

“US Advance” means any advance made by a US Facility Lender or the Swing Line Lender to the US Borrower or the Canadian Borrower as part of a US Borrowing.

 “US Base Rate Advance” means an Advance that bears interest at the Adjusted Base Rate.

“US Borrowing” means a US Revolving Borrowing or a Swing Line Borrowing.

“US Commitment” means, for each US Facility Lender, the obligation of such US Facility Lender to advance to the relevant Borrower (including, for the avoidance of doubt, the US Borrower and the Canadian Borrower) the amount set forth opposite such US Facility Lender’s name on Schedule II as its US Commitment, or if such US Facility Lender has entered into any Assignment and Acceptance, set forth for such US Facility Lender as its US Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i) or (d) or increased pursuant to Section 2.17; provided that, after the Maturity Date, the US Commitment for each US Facility Lender shall be zero.  The aggregate amount of all US Commitments on the Amendment No. 1 Effective Date is $25,000,000.00.

“US Collateral” means all “Collateral” or “Mortgaged Property” or similar terms used in the US Security Documents and Mortgages pertaining to US real property, as applicable.  The US Collateral shall not include any Excluded Properties (US).

“US Credit Party” means the US Borrower and each US Guarantor.

“US Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a) and Section 2.1(f), (b) the swing line subfacility provided by the Swing Line Lender described in Section 2.3 and (c) the letter of credit subfacility provided or deemed to be provided by the Issuing Lender described in Section 2.2.

“US Facility Lenders” means Lenders having a US Commitment, or if such US Commitments have been terminated, Lenders that are owed US Advances and that hold any risk participation or funded participation in any Letter of Credit Exposure.

“US Guarantors” means the Persons that now or hereafter executes the Guaranty or a joinder or supplement thereto, including the Parent and the Intermediate Parent.

“US Majority Lenders” means (a) at any time when there are more than two US Facility Lenders, two or more US Facility Lenders holding greater than 50% of the sum of the unutilized US Commitments plus the US Outstandings (with the aggregate amount of each US Facility Lender's risk participation and funded participation in the Letter of Credit Obligations and Swing Line Advances being deemed “held” by such US Facility Lender for purposes of this definition) and (b) at any time when there are one or two US Facility Lenders, all US Facility Lenders; provided that, (i) in any event, if there are two or more US Facility Lenders, the US Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of US

Majority Lenders unless all US Facility Lenders are Defaulting Lenders, (ii) for purposes of this definition, Fronting Exposure as to Letters of Credit or Swing Line Advances which has not been reallocated or Cash Collateralized in accordance with Section 2.16 shall be deemed to be held by the Lender that is US Issuing Lender in the case of the Letters of Credit and by the Lender that is the Swing Line Lender in the case of Swing Line Advances, and (iii) the aggregate Maximum Exposure Amount of any Lender and its Affiliates shall be treated as the Maximum Exposure Amount of one Lender for purposes of this definition.

“US Note” means a promissory note made by the Borrowers payable to a US Facility Lender in the amount of such US Facility Lender’s US Commitment, in substantially the same form as Exhibit D-1.

“US Outstandings” means, as of any date of determination, the sum of (a) the Dollar Equivalent of the aggregate outstanding amount of all US Advances plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swing Line Advances.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

 “US Pro Rata Share” means, at any time with respect to any US Facility Lender, (i) the ratio (expressed as a percentage) of such US Facility Lender’s US Commitment at such time to the aggregate US Commitments at such time, (ii) if all of the US Commitments have been terminated, the ratio (expressed as a percentage) of such US Facility Lender’s aggregate outstanding US Advances at such time to the total aggregate outstanding US Advances at such time, or (iii) if no US Advances are then outstanding, then “US Pro Rata Share” shall mean the “US Pro Rata Share” most recently in effect, after giving pro forma effect to any Assignment and Acceptances.

 “US Revolving Borrowing” means a borrowing consisting of simultaneous US Advances of the same Type made by the US Facility Lenders pursuant to Section 2.1(a) or Converted by each US Facility Lender to US Advances of a different Type pursuant to Section 2.4(b).

“US Secured Parties” means the US Administrative Agent, the Swing Line Lender, the Issuing Lender, the other US Facility Lenders, the Banking Services Providers and Swap Counterparties who are owed any US Secured Obligations.

“US Security Agreement” means the pledge and security agreement, substantially in the form of Exhibit H-1.

“US Security Documents” means the US Security Agreement, and each other Security Document to which any Credit Party is a party and that purports to grant a Lien in the assets of any such Person in favor of the US Administrative Agent for the benefit of the Secured Parties.

“US Secured Obligations” means Secured Obligations that are owing by any Credit Party.

“US Subsidiary” means any Subsidiary of Parent organized under the laws of any State of the US or the District of Columbia.

 “US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.13(g).

“VIN” means a vehicle identification number.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Canada” means Wells Fargo Bank, National Association, Canadian Branch.

“Wells Fargo Parties” means Wells Fargo, Wells Fargo Canada and Wells Fargo Securities, LLC.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.    Computation of Time Periods.  In this Agreement and in the other Credit Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3.    Accounting Terms; Changes in GAAP.

(a)    Unless otherwise indicated, all calculations of financial ratios (and the financial definitions and other financial calculations used in any financial ratio whether for covenant compliance or the determination of the Applicable Margin) and all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP in effect from time to time applied on a consistent basis with those applied in the preparation of the audited Financial Statements referred to in Section 4.4, subject to clause (c) below.

(b)    All Financial Statements of the Parent and all calculations of financial ratios (and the financial definitions and other financial calculations used in any financial ratio whether for covenant compliance or the determination of the Applicable Margin) shall be based upon the consolidated accounts of the Restricted Entities, which, for the avoidance of doubt, shall exclude (i) the accounts of any Person which would be consolidated with the Parent in the Parent’s consolidated Financial Statements if such Financial Statements were prepared in accordance with GAAP but a majority of such Person’s Voting Securities are not owned by a Restricted Entity and (ii) the accounts of any Unrestricted Subsidiary.

(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the US Borrower or the Majority Lenders shall so request, the Administrative Agents, the Lenders and the US Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the US Borrower shall provide to the US Administrative Agent Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4.    Classes and Types of Advances.  Advances are distinguished by “Class” and “Type”.  The “Class” of an Advance refers to the determination of whether such Advance is a US Advance, a Canadian Advance or a Swing Line Advance.  The “Type”, when used in respect of any Advance or Borrowing, refers to the Rate (as defined below) by reference to which interest on such Advances or on the Advances comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Adjusted Base Rate, the CDOR Rate, the Canadian (Cdn) Base Rate, Canadian (US) Base Rate, and the Discount Rate applicable to Bankers’ Acceptances and B/A Equivalent Advances.

Section 1.5.    Miscellaneous.  Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements (including this Agreement or any other Credit Document) are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, amended and restated, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified.  Any reference herein to any Legal Requirement shall be construed as referring to such Legal Requirement as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.  Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to the restrictions contained herein).  The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement or in any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be.  The term “including” means “including, without limitation,”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 1.6.    Foreign Currency.

(a)    Exchange Rates; Currency Equivalents.

(i)    On each Computation Date, the US Administrative Agent shall determine the Agent’s Exchange Rate as of such Computation Date and deliver to the Issuing Lender and the US Borrower in writing the effective Agent’s Exchange Rate and the Dollar Equivalent amount of such determination.  The Agent’s Exchange Rate so determined shall become effective as of such Computation Date and shall remain effective through the next succeeding Computation Date.

(ii)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Dollars, but such Borrowing, Advance or Letter of Credit is denominated in a Foreign Currency, such amount shall be the equivalent in a Foreign Currency of such amount determined at the Exchange Rate for the purchase of such Foreign Currency with Dollars, as determined by the Administrative Agent on the Computation Date applicable to such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward).

(b)    Notwithstanding the foregoing, for purposes of any determination under Article 5 (other than the Financial Statements, the Borrowing Base Certificate and the calculation of the financial ratios for purposes of the Compliance Certificate), ARTICLE 6 (other than Section 6.16) or ARTICLE 7, in each case, with respect to the amount of any Debt (including the refinancing or replacement of such Debt), Lien, Investment, Acquisition, contractual restriction, Disposition, Restricted Payment, affiliate transaction, sale and leaseback transaction, operating lease, Debt prepayment or other transaction, event or circumstance, or any other determination under any other provision of this Agreement expressly requiring the use of a current exchange rate (any of the foregoing, a “subject transaction”) in a currency other than Dollars, (i) the Dollar Equivalent amount of a subject transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted under the heading “Foreign Exchange Rates” on www.bloomberg.com (or, only in the event that the “Foreign Exchange Rates” are not available on www.bloomberg.com, by reference to such other publicly available service for displaying exchange rates as may be agreed up by the US Administrative Agent and the US Borrower (it being understood that the US Administrative Agent consents to www.reuters.com for such purpose) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction.  For purposes of delivering Financial Statements and the Borrowing Base Certificates under Section 5.2, the US Borrower shall (i) use the rate of exchange quoted under the heading “Foreign Exchange Cross Rates” on www.bloomberg.com (or, only in the event that the “Foreign Exchange Cross Rates” are not available on www.bloomberg.com, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the US Administrative Agent and the US Borrower (it being understood that the US Administrative Agent consents to  www.reuters.com for such purpose), (ii) expressly state in such Financial Statements or the Borrowing Base Certificate, as applicable, the applicable exchange rate being applied and (iii) use the same exchange rate for Financial Statements and other financial information (including the Borrowing Base Certificate) that cover the same period.  On any date that a redetermination of the Borrowing Base is effected as set forth in the second proviso of the definition of “Borrowing Base”, the Administrative Agent shall use (x) the Agent’s Exchange Rate or (y) if the Borrowers have delivered financial statements under Section 5.2 that cover the same period, the same exchange rate used in such financial statements.  For purposes of calculating the financial ratios under Section 6.16, on any date of determination, amounts in currencies other than Dollars (whether included in the numerator or the denominator (or both) of such financial ratios) shall be translated into Dollars at the currency exchange rate used in preparing the Financial Statements as provided above, and will, in the case of Debt, reflect the currency effects, determined in accordance with GAAP, of Hedging Arrangements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Debt.

(c)    With respect to any US Borrowing denominated or requested to be denominated in any Foreign Currency or any issuance of a Letter of Credit denominated or requested to be denominated in any Foreign Currency, if (i) there shall occur, on or prior to the date of such proposed Borrower or issuance, any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls or currency controls or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, and which (x) would in the reasonable opinion of the US Administrative Agent or the US Majority Lenders, make it impracticable or illegal for such Borrowing or such Letter of Credit to be denominated in such Foreign Currency or (y) make such Foreign Currency not freely transferable and convertible into Dollars in the London, Canadian or US foreign exchange market, or (ii) in the reasonable determination of the US Administrative Agent, a Dollar Equivalent of such currency is not readily calculable, then the US Administrative Agent shall give notice thereof to the US Borrower and the Lenders, and the right of the Borrowers to select US Advances in such Foreign Currency for any US Borrowing and to have Letters of Credit denominated in such Foreign Currency shall be suspended, and such Foreign Currency shall cease to be a “Designated Currency”, until the US Administrative Agent shall notify the US Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each US Advance comprising any pending requested Borrowing shall be made in the Dollar Equivalent of the originally requested US Advance and each pending requested Letter of Credit shall be issued in the Dollar Equivalent of the face amount of the originally proposed Letter of Credit.

(d)    If any currency shall cease to be a Designated Currency as provided above, then promptly, but in any event within five (5) Business Days of receipt of the notice from the US Administrative Agent provided for in such sentence, the applicable Borrower shall repay all Advances funded and denominated in such affected currency or Convert such Advances into Advances in Dollars or another Designated Currency, subject to the other terms set forth in Article 2.

Section 1.7.    Pro Forma Calculations.  For purposes of all financial ratios and testing the covenants set forth in Section 6.16 or to determine whether a condition to a specific action has been or will be satisfied, such calculation shall be made after giving effect to any Specified Transaction  as follows: (a) consolidated Net Income and EBITDA shall be calculated on a pro forma basis for such event as set forth in the definition of EBITDA and (b) any Debt or other liabilities to be incurred or assumed or repaid or retired in connection therewith shall be deemed to have been consummated and incurred, assumed, repaid or retired as of the first day of the applicable measurement period with respect to such covenant, test or condition (and assuming all Debt so incurred or assumed bears interest during any portion of the applicable measurement period prior to the relevant event (i) in the case of fixed rate Debt, at the rate applicable thereto, or (ii) in the case of floating rate Debt, at the rates in effect on the date of determination).

Section 1.8.    Non‑Business Day Payments and Performance.  Whenever any payment or the performance of any obligation or covenant hereunder or under any other Credit Document shall be stated to be due on a day other than a Business Day, payment or performance of such obligation or covenant shall be made on the next succeeding Business Day, and, if applicable, such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Section 1.9.    Rates.  The Administrative Agents do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Base Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

Section 1.10.    Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
CREDIT FACILITIES

Section 2.1.    US and Canadian Commitments.

(a)    US Commitment.  Each US Facility Lender severally agrees, on the terms and conditions set forth in this Agreement, to make US Advances to the US Borrower or the Canadian Borrower in the requested Designated Currency from time to time on any Business Day during the period after the Closing Date until the Maturity Date; provided that after giving effect to such US Advances (i) the US Outstandings shall not exceed the lesser of (A) aggregate US Commitments in effect at such time and (B) the Borrowing Base in effect at such time, (ii) the US Outstandings denominated in any Foreign Currency shall not exceed $12,500,000 in the aggregate at any one time outstanding, (iii) such US Advances shall be denominated and funded in the applicable Designated Currency, and (iv) the total US Advances made to the Canadian Borrower may not exceed $15,000,000 in the aggregate at any one time outstanding.  Each US Borrowing shall (A) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the US Commitments, if less), (B) if comprised of Eurocurrency Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the US Commitments, if less), and (C) consist of US Advances of the same Type made on the same day by the US Facility Lenders ratably according to their respective US Commitments.  Within the limits of each Lender’s US Commitment, the Borrowers may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1(a).

(b)    Canadian Commitment.  Each Canadian Facility Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Canadian Advances to the Canadian Borrower in the requested Designated Currency from time to time on any Business Day during the period from the Closing Date until the Maturity Date; provided that after giving effect to such Canadian Advances, (i) the Canadian Outstandings shall not exceed the aggregate Canadian Commitments in effect at such time and (ii) such Canadian Advances shall be denominated and funded in the applicable Designated Currency.  Each Canadian Borrowing shall (A) if comprised of Canadian (Cdn) Base Rate Advances be in an aggregate amount not less than C$500,000 and in integral multiples of C$100,000 in excess thereof (or the remaining amount of the Canadian Commitments, if less), (B) if comprised of Canadian (US) Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $100,000  in excess thereof (or the remaining amount of the Canadian Commitments, if less), (C) if comprised of B/A Advances be in such minimum amounts as required under Section 2.18, (D) if comprised of Eurocurrency Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Canadian Commitments, if less),  and (E) consist of Canadian Advances of the same Type made on the same day by the Canadian Facility Lenders ratably according to their respective Canadian Commitments.  Within the limits of each Lender’s Canadian Commitment, the Canadian Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1(b).

(c)    Reduction of the Commitments.

(i)    US Commitments.  The Borrowers shall have the right, upon at least three Business Days’ irrevocable notice to the US Administrative Agent, to terminate in whole or reduce in part the unused portion of the US Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the US Commitments, if less).  Any reduction or termination of the US Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each US Facility Lender’s US Commitment and shall be permanent, with no obligation of the US Facility Lenders to reinstate such US Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the US Commitments, as so reduced; provided that a notice of termination of the US Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrowers (by notice to the US Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(ii)    Canadian Commitments.  The Canadian Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Canadian Administrative Agent, to terminate in whole or reduce in part the unused portion of the Canadian Commitments; provided that each partial reduction shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Canadian Commitments, if less).  Any reduction or termination of the Canadian Commitments pursuant to this Section 2.1(c)(ii) shall be applied ratably to each Canadian Facility Lender’s Canadian Commitment and shall be permanent, with no obligation of the Canadian Facility Lenders to reinstate such Canadian Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Canadian Commitments, as so reduced; provided that a notice of termination of the Canadian Commitments delivered by the Canadian Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Canadian Borrower (by notice to the Canadian Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)    Termination of Defaulting Lender Commitments.  (i) The Borrowers may terminate the unused amount of the US Commitment of any US Facility Lender that is a Defaulting Lender and (ii) the Canadian Borrower may terminate the Canadian Commitment of any Canadian Facility Lender that is a Defaulting Lender, in each case, upon not less than two Business Days’ prior notice to the applicable Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (A) no Event of Default shall have occurred and be continuing, and (B) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, either Administrative Agent, Issuing Lender, the Swing Line Lender or any Lender may have against such Defaulting Lender.

(e)    Evidence of Debt.  The Advances made by each Lender (including the Swing Line Advances made by each Swing Line Lender), shall be evidenced by one or more accounts or records maintained by such Lender and by the applicable Administrative Agent in the ordinary course of business.  The accounts or records maintained by applicable Administrative Agent and the applicable Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the applicable Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Administrative Agent in respect of such matters, the accounts and records of the applicable Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the applicable Borrower made through the applicable Administrative Agent, such Borrower shall execute and deliver to such Lender (through the applicable Administrative Agent) a US Note or a Canadian Note, as applicable, which shall evidence such Lender’s applicable Advances to the applicable Borrower in addition to such accounts or records.  Upon the request of the Swing Line Lender to the US Borrower, the US Borrower shall execute and deliver to the Swing Line Lender the Swing Line Note which shall evidence the applicable Swing Line Advances to the US Borrower in addition to such accounts or records.  Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto.  In addition to the accounts and records referred to in the immediately preceding sentences, each US Facility Lender, the Issuing Lender and US Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the US Administrative Agent and the accounts and records of any Lender (other than the Issuing Lender) in respect of such matters, the accounts and records of the US Administrative Agent shall control in the absence of manifest error.  In the event of any conflict among the accounts and records maintained by the US Administrative Agent, the accounts and records maintained by the Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the accounts and records of the Issuing Lender shall control in the absence of manifest error.

(f)    Overadvance.

        (i)    Any contrary provision of this Agreement or any other Credit Document notwithstanding, the Lenders hereby authorize the US Administrative Agent or the Swing Line Lender, as applicable, and either the US Administrative Agent or the Swing Line Lender, as applicable, may (but is not obligated to), in its sole discretion, knowingly and intentionally, continue to make US Advances to the Borrowers notwithstanding that a Borrowing Base Deficiency exists or would be created thereby, so long as (i) after giving effect to any such US Advances, the US Outstandings do not exceed the then effective Borrowing Base by more than 10% of such Borrowing Base, and (ii) after giving effect to any such US Advances, the US Outstandings do not exceed the aggregate US Commitments.  US Administrative Agent’s and Swing Line Lender’s authorization to make intentional US Advances pursuant to the immediately preceding sentence may be revoked at any time by the Majority Lenders delivering written notice of such revocation to Agent.  Any such revocation shall become effective prospectively upon US Administrative Agent’s receipt thereof.   The provisions of this Section 2.1(f) are for the exclusive benefit of the Administrative Agent and the Swing Line Lender, and the Lenders and are not intended to benefit Borrowers (or any other Credit Party) in any way.

        (ii)    It is agreed that each Lender’s funded portion of the US Advances is intended by the Lenders to equal, at all times, such Lender’s US Pro Rata Share of the outstanding US Advances (including those made under the preceding Section 2.1(f)(i).  The US Administrative Agent shall promptly forward notice of the making of such US Advance (or its intention to make such US Advances) to the US Facility Lenders, and each US Facility Lender shall make available such US Facility Lender’s US Pro Rata Share of such US Advance to the US Administrative Agent.  The US Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs (a) the US Administrative Agent to make such requests for US Advances to each US Facility Lender on behalf of the US Borrower notwithstanding that a Borrowing Base Deficiency exists or would be created thereby, and (b) the US Facility Lenders to make US Advances to the US Administrative Agent.  The US Administrative Agent and each US Facility Lender may record and otherwise treat the making of such US Advances as the making of a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower.

Section 2.2.    Letters of Credit.

(a)    Commitment for Letters of Credit.  Each of the parties hereto agrees that as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under the US Facility, and shall be governed by the terms and conditions of, this Agreement.  Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other US Facility Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of either Borrower or any of its Subsidiaries, provided that the Issuing Lender shall be under no obligation to issue, increase or extend any Letter of Credit if:

(i)    such issuance, increase, or extension would cause (A) the Letter of Credit Exposure to exceed the Letter of Credit Maximum Amount or (B) aggregate US Outstandings to exceed the lesser of (1) the aggregate US Commitments and (2) the Borrowing Base then in effect;

(ii)    such Letter of Credit has an expiration date later than the earlier of (A) one year after its issuance or extension and (B) five Business Days prior to the Maturity Date (an “Acceptable Letter of Credit Maturity Date”); provided that, (1) if the US Commitments are terminated in whole pursuant to Section 2.1(c)(i), the Borrowers shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit

which have an expiry date beyond the date the US Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the US Administrative Agent and the Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Maturity Date;

(iii)    such Letter of Credit is not a standby or documentary letter of credit;

(iv)    such Letter of Credit is not in form and substance acceptable to the Issuing Lender in its sole discretion;

(v)    the applicable Borrower has not delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts or is inconsistent with the terms of this Agreement or any other Credit Document, the terms of this Agreement or such other Credit Document shall control; provided further that, the inclusion in such Letter of Credit Application of terms and provisions, and rights or remedies in favor of the Issuing Lender, which are not addressed in this Agreement or any Credit Document shall not be deemed to be in conflict or inconsistent with this Agreement or any Credit Document;

(vi)    such Letter of Credit is not governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii)    any order, judgment or decree of any Governmental Authority or arbitrator shall not by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(viii)    the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix)    if any US Facility Lender is at such time a Defaulting Lender hereunder, unless such Defaulting Lender’s participation obligation has been funded by it, Cash Collateralized or reallocated to other Lenders pursuant to Section 2.15;

(x)    Letter of Credit is to be denominated in a currency other than Dollars or Canadian Dollars;

(xi)    such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property or (y) an employment contract if the Issuing Lender reasonably determines that any Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited;

(xii)    such issuance or increase of such Letter of Credit would cause the aggregate US Outstandings denominated in any Foreign Currency to exceed $25,000,000; or

(xiii)    the beneficiary of such Letter of Credit is a Sanctioned Person.

(b)    Requesting Letters of Credit.  Each Letter of Credit (other than with respect to the issuance of any Existing Letter of Credit and any extension of any Existing Letter of Credit that occurred prior to the Closing Date) shall be issued or amended, as the case may be, pursuant to a Letter of Credit Application given by a Borrower to the US Administrative Agent and the Issuing Lender by facsimile, electronic mail or other writing not later than 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance or amendment for the Letter of Credit.  Each Letter of Credit Application shall be fully completed and shall specify the information required therein and shall include the requested Designated Currency of such Letter of Credit. If the applicable Borrower shall fail to specify a currency for any Letter of Credit, then such Letter of Credit shall be made in Dollars. Each Letter of Credit Application shall be irrevocable and binding on the Borrowers.  Subject to the terms and conditions hereof, the Issuing Lender shall before 2:00 p.m. (Houston, Texas, time) on the issuance or amendment date set forth in such Letter of Credit Application issue or amend such Letter of Credit to the beneficiary of such Letter of Credit.  Each Letter of Credit shall be issued in the requested Designated Currency.

(c)    Reimbursements for Letters of Credit; Funding of Participations.

(i)    In the event of any drawing under any Letter of Credit, the Issuing Lender shall promptly notify the US Borrower and the US Administrative Agent.  With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrowers agree to pay on demand to the US Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit; provided that, the Borrowers shall pay such amounts on the day of demand if notice of such drawing and demand for payment is prior to 2:00 p.m. (Houston, Texas time) on a Business Day and if such notice is after 2:00 p.m. (Houston, Texas time), the Borrowers shall pay such amounts owed to the Issuing Lender on the following Business Day; provided further that, in any event, such amount paid by the Issuing Lender under such Letter of Credit shall accrue interest at the interest rate applicable to US Advances that are US Base Rate Advances until such amount is reimbursed by the Borrowers (including by receipt of proceeds from US Advances), subject to Section 2.8(f).  In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower as required herein, such Issuing Lender shall give notice of such payment to the Administrative Agent (which the Administrative Agent will promptly forward to the US Facility Lenders).  Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrowers may, with a written notice, request that the Borrowers’ obligations to the Issuing Lender thereunder be satisfied with the proceeds of a US Advance consisting of (i) for unreimbursed drawings under Letters of Credit denominated in Dollars or in a Foreign Currency which ceased to be a Designated Currency, US Advances that are Base Rate Advances, and (ii) for unreimbursed drawings under Letters of Credit denominated in Foreign Currencies, Eurocurrency Rate Advances in such Foreign Currency and in the amount of such unreimbursed amount with an Interest Period of one month; provided that, if the US Commitments have terminated or otherwise expired, such Eurocurrency Rate Advances shall bear interest at the overnight Eurocurrency Rate, and in any event, notwithstanding any minimum size or increment limitations on individual US Advances.  Furthermore if, after the issuance of any Letter of Credit denominated in a Foreign Currency, such currency ceases to be Designated Currency as provided herein, then all payments to be made by the Borrowers hereunder in such currency shall instead be made when due (either directly by the Borrower or through a deemed borrowing under clause (i) below) in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.  If the Borrowers do not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrowers shall be deemed for all purposes of this Agreement to have requested such Advances and the transfer of the proceeds thereof to satisfy the Borrowers’ obligations to the Issuing Lender, and each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the US Facility Lenders to make such US Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a US Advances to the US Borrower.  The US Administrative Agent and the US Facility Lenders may record and otherwise treat the making of such Borrowing as the making of a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower.  Nothing herein is intended to release the Borrowers’ obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor.  The making of any Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder (which shall be cured upon such advance), caused by the Borrowers’ failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii)    Each US Facility Lender (including the US Facility Lender acting as the Issuing Lender) shall, upon notice from the US Administrative Agent that the Borrowers have requested a US Advance pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the US Administrative Agent for the account of the Issuing Lender in an amount equal to such US Facility Lender’s US Pro Rata Share of the amount of such US Advance not later than 1:00 p.m. on the Business Day specified in such notice by the US Administrative Agent, whereupon each US Facility Lender that so makes funds available shall be deemed to have made a US Advance to the US Borrower in such amount.  The US Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)    If any such US Facility Lender shall not have so made its US Advance available to the US Administrative Agent pursuant to this Section 2.2, such US Facility Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the US Advance and (B) the Maximum Rate.  Whenever, at any time after the US Administrative Agent has received from any US Facility Lender such US Facility Lender’s US Advance, the US Administrative Agent receives any payment on account thereof, the US Administrative Agent will pay to such US Facility Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such US Facility Lender’s US Advance was outstanding and funded), which payment shall be subject to repayment by such US Facility Lender if such payment received by the US Administrative Agent is required to be returned.  Each US Facility Lender’s obligation to make the US Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such US Facility Lender or any other Person may have against the Issuing Lender, the US Administrative Agent or any other

Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the US Commitments; (3) any breach of this Agreement by any Credit Party or any other US Facility Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d)    Participations.  Upon the date of the issuance or increase of a Letter of Credit or the deemed issuance of the Existing Letters of Credit hereunder, the Issuing Lender shall be deemed to have sold to each other US Facility Lender and each other US Facility Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such US Facility Lender’s US Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement.  The Issuing Lender shall promptly notify each such participant US Facility Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such US Facility Lender’s participation in such Letter of Credit.  If at any time, the US Commitments shall have expired or shall have been terminated while any Letter of Credit Exposure is outstanding, each US Facility Lender, at the sole option of the Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender’s Pro Rata Share of the unpaid amount of the Borrowers’ payment obligations under drawn Letters of Credit in the currency so paid by the Issuing Lender.  The Issuing Lender shall notify the US Administrative Agent, and in turn, the US Administrative Agent shall notify each such US Facility Lender of the amount of such participation, and such US Facility Lender will transfer to the US Administrative Agent for the account of the Issuing Lender on the next Business Day following such notice, in Same Day Funds, the amount of such participation.  At any time after Issuing Lender has made a payment under any Letter of Credit and has received from any US Facility Lender funding of its participation in respect of such payment in accordance with this clause (d), if the US Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the US Administrative Agent), the US Administrative Agent shall distribute to such US Facility Lender its Pro Rata Share thereof in the same funds as those received by the US Administrative Agent.

(e)    Obligations Unconditional.  The reimbursement obligation of the Borrowers pursuant to Section 2.2(c) in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)    any lack of validity or enforceability of any Letter of Credit Documents;

(ii)    any amendment or waiver of the obligations of any Borrower or any consent to departure by any Borrower from any Letter of Credit Documents;

(iii)    the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Issuing Lender, any Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)    payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrowers in connection with the Letters of Credit.

(f)    Prepayments of Letters of Credit.  In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the fifth Business Day prior to the Maturity Date (or on the Maturity Date in the event the Maturity Date occurs as a result of the optional termination in whole of the US Commitments pursuant to Section 2.1(c)), the Borrowers shall pay to the US Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit and in the applicable currency of such Letter of Credit, such amount to be due and payable on the fifth Business Day prior to the Maturity Date (or on the Maturity Date in the event the Maturity Date occurs as a result of the optional termination in whole of the US Commitments pursuant to Section 2.1(c)), and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.  From time to time thereafter, upon written notice by the US Administrative Agent that, as a result of a change in the Agent’s Exchange Rate, the amount held in the Cash Collateral Account is less than the sum of (i) 105% of the Letter of Credit Exposure allocable to such Letters of Credit and (ii) the amount otherwise required to be held in such Cash Collateral Account pursuant to the terms of this Agreement, then the Borrowers shall, within one Business Day after such notice is received, deposit additional funds into the Cash Collateral Account in an amount equal to such deficiency.

(g)    Liability of Issuing Lender.  The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)    the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)    the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)    payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit;

(iv)    any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to any Borrower or in the relevant currency markets generally; or

(v)    any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including Issuing Lender’s own negligence),

except that the applicable Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the applicable Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the applicable Borrower which a court in a final, non-appealable finding rules were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(h)    Cash Collateral Account.

(i)    If the Borrowers are required to deposit funds in the Cash Collateral Account pursuant to Section 2.2(a)(ii), Section Section 2.2(f), Section Section 7.2(c) or Section Section 7.3(b) or any other provision under this Agreement, then the Borrowers and the US Administrative Agent shall establish the Cash Collateral Account and the Borrowers shall execute any documents and agreements, including the US Administrative Agent’s standard form assignment of deposit accounts, that the US Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the US Administrative Agent an Acceptable Security Interest in such account and the funds therein.  The Borrowers hereby pledge to the US Administrative Agent and grants the US Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the applicable Secured Obligations.

(ii)    Funds held in the Cash Collateral Account shall be held as Cash Collateral for obligations with respect to Letters of Credit or outstanding Swing Line Advances, as applicable, and promptly applied by the US Administrative Agent at the request of the Issuing Lender or applicable Swing Line Lender to any reimbursement or other obligations under Letters of Credit that exist or occur and to any outstanding Swing Line Advances, as applicable.  To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure and the outstanding amount of the Swing Line Advances during the existence of an Event of Default the US Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as Cash Collateral for the applicable Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the US Majority Lenders.  If no Event of Default exists, then at the US Borrower’s request, the US Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the sum of (x) the Letter of Credit Exposure (or in the case of any Letter of Credit with an expiration date beyond the fifth Business Day prior to the Maturity Date, 105% of the Letter of Credit Exposure allocable to such Letter of Credit) and (y) all Defaulting Lenders’ Applicable Pro Rata Share of outstanding Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been funded by it, Cash Collateralized or reallocated to other Lenders.

(iii)    Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the US Administrative Agent or in another investment if mutually agreed upon by the Borrowers and the US Administrative Agent, but the US Administrative Agent shall have no obligation to make any investment of the funds therein.  The US Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the US Administrative Agent accords its own property, it being understood that the US Administrative

Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)    Letters of Credit Issued for Guarantors or any Subsidiary.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrowers shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of any Guarantor, any Borrower or any Subsidiary inures to the benefit of the Borrowers, and that the Borrowers’ respective businesses (indirectly or directly) derive substantial benefits from the businesses of such other Persons.

Section 2.3.    Swing Line Advances.

(a)    Facility.  On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may (but is not obligated to), in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Maturity Date, make Swing Line Advances to the US Borrower which shall be due and payable as provided in Section 2.6(c) and bear interest as provided in Section 2.8(c), and in an aggregate outstanding principal amount not to exceed the Swing Line Sublimit Amount at any time; provided that (i) after giving effect to such Swing Line Advance, the sum of the aggregate US Outstandings shall not exceed the lesser of (A) the aggregate US Commitments in effect at such time and (B) the Borrowing Base in effect at such time; (ii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the US Borrower that the giving of the applicable Notice of US Borrowing and the acceptance by the US Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the US Borrower that on the date of such Swing Line Advance such conditions have been met; (iii) only if an AutoBorrow Agreement is not in effect, each Swing Line Advance shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof; and (iv) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(a) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control.  No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each US Facility Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(b)    Prepayment.  Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(a) may from time to time be borrowed, prepaid without premium or penalty, and reborrowed.  If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the US Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated.  If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(c)    Reimbursements for Swing Line Obligations.

(i)    With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the US Borrower to the Swing Line Lender in connection with the Swing Line Advances, the US Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement.  If the US

Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the US Administrative Agent request the satisfaction of such obligation by the making of a US Borrowing in the amount of any such amounts not paid when due and payable.  Upon such request, the US Borrower shall be deemed to have requested the making of a US Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender (and with respect to Swing Line Advances denominated in Dollars, the deemed requested US Borrowing shall consist of Eurocurrency Advances with an Interest Period of one month, commencing three Business Days following such request).  The US Administrative Agent shall promptly forward notice of such US Borrowing to the US Borrower and the US Facility Lenders, and each US Facility Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make available such US Facility Lender’s US Pro Rata Share of such US Borrowing to the US Administrative Agent, and the US Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender.  The US Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for US Borrowings on behalf of the US Borrower, and the US Facility Lenders to make US Advances to the US Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations.  The US Administrative Agent and each US Facility Lender may record and otherwise treat the making of such US Borrowings as the making of a US Borrowing to the US Borrower under this Agreement as if requested by the US Borrower.  Nothing herein is intended to release the US Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor.  The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder (which shall be cured upon such advance), caused by the US Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(ii)    If at any time the US Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each US Facility Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the US Commitments, make a US Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such US Facility Lender’s US Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances.  The US Administrative Agent shall notify each such US Facility Lender of the amount of such US Advance or participation, and such US Facility Lender will transfer to the US Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in Same Day Funds, the amount of such US Advance or participation.

(iii)    If any such US Facility Lender shall not have so made its US Advance or its percentage participation available to the US Administrative Agent pursuant to this Section 2.3, such US Facility Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the US Advance and (B) the Maximum Rate.  Whenever, at any time after the US Administrative Agent has received from any US Facility Lender such US Facility Lender’s US Advance or participating interest in a Swing Line Advance, the US Administrative Agent receives any payment on account thereof, the US Administrative Agent will pay to such US Facility Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such US Facility Lender’s

US Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such US Facility Lender if such payment received by the US Administrative Agent is required to be returned.  Each US Facility Lender’s obligation to make the US Advance or purchase such participating interests pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such US Facility Lender or any other Person may have against the Swing Line Lender, the US Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the US Commitments; (3) any breach of this Agreement by the US Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Swing Line Advance, once so participated by any US Facility Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a US Advance.

(d)    Method of Borrowing.  If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.  Otherwise, and except as provided in clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 10:00 a.m. (Houston, Texas time) for Swing Line Advances denominated in Dollars, in each case on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of US Borrowing via telecopy, facsimile or electronic mail (PDF), to the US Administrative Agent and the Swing Line Lender.  The Swing Line Lender will promptly make the Swing Line Advance available to the US Borrower at its account with the US Administrative Agent.

(e)    Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the US Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the US Borrower from its obligation to pay such interest).  Until each US Facility Lender funds its US Advance or risk participation pursuant to clause (c) above, interest in respect of such US Facility Lender’s US Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(f)    Payments Directly to Swing Line Lender.  The US Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(g)    Discretionary Nature of the Swing Line Facility.  Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the swing line facility provided herein or in any AutoBorrow Agreement (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the US Borrower.

Section 2.4.    Advances.

(a)    Notice.  Each Borrowing (other than the Swing Line Borrowings), shall be made pursuant to the applicable Notice of Borrowing given not later than:

        (i)     11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurocurrency Advance denominated in Dollars,

        (ii)    11:00 a.m. (Houston, Texas time) on the fourth Business Day before the date of the proposed Borrowing, in the case of a Eurocurrency Advance denominated in any Foreign Currency or a B/A Advance,

        (iii)     11:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a US Base Rate Advance,

        (iv)     10:00 am (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Canadian (US) Base Rate Advance or Canadian (Cdn) Base Rate Advance,

in each case, by the applicable Borrower to the applicable Administrative Agent, which shall give to each Lender under the applicable Facility prompt notice of such proposed Borrowing, by facsimile, electronic mail or telex.  Each Notice of Borrowing shall be by facsimile, telex or electronic mail (and if by electronic mail, via any “.pdf” or other similar electronic means), confirmed promptly by the applicable Borrower with a hard copy (other than with respect to notice sent by facsimile or electronic mail), specifying (i) the requested date of such Borrowing, (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurocurrency Advances, specifying the requested Interest Period for each such Advance, (v) if such Borrowing is to be comprised of B/A Advances, the Contract Period for each such Advance, (vi) the applicable Borrower requesting such Borrowing, and (vii) the Designated Currency of such Borrowing.  In the case of a proposed Borrowing comprised of Eurocurrency Advances, the US Administrative Agent or Canadian Administrative Agent, as applicable, shall promptly notify each US Facility Lender or each Canadian Facility Lender, as applicable, of the applicable interest rate under Section 2.8(b).  Each applicable Lender shall, before 11:00 a.m. (Houston, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the applicable Administrative Agent at its address referred to in Section 9.9, or such other location as the applicable Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Pro Rata Share of such Borrowing.  After the applicable Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in ARTICLE 3, the applicable Administrative Agent will make such funds available to the applicable Borrower at its account with the applicable Administrative Agent or as otherwise directed by the applicable Borrower with written notice to the applicable Administrative Agent.

(b)    Conversions and Continuations.  In order to elect to Convert or continue a US Advance or a Canadian Advance under this paragraph, the applicable Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the applicable Administrative Agent at the applicable Administrative Agent’s office (A) no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a US Base Rate Advance, (ii) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a Canadian (US) Base Rate Advance, (iii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurocurrency Advance or a B/A Advance and (B) no later than 10:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Conversion date in the case of a Conversion to a Canadian (Cdn) Base Rate Advance.  Each such Notice of Conversion or Continuation shall be in writing or by telephone, telex or facsimile confirmed promptly by the applicable Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount, Type and Class of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, (iv) in the case of a Conversion to, or a continuation of, a Eurocurrency Advance, the requested Interest Period and (v) in the case of a Conversion to, or a continuation of, a B/A Advance, the requested Contract Period.  Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the applicable Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurocurrency Advance, notify each Lender of the applicable interest rate under Section 2.8(b).  The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)    Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i)    at no time shall there be more than seven Interest Periods applicable to outstanding Eurocurrency Advances nor more than five Contract Periods applicable to B/A Advances;

(ii)    no single Borrowing consisting of Eurocurrency Advances may include Advances in different currencies;

(iii)    no Borrower may select Eurocurrency Advances or B/A Advances for any Borrowing to be made or continued, or Convert any Advance into a Eurocurrency Advance or B/A Advance, in any event, at any time when an Event of Default has occurred and is continuing;

(iv)    subject to Section 2.4(c)(xiv) below, if the applicable Administrative Agent is unable to determine the Eurocurrency Rate for Advances comprising any requested Borrowing or the Discount Rate for B/A Advances comprising any requested Borrowing, the right of the Borrowers to select Eurocurrency Advances or B/A Advances for such Borrowing or for any subsequent Borrowing denominated in such affected currency shall be suspended until the applicable Administrative Agent shall notify the US Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance in the case of a requested Eurocurrency Advance under the US Facility, Canadian (Cdn) Base Rate Advance in the case of a requested B/A Advance, and Canadian (US) Base Rate Advance in the case of a requested Eurocurrency Advance under the Canadian Facility, as applicable;

(v)    Subject to Section 2.4(c)(xiv) below, if the US Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the US Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for the affected currency for the applicable amount and Interest Period of such Eurocurrency Advance, then the US Administrative Agent shall give notice thereof to the US Borrower and the US Facility Lenders and the right of the Borrowers to select Eurocurrency Advances in the affected currency for such Borrowing or for any subsequent Borrowing shall be suspended until the US Administrative Agent shall notify the US Borrower and the US Facility Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a US Base Rate Advance;

(vi)    if the Canadian Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Canadian Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Advances for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Advance, then the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Facility Lenders and the right of the Canadian Borrower to select Eurocurrency Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Canadian Administrative Agent shall notify the Canadian Borrower and the Canadian Facility Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Canadian (US) Base Rate Advance;

(vii)    if the Canadian Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Canadian Administrative Agent that (A) the Discount Rate for the B/A Advances comprising such Borrowing will not adequately reflect the cost to such Canadian Facility Lenders of making or funding their respective B/A Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for the affected currency for the applicable amount and Contract Period of such B/A Advances, then the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Facility Lenders and the right of the Canadian Borrower to select B/A Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Canadian Administrative Agent shall notify the Canadian Borrower and the Canadian Facility Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Canadian (Cdn) Base Rate Advance;

(viii)    (x) if a Borrower shall fail to specify a currency for any Advance, then such Eurocurrency Advance or Base Rate Advance, as requested, shall be made in Dollars, and (y) in any event, Eurocurrency Advances under the Canadian Facility may only be requested in Dollars;

(ix)    except as expressly permitted in this Agreement, no Advance may be Converted or continued as an Advance in a different currency, but instead must be prepaid in the original currency of such Advance and reborrowed in such new currency;

(x)    if a Canadian Borrower shall fail to select the Type of Advance, such Advance shall be made as a Canadian (Cdn) Base Rate Advance or Canadian (US) Base Rate Advance depending on which Designated Currency has been selected by the Canadian Borrower (and if no such Designated Currency is selected, then as Canadian (US) Base Rate Advances);

(xi)    if a Borrower shall fail to select the Type of Advance, such Advance shall be made as a US Base Rate Advance and if a Borrower specifies a Eurocurrency Advance but shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraphs (a) and (b) above, such Eurocurrency Advance shall be made with, converted to or continued with, as applicable, an Interest Period of one month duration;

(xii)    if the Canadian Borrower shall fail to select the duration or continuation of any Contract Period for any B/A Advance in accordance with the provisions contained in the definition of Contract Period in Section 1.1, paragraphs (a) and (b) above, and Section 2.18, the Canadian Administrative Agent will forthwith so notify the Canadian Borrower and the Lenders and such affected B/A Advances will be made available to the Canadian Borrower on the date of such Borrowing as Canadian (Cdn) Base Rate Advances or, if such affected B/A Advances are existing Advances, will be automatically Converted into Canadian (Cdn) Base Rate Advances at the end of the Contract Period then in effect;

(xiii)    Canadian Borrower may not select B/A Advances for any Borrowing to be made without the consent of each Canadian Facility Lender;

(xiv)    Effect of Benchmark Transition Event.

(A)    Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election with respect to any applicable then-current Benchmark, as applicable, the US Administrative Agent and the Borrowers may amend this Agreement to replace such Benchmark with one or more Benchmark Replacements (it being understood that all amounts denominated in a given currency for which a Benchmark is being replaced shall be subject to the same Benchmark Replacement).  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the US Administrative Agent has posted such proposed amendment to all Lenders and the Borrowers so long as the US Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the US Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date.

(B)    Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the US Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party hereto.

(C)    Notices; Standards for Decisions and Determinations. The US Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the US Administrative Agent or Lenders pursuant to this Section 2.4(c)(xiv), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.4(c)(xiv).

(D)    Benchmark Unavailability Period.  Upon any Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Advances subject to such Benchmark Unavailability Period to be made, converted or continued during such Benchmark Unavailability Period and, failing that, (i) in the case of a request for borrowing of, conversion to or continuation of Advances denominated in Dollars, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances and (ii) in the case of a request for borrowing of, conversion to or continuation of Advances denominated in any currency other than Dollars, such request shall be ineffective.  During any Benchmark Unavailability Period with respect to any Benchmark, the component of Base Rate or any other Benchmark that is based upon the Benchmark that is the subject of such Benchmark Unavailability Period will not be used in any determination of Adjusted Base Rate or such other Benchmark.

(d)    Notices Irrevocable.  Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the applicable Borrower hereunder, including its deemed request for Borrowings made under Section 2.2(c) or Section 2.3(c), shall be irrevocable and binding on such Borrower.

(e)    Administrative Agent Reliance.  Unless the applicable Administrative Agent shall have received notice from a Lender before the date of any US Borrowing or Canadian Borrowing that such Lender will not make available to the applicable Administrative Agent such Lender’s Applicable Pro Rata Share of any Borrowing, the applicable Administrative Agent may assume that such Lender has made its Applicable Pro Rata Share of such Borrowing available to the applicable Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a) (or, in the case of a Borrowing of B/A Advances, that such Lender has made such share available in accordance with and at the time required by Section 2.18), and the applicable Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its Applicable Pro Rata Share of such Borrowing available to the applicable Administrative Agent, such Lender and the applicable Borrower severally agree to immediately repay to the applicable Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the applicable Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Overnight Rate for such day and (B) the Maximum Rate.  If such Lender shall repay to the applicable Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5.    Prepayments.

(a)    Right to Prepay; Ratable Prepayment.  No Borrower shall have any right to prepay any principal amount of any Advance except as provided in this Section 2.5 and as otherwise provided in this Agreement and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrowers; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1.  Each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided herein.

(b)    Optional.  The Borrowers may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.10 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurocurrency Advances in any Foreign Currency, at least four Business Days’, (ii) in the case of Eurocurrency Advances in any Dollars, at least three Business Days’, (iii) in the case of Bankers’ Acceptances or B/A Equivalent Advances in accordance with Section 2.18(j), at least two Business Days’, and (iv) in case of Base Rate Advances, one Business Day’s prior written notice to the applicable Administrative Agent stating the proposed date and aggregate principal amount of such prepayment, which notice shall be in the form of a duly executed and completed Notice of Optional Payment.  If any such notice is given, the applicable Borrower shall prepay Advances comprising part of the same Borrowing in whole, or ratably in part to each relevant Lender, in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurocurrency Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof, (B) each optional prepayment of Canadian (US) Base Rate Advances or US Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof, (C) each optional prepayment of Canadian (Cdn) Base Rate Advances shall be in a minimum amount not less than C$500,000 and in multiple integrals of C$50,000 in excess thereof, and (D) only if an AutoBorrow Agreement is not in effect, each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $100,000 and in multiple integrals of $50,000 in excess thereof.  If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement.  Any prepayment made pursuant to this clause (b) shall be applied as the applicable Borrower may direct in their sole discretion.

(c)    Mandatory.

(i)    If an increase in the aggregate US Commitments is effected as permitted under Section 2.17, the US Borrower shall prepay any US Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding US Advances ratable to reflect the revised US Pro Rata Shares of the US Facility Lenders arising from such increase.  Any prepayment of US Advances required to be made by the US Borrower under this clause (i) shall be deemed to have been made with the proceeds of US Advances made by all the US Facility Lenders in connection with such increase occurring simultaneously with the prepayment.

(ii)    If an increase in the aggregate Canadian Commitments is effected as permitted under Section 2.17, the Canadian Borrower shall prepay (or defease, as applicable) any Canadian Advances outstanding on the date such increase is effected to the extent necessary to keep the outstanding Canadian Advances ratable to reflect the revised Canadian Pro Rata Shares of the Canadian Facility Lenders arising from such increase.  Any prepayment of Canadian Advances required to be made by the Canadian Borrower under this clause (ii) shall be deemed to have been made with the proceeds of Canadian Advances made by all the Canadian Facility Lenders in connection with such increase occurring simultaneously with the prepayment.

(iii)    If, on any Computation Date, the US Outstandings exceed the lesser of (A) the aggregate US Commitments then in effect and (B) the Borrowing Base then in effect, then the US Administrative Agent shall give notice thereof to the US Borrower and the US Facility Lenders.  Within two Business Days after the US Borrower has received notice thereof, the US Borrower shall, to the extent of such excess, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second, prepay (or defease, as applicable) to the US Facility Lenders on a pro rata basis the outstanding principal amount of the US Advances and, third, make deposits into the Cash Collateral Account to provide Cash Collateral in the amount of such excess for the Letter of Credit Exposure.

(iv)    If, on any Computation Date, the Canadian Outstandings exceed the aggregate Canadian Commitments then in effect, then the Canadian Administrative Agent shall give notice thereof to the Canadian Borrower and the Canadian Facility Lenders.  Within two Business Days after the Canadian Borrower has received notice thereof, the Canadian Borrower shall, to the extent of such excess, prepay (or defease, as applicable) to the Canadian Facility Lenders on a pro rata basis the outstanding principal amount of the Canadian Advances.

(v)    On any date that a Borrowing Base Deficiency exists as stated in the Borrowing Base Certificate delivered pursuant to Section 5.2(d)(ii) or as notified to any Borrower by the US Administrative Agent pursuant to the second proviso set forth in the definition of “Borrowing Base” (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrowers shall, within one Business Day, to the extent of such deficiency, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second, prepay to the US Facility Lenders on a pro rata basis the outstanding principal amount of the US Advances, and, third, make deposits into the Cash Collateral Account to provide Cash Collateral in the remaining amount of such excess (if any) for the Letter of Credit Exposure.

(vi)    If, at any time when there are any Advances outstanding, the Available Cash Balance exceeds the Available Cash Sweep Limit as of the end of the last Business Day of any calendar week, then the Borrowers shall, on or before the immediately following Available Cash Sweep Date, prepay the Advances in an aggregate principal amount equal to such excess.

(d)    Interest; Costs; Defeasance.  Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest (other than as permitted in Section 2.5(b)) on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.  To the extent required as a mandatory prepayment under Section 2.5(c) above, the Canadian Borrower shall defease any B/A or B/A Equivalent Advance prior to the expiry of the applicable Contract Period by depositing with the Canadian Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Advance, is sufficient to pay such maturing B/As or B/A Equivalent Advances when due.

(e)    Application of Prepayments.  Notwithstanding anything to the contrary contained herein, mandatory prepayments of Advances required by Section 2.5(c)(i) will be applied first to Base Rate Advances, then to Eurocurrency Advances on a pro rata basis, and then to defease B/A Advances.

Section 2.6.    Repayment.

(a)    US Advances.  The Borrowers shall pay to the US Administrative Agent for the ratable benefit of each US Facility Lender the aggregate outstanding principal amount of the US Advances on the Maturity Date.

(b)    Canadian Advances.  The Canadian Borrower shall pay to the Canadian Administrative Agent for the ratable benefit of each Canadian Facility Lender the aggregate outstanding principal amount of the Canadian Advances on the Maturity Date.

(c)    Swing Line Advances.  The US Borrower shall pay to the Swing Line Lender the aggregate outstanding principal amount of the Swing Line Advances on each Swing Line Payment Date.

Section 2.7.    Fees.

(a)    Commitment Fees.

    (i)    The Borrowers agree to pay to the US Administrative Agent for the account of each US Facility Lender a Commitment Fee equal to the Applicable Margin on the average daily amount by which such US Facility Lender’s US Commitment exceeds the sum of (A) such US Facility Lender’s outstanding US Advances plus (B) such US Facility Lender’s US Pro Rata Share of the Letter of Credit Exposure, at the rate equal to the Applicable Margin for Commitment Fees for such period.  Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2019, and on the Maturity Date.  For purposes of this Section 2.7(a) only, outstanding Swing Line Advances shall not reduce the amount of unused US Commitments.

    (i)    The Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Facility Lender a Commitment Fee equal to the Applicable Margin on the average daily amount by which such Canadian Facility Lender’s Canadian Commitment exceeds the sum of such Canadian Facility Lender’s outstanding Canadian Advances, at the rate equal to the Applicable Margin for Commitment Fees for such period.  Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2019, and on the Maturity Date.

(b)    Fees for Letters of Credit.  The Borrowers agree to pay the following:

(i)    To the US Administrative Agent for the pro rata benefit of the US Facility Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, in the currency of such Letter of Credit, for the period such Letter of Credit is outstanding, in an amount equal to the greater of (A) an amount equal to the Applicable Margin for Eurocurrency Advances per annum on the undrawn amount of such Letter of Credit, and (B) $600 per Letter of Credit.  Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(ii)    To the Issuing Lender, an annual fronting fee for each Letter of Credit, in the currency of such Letter of Credit, equal to the greater of (A) 0.20% per annum on the face amount of such Letter of Credit and (B) $600 per annum.  Such fronting fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(iii)    To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations, issuances or reissuances of any Letters of Credit issued by the Issuing Lender.  Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrowers shall have no right to any refund of letter of credit fees previously paid by the Borrowers, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c)    Fee Letter.  The Borrowers agree to pay the fees to the Wells Fargo Parties as set forth in the Fee Letter.

Section 2.8.    Interest.

(a)    Base Rate Advances.  Each Base Rate Advance shall bear interest at the Adjusted Base Rate, Canadian (US) Base Rate, or Canadian (Cdn) Base Rate, as applicable, in effect from time to time plus the Applicable Margin for Base Rate Advances for such period.  The Borrowers shall pay to US Administrative Agent for the ratable account of each US Facility Lender all accrued but unpaid interest on such Lender’s Base Rate Advances under the US Facility on each March 31, June 30, September 30, and December 31 commencing on June 30, 2019, and on the Maturity Date.  The Canadian Borrower shall pay to Canadian Administrative Agent for the ratable account of each Canadian Facility Lender all accrued but unpaid interest on such Lender’s Base Rate Advances under the Canadian Facility on each March 31, June 30, September 30, and December 31 commencing on June 30, 2019, and on the Maturity Date.

(b)    Eurocurrency Advances.  Each Eurocurrency Advance shall bear interest during its Interest Period equal to at all times the Eurocurrency Rate for such Interest Period plus the Applicable Margin for Eurocurrency Advances for such period.  The Borrowers shall pay to the US Administrative Agent for the ratable account of each US Facility Lender all accrued but unpaid interest on each of such Lender’s Eurocurrency Advances under the US Facility on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with Interest Periods of six months or longer, accrued but unpaid interest shall also be due every three months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid, and on the Maturity Date.  The Canadian Borrower shall pay to the Canadian Administrative Agent for the ratable account of each Canadian Facility Lender all accrued but unpaid interest on each of such Lender’s Eurocurrency Advances under the Canadian Facility on the last day of the Interest Period therefor (provided that for Eurocurrency Advances with Interest Periods of six months or longer, accrued but unpaid interest shall also be due every three months from the first day of such Interest Period), on the date any Eurocurrency Advance is repaid, and on the Maturity Date.

(c)    Swing Line Advances.  The Swing Line Advances shall bear interest at the US Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the US Borrower and the Swing Line Lender.  The US Borrower shall pay all accrued but unpaid interest on each Swing Line Advance to the Swing Line Lender on each March 31, June 30, September 30, and December 31 commencing on June 30, 2019, and on the Maturity Date or such dates as otherwise agreed to between the Swing Line Lender and the US Borrower.

(d)    Acceptance Fee on B/A Advances.  Subject to the provisions of Section 9.10 and Section Section 9.11, the Advances comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by the Canadian Borrower on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term Acceptance Fee in Section 1.1.

(e)    Retroactive Adjustments of Applicable Margin.  In the event that any Financial Statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period then in effect (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the US Borrower shall promptly deliver to the US Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin then in effect that would have applied were applicable for such Applicable Period (and in any event at the highest Level if the inaccuracy was the result of dishonesty, fraud or willful misconduct), and (iii) the applicable Borrower shall promptly, without further action by either Administrative Agent, any Lender or Issuing Lender, pay to the applicable Administrative Agent for the account of the applicable Lenders or Issuing Lender, the accrued additional interest or fees owing as a result of such increased Applicable Margin for such Applicable Period.  This Section 2.8(e) shall not limit the rights of the Administrative Agents and Lenders with respect to the Default Rate of interest as set forth in Section 2.8(f) or ARTICLE 7.  The Borrowers’ obligations under this Section 2.8(e) shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(f)    Default Rate.  Notwithstanding anything contained herein to the contrary (and in lieu of the interest rates otherwise applicable thereunder), but subject to the provisions of Section 9.10, Section Section 9.11 and Section 2.12(e), (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all Advances shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any other Event of Default, upon the request of the Majority Lenders, all Advances shall bear interest, after as well as before judgment, at the Default Rate.  Interest accrued pursuant to this Section 2.8(f) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on such other dates as required herein.

Section 2.9.    Illegality.  Subject to Section 2.4(c), if any Lender shall notify either Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurocurrency Advances or B/A Advances of such Lender then outstanding hereunder, (a) the applicable Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurocurrency Advance or on the last day of the Contract Period for each outstanding B/A Advance, as applicable, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurocurrency Advances of such Lender then outstanding or defease all B/A Advances of such Lender then outstanding pursuant to Section 2.18, together with accrued interest on the principal amount prepaid or defeased to the date of such prepayment or defeasance and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance in the applicable currency to the applicable Borrower on such date in an amount equal to the aggregate principal amount of the Eurocurrency Advances prepaid or B/A Advances defeased to such Lender, and (c) the right of the Borrowers to select Eurocurrency Advances or B/A Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrowers that the circumstances causing such suspension no longer exist (which notice shall be given by such Lender promptly).  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10.    Breakage Costs.  Upon demand of any Lender (with a copy to the applicable Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, Conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders) of any Eurocurrency Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by any Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance Eurocurrency Advance on the date or in the amount notified by such Borrower;

(c)    any payment by any Borrower of reimbursement drawings under any Letter of Credit in a currency other than such Letter of Credit’s original currency;

(d)    any payment by any Borrower of any Advance in a currency other in the original currency of such Advance; or

(e)    any assignment of an Eurocurrency Advance on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 2.14;

including any loss of anticipated profits (but excluding any loss of Applicable Margin), any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract; provided that the foregoing shall not apply to the defeasance of any B/A Advance as provided in Section 2.5.   For purposes of calculating

amounts payable by the applicable Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have (i) in the case of Eurocurrency Advances, funded the Eurocurrency Advances made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Advance by a matching deposit or other borrowing (including bankers’ acceptances) in the offshore interbank market for Dollars or the Foreign Currency, as applicable, for a comparable amount and for a comparable period, whether or not such Eurocurrency Advance was in fact so funded, and (ii) in the case of B/A Advances, made or accepted and purchased such B/A Advance with such Acceptance Fee calculated for a comparable amount and comparable period, whether or not such B/A Advance was in fact so made or accepted and purchased.  Any notice delivered by the applicable Administrative Agent (including on behalf of any Lender providing such notice to the applicable Administrative Agent) setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the applicable Borrower and shall be conclusive and binding absent manifest error.

Section 2.11.    Increased Costs.

(a)    Eurocurrency Advances.  If any Change in Law shall:

(i)    impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurocurrency Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including such Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder;

(ii)    subject any Recipient to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of “Excluded Taxes” and (C) Other Connection Taxes) on its Advances, principal of its Advances, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurocurrency Advances or accepting and purchasing any B/A Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurocurrency Advances or any B/A Advances, then the applicable Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b)    Capital/Liquidity Adequacy.  If, after the Closing Date, any Lender or Issuing Lender shall have determined that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender, as a consequence of such Lender’s or the Issuing Lender’s obligations hereunder to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital or liquidity adequacy), then from time to time within three Business Days after written demand by such Lender or the Issuing Lender, as the case may be, the applicable Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender or the Issuing Lender for such reduction.

(c)    Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to the applicable Borrower shall be conclusive absent manifest error.  The applicable Borrower shall pay to the applicable Administrative Agent for the account of such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof

(d)    Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that a Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies any Borrower and any Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Mitigation.  If any Lender requests compensation under this Section 2.11 then such Lender shall use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.11 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any US Facility Lender in connection with any such designation or assignment.  The Canadian Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Canadian Facility Lender in connection with any such designation or assignment.

Section 2.12.    Payments and Computations.

(a)    Payments.  All payments of principal, interest, and other amounts to be made by the Borrowers under this Agreement and other Credit Documents shall be made to the applicable Administrative Agent in Same Day Funds, without setoff, deduction, or counterclaim.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Advances denominated in a Foreign Currency and Letter of Credit Obligations for Letters of Credit issued in any Foreign Currency (the payments for which shall be made in such Foreign Currency and in Same Day Funds), all payments by the Borrowers hereunder shall be made to the applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds.

(b)    Payment Procedures.

(i)    Each Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Houston, Texas time) on the day when due in Dollars or in the applicable currency, to the applicable Administrative Agent at the location referred to in the Notes (or such other location as the applicable Administrative Agent shall designate in writing to the applicable

Borrower) in Same Day Funds and, as to payments of principal (other than under Section 2.6), accompanied by a Notice of Optional Payment or Notice of Mandatory Payment, as applicable, from the applicable Borrower, with appropriate insertions.  The applicable Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the applicable Administrative Agent, the specific Issuing Lender or a specific Lender pursuant to the terms of this Agreement) in accordance with each Lender’s Applicable Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of other amounts due solely to the applicable Administrative Agent, a specific Issuing Lender, the Swing Line Lender, or a specific Lender, the applicable Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(ii)    With respect to the repayment or prepayment of Canadian Advances hereunder, the Canadian Administrative Agent may assume that the Canadian Borrower has made such prepayment or repayment, as applicable, on the date designated therefor as described in the Notice of Optional Payment or Notice of Mandatory Payment, as applicable, and the Canadian Administrative Agent may, in reliance upon such assumption, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the applicable Administrative Agent, the specific Issuing Lender or a specific Lender pursuant to the terms of this Agreement) in accordance with each Canadian Facility Lender’s Applicable Pro Rata Share to the Canadian Facility Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Canadian Facility Lender to such Canadian Facility Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  If and to the extent that the Canadian Borrower shall not have so made its payment or prepayment, as applicable, on the designated date therefor as described in the Notice of Optional Payment or Notice of Mandatory Payment, as applicable, each Canadian Facility Lender agrees to immediately repay to the Canadian Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to such Canadian Facility Lender until the date such amount is repaid to the Canadian Administrative Agent, at the lesser of (A) the Overnight Rate for such day and (B) the Maximum Rate.  If such Canadian Facility Lender shall repay to the Canadian Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Canadian Facility Lender’s Advance as part of a Canadian Borrowing for purposes of this Agreement.

(c)    Computations.  All computations of interest for Base Rate Advances and B/A Advances shall be made by the applicable Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the applicable Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the applicable Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(d)    Interest Act (Canada).

(i)    To the extent the Interest Act (Canada) is applicable, for the purposes of this Agreement, whenever interest to be paid hereunder is to be calculated on the basis of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other number of days in such period, as the case may be.

(ii)    Each Borrower confirms that it fully understands and is able to calculate the rates of interest applicable to any Advance based on the methodology for calculating per annum rates provided for in this Agreement.  Each Borrower hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Credit Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to any Borrower, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(e)    Canadian Maximum Rate of Interest. To the extent the Criminal Code (Canada) is applicable, notwithstanding anything contained herein to the contrary, the Canadian Borrower will not be obliged to make any payment of interest or other amounts payable to any Canadian Facility Lender hereunder in excess of the amount or rate that would be permitted by applicable law or would result in the receipt by the Canadian Facility Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)).  If the making of any payment by the Canadian Borrower would result in a payment being made that is in excess of such amount or rate, the Canadian Facility Lenders will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

(f)    Waiver of Judgment Interest Act (Alberta). To the extent permitted by applicable Legal Requirement, the provisions of the Judgment Interest Act (Alberta) (if applicable) will not apply to the Credit Documents and are hereby expressly waived by the Canadian Borrower.

(g)    Sharing of Payments, Etc.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Applicable Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the applicable Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this paragraph (g) shall not be construed to apply to (x) any payment made by or on behalf of any Credit Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure or Swing Line Advances to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 7.4, exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.13.    Taxes.

(a)    Defined Terms.  For purposes of this Section 2.13, the term “Lender” includes the Issuing Lender and the term “applicable Legal Requirement” includes FATCA.

(b)    No Deduction for Certain Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any of the Credit Documents to any Administrative Agent, the Issuing Lender, or a Lender shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, except as required by applicable Legal Requirement.  If any applicable Legal Requirement requires the deduction or withholding of any Tax from any such payment by the applicable Credit Party or Administrative Agent, then the applicable Credit Party or Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.13(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Other Taxes.  The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the applicable Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Credit Parties.  The applicable Credit Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Recipient (with a copy to the US Administrative Agent), or by the applicable Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error; provided that, no Recipient shall be indemnified for any Indemnified Taxes or Other Taxes the demand for which is made to the applicable Borrower or the applicable Credit Party later than one year after the later of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Recipient made payment of such Indemnified Taxes or Other Taxes; provided, further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the one-year period referred to above shall be extended to include the period of retroactive effect thereof.  If any Credit Party believes that an Indemnified Tax paid by such Credit Party was not correctly or legally asserted, then at the reasonable request of such Credit Party, the applicable Recipient will use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to cooperate with such Credit Party to obtain a refund of such Indemnified Tax so long as such Recipient could not be subject to any unreimbursed cost or expense or to any liability.

(e)    Indemnification by the Lenders.  Each Lender shall severally indemnify the applicable Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the applicable Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the applicable Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by such Administrative Agent to such Lender from any other source against any amount due to such Administrative Agent under this paragraph (e).

(f)    Evidence of Tax Payments.  As soon as practicable after any payment of Taxes or Other Taxes by any Credit Party to a Governmental Authority, the applicable Borrower shall deliver to the US Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the US Administrative Agent.

(g)    Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the applicable Borrower and the US Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the US Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the US Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the applicable Borrower or the US Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the applicable Borrower or the US Administrative Agent as will enable the applicable Borrower or the US Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 2.13(g)(ii)(A), Section 2.13 Section 2.13(g)(ii)(B) and Section 2.13 Section 2.13(g)(ii)(B) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a US Person shall deliver to the US Borrower and the US Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the US Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the US Borrower and the US Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the US Administrative Agent), whichever of the following is applicable:

1.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN (or Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN (or Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, US federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.    executed copies of IRS Form W-8ECI;

3.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or Form W-8BEN-E, as applicable); or

4.    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or Form W-8BEN-E, as applicable), a US Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the US Borrower and the US Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the US Borrower or the US Administrative Agent), executed copies of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the US Borrower or the US Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Recipient under any Credit Document would be subject to US federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the US Borrower and the US Administrative Agent at the time or times prescribed by applicable Legal Requirement and at such time or times reasonably requested by the US Borrower or the US Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the US Borrower or the US Administrative Agent as may be necessary for the US Borrower and the US Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the US Borrower and the US Administrative Agent in writing of its legal inability to do so.

(h)    Mitigation.  Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would (i) subject such Lender to any unreimbursed cost or expense or (ii) otherwise be disadvantageous to such Lender.

(i)    Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)    Status of US Administrative Agent. On or before the date that any US Administrative Agent becomes the US Administrative Agent hereunder, it shall deliver to the US Borrower a duly executed original or copy of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the US Borrower to be treated as a US Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account).

(k)    Survival.  Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of any Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.14.    Replacement of Lenders.  If (a) any Lender requests compensation under Section 2.11, or if any Borrower is required pursuant to Section 2.13 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 2.4(c)(v), Section 2.4(c)(vi) or Section 2.9, (c) any US Facility Lender is a Defaulting Lender, (d) any Canadian Facility Lender is a Defaulting Lender, or (e) any Lender is a Non-Consenting Lender (any such Lender described in any of the preceding clauses (a) – (e), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the US Administrative Agent may, upon notice to the Subject Lender and the US Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a US Facility Lender and, if applicable, a Canadian Facility Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the US Borrower may, upon notice to the Subject Lender and the US Administrative Agent and at the US Borrower’s sole cost and expense, require such Subject Lender to assign and delegate (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(i)    as to assignments required by the US Borrower, the US Borrower shall have paid to the US Administrative Agent the assignment fee specified in Section 9.7 (unless waived by the US Administrative Agent in its sole discretion);

(ii)    such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and funded participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the US Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Legal Requirements; and

(v)    in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have agreed to the applicable departure, waiver or amendment of the Credit Documents.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the US Borrower to require such assignment and delegation cease to apply.  Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the US Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.  In lieu of the US Borrower or the US Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the US Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.1(d).

Section 2.15.    Defaulting Lenders.

(a)    Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if (x) any US Facility Lender becomes a Defaulting Lender or (y) any Canadian Facility Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i)    Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders, US Majority Lenders or Canadian Majority Lenders, as applicable.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE 7 or otherwise) or received by the applicable Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the applicable Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the applicable Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the US Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Administrative Agent; fifth, if so determined by the applicable Administrative Agent and the US Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the US Borrower as a result of any judgment of a court of competent jurisdiction obtained by the US Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or participations in respect of Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and participations in respect of Letter of Credit Obligations owed to, all

Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or participations in respect of Letter of Credit Obligations and Swing Line Advances owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with the US Commitments without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period (and such fees shall cease to accrue with respect to such Defaulting Lender) during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees payable under Section 2.7(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its US Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(a)(ii).

(C)    With respect to any Letter of Credit fees payable under Section 2.7(b)(i) not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Advances shall be reallocated among the US Facility Lenders which are Non-Defaulting Lenders in accordance with their respective US Pro Rata Shares (calculated without regard to such Defaulting Lender’s US Commitment) but only to the extent that (x) the conditions set forth in Section 3.2(a) and (b) are satisfied at the time of such reallocation (and, unless the US Borrower shall have otherwise notified the applicable Administrative Agent at such time, the US Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the outstanding principal amount of US Advances of any Non-Defaulting Lender plus such Non-Defaulting Lender’s US Pro Rata Share of Letter of Credit Exposure to exceed the lesser of (A) such Non-Defaulting Lender’s US Commitment in effect at such time and (B) such Non-Defaulting Lender’s Pro Rata Share of the Borrowing Base in effect at such time.  Subject to Section 9.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral; Repayment of Swing Line Advances.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)    Defaulting Lender Cure.  If the US Borrower, the Administrative Agents, the Issuing Lender and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agents will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agents may determine to be necessary to cause the US Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held by the US Facility Lenders in accordance with their US Pro Rata Shares (without giving effect to Section 2.15(a)(iv)) and the Canadian Advances to be held by the Canadian Facility Lenders in accordance with their Canadian Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the US Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Letters of Credit.  So long as any US Facility Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16.    Cash Collateral.  At any time that there shall exist a Defaulting Lender which is a US Facility Lender, within one Business Day following the written request of the US Administrative Agent or the Issuing Lender or Swing Line Lender (with a copy to the US Administrative Agent) the Borrowers shall Cash Collateralize the Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than such Fronting Exposure.

(a)    Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the US Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below.  If at any time the US Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the US Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Fronting Exposure for all Defaulting Lenders, the Borrowers will, promptly upon demand by the US Administrative Agent, pay or provide to the US Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)    Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the US Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent such Cash Collateral was provided by any Credit Party, such Cash Collateral shall remain subject to the security interest granted pursuant to the Security Agreement.

Section 2.17.    Increase in Commitments.

(a)    At any time prior to the Business Day immediately preceding the Maturity Date, the Borrowers may effectuate one or more increases in the US Commitments (each such increase being a “Commitment Increase”), by designating one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) and/or one or more other Eligible Assignees that at the time agree to increase its or their US Commitments and/or provide new US Commitments (an “Increasing Lender”) or other Eligible Assignee (an “Additional Lender”) shall so select and, in the case of each such Additional Lender, to become a party to this Agreement as a Lender; provided, however, that:

(i)    each such Commitment Increase shall be equal to at least $5,000,000;

(ii)    the aggregate amount of all such Commitment Increases shall not exceed $15,000,000;

(iii)    no Default shall exist immediately prior to and after giving effect to any such Commitment Increase;

(iv)    no Lender shall be required or otherwise obligated to provide any Commitment Increase or any portion thereof; and

(v)    each such Commitment Increase shall have the same terms as the US Facility other than upfront fees, and customary arrangement, structuring, or underwriting fees, if any, payable to one or more arrangers (or their affiliates) of any such Commitment Increase.

The Borrowers shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.17 to the US Administrative Agent and the Lenders.  This Section 2.17 shall not be construed to create any obligation on the US Administrative Agent or any of the Lenders to advance or to commit to advance any credit to any Borrower or to arrange for any other Person to advance or to commit to advance any credit to any Borrower.

(b)    The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the US Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the US Administrative Agent signed by the Borrowers, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender, (B) an amendment to this

Agreement signed by the Borrowers, the Administrative Agents and such Increasing Lenders and Additional Lenders, as applicable, to amend the necessary provisions of this ARTICLE 2 to account for the terms of such Commitment Increase, and (C) such evidence of appropriate authorization on the part of the Borrowers with respect to such Commitment Increase and such customary legal opinions as the US Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the US Advances to be made by each such Lender to effect the reallocations required in clause (c) below, (iii) receipt by the US Administrative Agent of a certificate of an authorized officer of the US Borrower certifying that (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrowers in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and (C) the Parent is in pro forma compliance with the covenants in Section 6.16, after giving pro forma effect to the making of any Advances in connection with the relevant increase in the US Commitment, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the applicable Borrower.

(c)    On any Increase Date, (i) each of the US Facility Lenders shall assign to each of the Increasing Lenders with regard to such Commitment Increase, and each of such Increasing Lender shall purchase from each of the US Facility Lenders, at the principal amount thereof, such interests in the US Advances outstanding on such Increased Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such US Advances will be held by existing US Facility Lenders and the Increasing Lenders ratably in accordance with their US Commitments after giving effect to the addition of such Commitment Increase in the US Commitments, (ii) each Commitment Increase in the US Commitments shall be deemed for all purposes a US Commitment and each US Advance made thereunder shall be deemed, for all purposes, a US Advance and (iii) each Increasing Lender shall become a US Facility Lender with respect to the Commitment Increase and all matters relating thereto.  The US Administrative Agent and the US Facility Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.4 of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  Notwithstanding any provision contained herein to the contrary, from and after the date of such Commitment Increase, all calculations and payments of interest on the US Advances shall take into account the actual US Commitment of each US Facility Lender and the principal amount outstanding of each US Advance made by such Lender during the relevant period of time.

(d)    On such Increase Date, each US Facility Lender’s share of the Letter of Credit Exposure and participations in respect of Swing Line Advances on such date shall automatically be deemed to equal such Lender’s US Pro Rata Share of such Letter of Credit Obligations and participations in respect of Swing Line Advances (such US Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its US Commitment on such date as a percentage of the aggregate US Commitments on such date) without further action by any party.

Section 2.18.    Bankers’ Acceptances.

(a)    Subject to the terms and conditions of this Agreement, the Canadian Borrower may request a Borrowing by presenting drafts for acceptance and, if applicable, purchase as B/As by the Lenders.

(b)    No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as an Advance shall extend beyond the Maturity Date.  All B/A Borrowings shall be denominated in Canadian Dollars.

(c)    To facilitate availment of the B/A Advances, the Canadian Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such Lender.  The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower.  Each Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender.  No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Lender or its officers, employees, agents or representatives as determined by a court of competent jurisdiction by final and nonappealable judgment.  Each Lender shall maintain a record with respect to B/As (i) voided by it for any reason, (ii) accepted and purchased by it hereunder and (iii) canceled at their respective maturities.  Each Lender further agrees to retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender.  On request by or on behalf of the Canadian Borrower, a Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and which are held by such Lender and are not required to be issued in accordance with the Canadian Borrower’s irrevocable notice.  At the discretion of a Lender, B/As to be accepted by such Lender may be issued in the form of “Depository Bills” within the meaning of the Depository Bills and Notes Act (Canada) and deposited with the Canadian Depository for Securities Limited (“CDS”) and may be made payable to “CDS & Co.” or in such other name as may be acceptable to CDS and thereafter dealt with in accordance with the rules and procedures of CDS, consistent with the terms of this Agreement and the Depository Bills and Notes Act (Canada).  All Depository Bills so issued shall be governed by the provisions of this Section 2.18.

(d)    Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in this Section 2.18.  Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or the Canadian Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Canadian Borrower.

(e)    Promptly following receipt of a Notice of Borrowing, continuation or Conversion of B/As, the applicable Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders).  The aggregate face amount of the B/As to be accepted by a Lender shall be in an integral multiple of $100,000 and such face amount shall be in each Lender’s Pro Rata Share of such Borrowing, and each such Borrowing shall be no less than $500,000; provided, that the Canadian Administrative Agent may, in its sole discretion, increase or reduce any Lender’s portion of such B/A to the nearest $100,000.

(f)    If the Canadian Borrower specifies in a Notice of Borrowing or Conversion or continuation pursuant to Section 2.4(a) or Section 2.4(b), respectively, that such Notice of Borrowing or Conversion or continuation is a request for B/A’s, then the Canadian Facility Lenders shall purchase, or arrange the purchase of, each B/A from the Canadian Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of such Borrower.  The Acceptance Fee payable by the Canadian Borrower to a Lender under Section 2.8(d) in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.18.

(g)    Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h)    If a Lender notifies the Canadian Administrative Agent in writing that it is unable to accept Bankers’ Acceptances, such Lender will, instead of accepting and, if applicable, purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Advance”) to the applicable Borrower in the amount and for the same term as the draft that such Lender would otherwise have been required to accept and purchase hereunder.  Each such Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Advance for the account of the Canadian Borrower.  Each such B/A Equivalent Advance will bear interest at the same rate that would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Advance shall have the same economic consequences for the Lenders and the Canadian Borrower as the Bankers’ Acceptance which such B/A Equivalent Advance replaces).  All such interest shall be paid in advance on the date such B/A Equivalent Advance is made, and will be deducted from the principal amount of such B/A Equivalent Advance in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(i)    The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amount payable by the Canadian Borrower thereunder.  On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Canadian Borrower shall either pay the Lender that has accepted and purchased such B/A the full face amount of such B/A (subject to Section 2.18(j) below and Section 2.5(b)) or provide for a continuation as contemplated by Section 2.4(b), and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j)    Except as required by any Lender upon the occurrence of an Event of Default, no B/A Advance may be repaid by the Canadian Borrower prior to the expiry date of the Contract Period applicable to such B/A Advance; provided, however, that any B/A or B/A Equivalent Advance may be defeased by providing cash collateral in accordance with Section 2.5(d).

ARTICLE 3
CONDITIONS

Section 3.1.    Conditions Precedent to the Effectiveness of this Agreement.  This Agreement shall become effective as of Closing Date upon the satisfaction of the following conditions precedent:

(a)    Documentation.  The US Administrative Agent shall have received the following, duly executed by all the parties thereto, as applicable, in form and substance reasonably satisfactory to the US Administrative Agent and the Lenders:

(i)    this Agreement and all attached Exhibits and Schedules and the Notes, if requested by any Lender, payable to such Lender;

(ii)    the Guaranty executed by the Parent, the US Borrower, in its capacity as a Guarantor, the US Guarantors and the Canadian Guarantors;

(iii)    (A) the US Security Agreement executed by each US Credit Party, together with appropriate UCC-1 financing statements, if any, necessary for filing with the appropriate authorities and all certificates, if any, evidencing pledged Equity Interests with accompanying executed stock powers and (B) the Canadian Security Agreement executed by each Canadian Credit Party, together with appropriate PPSA financing statements, if any, necessary for filing with the appropriate authorities and all certificates, if any, evidencing pledged Equity Interests with accompanying executed stock powers;

(iv)    (A) certificates of insurance naming the US Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance and covering each US Credit Party’s Properties with such insurance carriers, for such amounts and covering such risks that are required hereunder; and (B) certificates of insurance naming the Canadian Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance and covering each Canadian Credit Party’s Properties with such insurance carriers, for such amounts and covering such risks that are required hereunder;

(v)    a certificate from a Responsible Officer of the US Borrower dated as of the Closing Date stating that as of such date all conditions precedent set forth in this Section 3.1 have been met; provided that, in the case of any such conditions precedent that require satisfaction of any Administrative Agent or Lenders, the US Borrower may assume such satisfaction;

(vi)    a secretary’s certificate or equivalent officer’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) organizational documents;

(vii)    certificates of good standing and existence for each Credit Party in each state or province in which each such Person is organized, which certificate shall be (A) dated a date not earlier than 30 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(viii)    customary legal opinions of Norton Rose Fulbright US LLP, as outside US special counsel to the Credit Parties, Norton Rose Fulbright Canada LLP, as Alberta and British Columbia local counsel to the Credit Parties, and Johnson & Jones, P.C., as Oklahoma local counsel to the Credit Parties; and

(ix)    such other documents, governmental certificates and agreements as the Administrative Agents or any Lender may reasonably request.

(b)    Consents; Authorization; Conflicts.  The Credit Parties shall have received any consents, licenses and approvals required in accordance with applicable Legal Requirement, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.

(c)    Representations and Warranties.  The representations and warranties contained in ARTICLE 4 and in each other Credit Document shall be true and correct in all material respects on and as of the Closing Date before and after giving effect to the initial Borrowings or issuance (including deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowings, as though made on and as of such date.

(d)    Payment of Fees.  The Borrowers shall have paid the fees and expenses required to be paid as of the Closing Date by Section 2.7(c) and Section Section 9.1 or any other provision of a Credit Document, except that notwithstanding the terms of Section 9.1, such expenses shall have been paid to the extent invoices for such expenses are received by the US Borrower at least one Business Day prior to the Closing Date.

(e)    Other Proceedings.  No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Document, or any transaction contemplated hereby or thereby or (ii) which in the judgment of the US Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f)    Material Adverse Change.  Since December 31, 2018, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(g)    Solvency.  The US Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit J.

(h)    Delivery of Financial Statements.  The US Administrative Agent shall have received true and correct copies of (A) audited consolidated financial statements for the Parent and the Restricted Subsidiaries for the fiscal year 2018, (B) unaudited consolidated financial statements of the Parent and its Restricted Subsidiaries for each fiscal quarter ending in 2019 at least 45 days prior to the Closing Date, and (C) a pro forma consolidated income statement and balance sheet for the Parent and its Restricted Subsidiaries for the 12-month period most recently ended prior to the Closing Date for which financial statements are available under clause (B) above, giving pro forma effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement).

(i)    Miscellaneous Due Diligence.  The US Administrative Agent shall have received or completed, and be reasonably satisfied with the result of a completed Schedule 4.5 which shall list all real property owned or leased by the Credit Parties and including a notation as to all locations where any equipment or Inventory of any Credit Party is kept.

(j)    No Advances.  No Advances shall be outstanding on the Closing Date.

(k)    USA Patriot Act and Beneficial Ownership Certification.  The US Administrative Agent shall have received, at least three business days prior to the Closing Date (or such later date approved by the US Administrative Agent) (i) all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act that is requested at least 10 Business Days prior to the Closing Date (other than as to any Person or entity which the US Administrative Agent was not aware of until after such 10th Business Day) and (ii) a Beneficial Ownership Certification in relation to each Borrower.

(l)    Lien Searches; Security Documents.  The US Administrative Agent shall have received all documents, instruments and reports necessary to perfect or evidence the US Administrative Agent’s Acceptable Security Interest in the Collateral, including reasonably satisfactory UCC and other lien searches and US or Canada intellectual property searches.

(m)    Compliance Certificate.  The US Administrative Agent shall have received a completed Compliance Certificate (as defined in the Existing Credit Agreement) signed by the chief financial officer, treasurer or controller (in any event, that is a Responsible Officer) of the US Borrower for the fiscal quarters ended December 31, 2018 and March 31, 2019 and reflecting compliance with the financial covenants in effect under the Existing Credit Agreement as of each such fiscal quarter end.

Section 3.2.    Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (other than the conversion of an Advance to an Advance of a different Type), the obligation of the Issuing Lender to issue, increase, renew or extend a Letter of Credit, shall be subject to the following conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension, as applicable:

(a)    Representations and Warranties.  As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Fronting Exposure provided in Section 2.15, the representations and warranties made by any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date.  Each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b)    No Event of Default.  As of the date of the making of any Advance, the issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Fronting Exposure provided in Section 2.15, as applicable, no Default or Event of Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, would not cause a Default or Event of Default.

(c)    Available Cash.  After giving effect to such Advance and the application of proceeds thereof, the Available Cash Balance shall not exceed the Available Cash Borrowing Limit.

(d)    Fixed Charge Coverage Ratio.  If a Covenant Testing Period is in effect, then after giving effect to such Advance and the application of the proceeds thereof, the pro forma Fixed Charge Coverage Ratio (as of the fiscal quarter end occurring immediately prior to the date such Advance is to be made and for which Financial Statements have been delivered to the US Administrative Agent as required under this Agreement) shall not be less than 1.00 to 1.00.

(e)    Compliance Calculation. If and to the extent reasonably requested by the applicable Administrative Agent, within one Business Day of receipt of a Notice of Borrowing, the US Borrower shall have provided to such Administrative Agent a reasonably detailed calculation of the pro forma Fixed Charge Coverage Ratio, if applicable, with such detail consistent with the Compliance Certificate.

Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the applicable Borrower of the proceeds of such Borrowing, the issuance, increase, renewal or extension of such Letter of Credit, and, if applicable, the reallocation of the Fronting Exposure, shall constitute a representation and warranty by each Borrower that on the date of such Borrowing, such issuance, increase, renewal or extension of such Letter of Credit or reallocation as applicable, the foregoing conditions, to the extent applicable, have been met.

Section 3.3.    Determinations under Sections 3.1 and 3.2.  For purposes of determining compliance with the conditions specified in Section 3.1 and Section Section 3.2, each Lender (other than the Lender that is an Administrative Agent) shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the applicable Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the applicable Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Credit Party jointly and severally represents and warrants as follows:

Section 4.1.    Organization.  Each Restricted Entity is duly organized and validly existing and in good standing (to the extent such concept is applicable) under the laws of its jurisdiction of incorporation or formation.  Each Restricted Entity is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change.  As of the Amendment No. 1 Effective Date, each Restricted Entity’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2.    Authorization.  The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party (a) are within such Credit Party’s corporate, limited liability company or partnership powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, as applicable, binding on or affecting such Credit Party, other than those for which waivers or consents have been obtained, (d) do not contravene any law or any material contractual obligation binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than (i) those that have been obtained and (ii) filings necessary to perfect Liens created pursuant to the Credit Documents.  At the time of the making of any Advance or the issuance, increase, renewal or extension of any Letter of Credit, the Borrowings thereunder and the use of the proceeds thereof are within the applicable Borrower’s corporate or limited liability company powers, have been duly authorized by all necessary action and do not contravene (x) the applicable Borrower’s bylaws or any other organizational document, (y) any Legal Requirement or (z) any material contractual restriction binding on or affecting the applicable Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than (i) those that have been obtained or provided and (ii) filings necessary to perfect Liens created pursuant to the Credit Documents.

Section 4.3.    Enforceability.  The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4.    Financial Condition.

(a)    The Credit Parties have delivered to the US Administrative Agent the financial statements required under Section 3.1(h), and such financial statements have been prepared in accordance with GAAP (except as otherwise expressly noted therein) and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as of the respective dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes.  As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons required to be disclosed in accordance with GAAP, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)    Since the Closing Date, after giving effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5.    Ownership and Liens; Real Property.  Each Restricted Entity (a) has good and indefeasible title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, material to the conduct of its business, and (b) none of the Property owned by any Restricted Entity is subject to any Lien except Permitted Liens.  As of the Amendment No. 1 Effective Date, and after giving effect to the Transactions, no Restricted Entity owns any real property other than those listed on Schedule 4.5 and all equipment and Inventory owned by any Credit Party are located at the fee owned or leased real property listed on Schedule 4.5 other than (i) office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications, (ii) Inventory held at Inventory processors and Inventory located on premises owned or operated by the customer that is to purchase such Inventory, (iii) equipment or Inventory located on premises subject to the Hawk Waiver Agreement and (iv) equipment of the Canadian Borrower held at 11111 Forbes Rd., Houston, TX 77075 pursuant to the Supplier Agreement the value of which, when aggregated with all other property of the Canadian Borrower held at such location, does not exceed $750,000.

Section 4.6.    True and Complete Disclosure.  As of the Amendment No. 1 Effective Date, all written factual information, other than forward looking information and projections and information of a general economic nature and general industry information about any Credit Party, prepared by or on behalf of each Credit Party and furnished to the US Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not, when furnished and taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not materially misleading.  All projections, estimates, budgets, and pro forma financial information furnished by each Credit Party (or on behalf of such Credit Party), were prepared in good faith based on assumptions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished, it being recognized by the US Administrative Agent and each Lender that such projections, estimates, budgets, and pro forma financial information are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent or its Subsidiaries, that no assurances can be given that any particular financial projections will be realized, that actual results may vary materially from the projections furnished.  The information included in each Beneficial Ownership Certification is true and correct in all respects.

Section 4.7.    Litigation.  There are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened in writing against any Restricted Entity, at law, in equity, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change.  Additionally, except as disclosed in writing to the US Administrative Agent, there is no pending or, to the knowledge of any Responsible Officer of any Credit Party, any action or proceeding instituted or threatened in writing against any Restricted Entity which seeks to adjudicate any Restricted Entity as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8.    Compliance with Agreements.

(a)    No Restricted Entity is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Restricted Entity is a party and which could reasonably be expected to result in a Material Adverse Change.

(b)    No Default has occurred and is continuing.

Section 4.9.    Pension Plans.  (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans and Multiemployer Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, in each case, except as could not reasonably be expected to result in liability exceeding $1,000,000, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no Restricted Entity nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) no Restricted Entity nor any member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being in reorganization or insolvent that could reasonably be expected to result in a Material Adverse Change.  Based upon GAAP existing as of the Amendment No. 1 Effective Date and current factual circumstances as of the Amendment No. 1 Effective Date, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to any Restricted Entity for post-retirement benefits to be provided to the current and former employees of any Restricted Entity under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10.    Environmental Condition.

(a)    Permits, Etc.  Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Property and the conduct of its businesses; (ii) has at all times been (or any noncompliance prior to the Closing Date has been cured) and is now in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit which remains outstanding; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)    Certain Liabilities.  To the Credit Parties’ actual knowledge none of the present or previously owned or operated Property of any Restricted Entity, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list (unless since deemed to need “no further action”), or their state or local analogs, or has been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws, except with respect to any of the foregoing to the extent that such actions could not reasonably be expected to result in any Restricted Entity or Lending Party incurring liability in excess of $1,000,000; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity, wherever located, which could reasonably be expected to result in a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could result in a Material Adverse Change.

(c)    Certain Actions.  Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other environmental restoration or remedial project undertaken by any Credit Party, any Restricted Entity or, to any Credit Party’s knowledge, any Restricted Entity’s former Subsidiaries on any of their presently or formerly owned or operated Property, except with respect to any of the foregoing to the extent that the failure to take such action could not reasonably be expected to result in any Restricted Entity or any Lending Party incurring liability in excess of $1,000,000 and (ii) the present and, to the Credit Parties’ best knowledge, future liability, if any, of any Restricted Entity which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11.    Subsidiaries.  As of the Amendment No. 1 Effective Date, the Parent has no Restricted Subsidiaries and no Unrestricted Subsidiaries other than those listed on Schedule 4.11.

Section 4.12.    Investment Company Act.  No Restricted Entity is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.13.    Taxes.

(a)    Proper and accurate (in all material respects) federal and all material state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by any Restricted Entity or any member of the affiliated group in which any Restricted Entity is included, if any, as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which is material in amount) may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP.

(b)    Proper and accurate amounts have been withheld by each Restricted Entity (including withholdings from employee wages and salaries relating to Canadian Benefit Plans contributions) and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law, except where contested in good faith and by appropriate proceedings and for which adequate reserves have been established in compliance with GAAP.

Section 4.14.    Permits, Licenses, etc.  Each Restricted Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business.  Each Restricted Entity manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15.    Regulations T, U and X.  No Restricted Entity is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Federal Reserve Board).  No part of the proceeds of any of the Advances or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation T, U or X.  Following the application of the proceeds of each Advance, not more than twenty-five percent (25%) of the value of the assets of the Credit Parties will be “margin stock”.

Section 4.16.    Insurance.  Each Restricted Entity carries insurance (which may be carried by the Restricted Entities on a consolidated basis) with reputable insurers in respect of such of their respective Properties and liabilities, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses in accordance with Section 5.3.

Section 4.17.    Security Interest.  Each Credit Party has authorized (as necessary) the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements.  When such financing statements are filed in the offices noted therein, the US Administrative Agent will have a valid and perfected security interest in all US Collateral that is capable of being perfected by filing financing statements.  When such PPSA filings are filed in the offices noted therein, the Canadian Administrative Agent will have a valid and perfected security interest in all Canadian Collateral that is capable of being perfected by filing PPSA filings.

Section 4.18.    Solvency.  Before and after giving effect to each Advance, the Restricted Entities are Solvent.

Section 4.19.    OFAC; Anti-Terrorism.  (a) No Credit Party, nor any of their respective Restricted Subsidiaries or, to the knowledge of any Credit Party, any director, officer, employee, agent, or affiliate of any Credit Party or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority or imposed pursuant to Canadian Anti-Terrorism and Economic Sanctions Laws (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is itself, or whose government is itself, the subject of Sanctions (any Person described in the preceding clauses (i) or (ii), being a “Sanctioned Person”).

(b)    No Credit Party will, directly or, to its knowledge, indirectly, use the proceeds of the Advances or the proceeds of any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is itself, or whose government is itself, the subject of Sanctions, except to the extent otherwise approved by OFAC, the U.S. Department of State and all other relevant Sanctions authorities or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).

Section 4.20.    Eligible Receivables.    As to each Receivable that is included as an Eligible Receivable in a Borrowing Base Certificate submitted to the US Administrative Agent, such Receivable is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Credit Party’s business, (b) owed to a Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than ordinary course of business offsets or trade allowances already netted against such Receivable in determining Eligible Receivable), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any agent-discretionary criteria) set forth in the definition of Eligible Receivables.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Termination Date:

Section 5.1.    Organization.  Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary to conduct its business and operations or the ownership of its Properties except where failure to exist (except in the case of the Restricted Entities) or qualify could reasonably be expected to result in a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.6 or Section 6.7.

Section 5.2.    Reporting.

(a)    Annual Financial Reports.  The Parent shall provide, or shall cause to be provided, to the US Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent (commencing with the fiscal year ending December 31, 2019), (i) a consolidated balance sheet of the Parent as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, (ii) a consolidating balance sheet of the

Parent and its Subsidiaries (with separate columns for (A) Parent and its Restricted Subsidiaries, (B) Repeat Precision and its Subsidiaries and (C) all other Unrestricted Subsidiaries, if any) as at the end of such fiscal year and the related consolidating statements of income or operations, and cash flows for such fiscal year, (iii) a consolidated balance sheet of Repeat Precision and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, and cash flows for such fiscal year, and (iv) only if there are any Unrestricted Subsidiaries other than Repeat Precision and its Subsidiaries, the consolidated balance sheet of all such Unrestricted Subsidiaries taken as a whole, as at the end of such fiscal year and the related consolidated statements of income or operations, and cash flows, taken as a whole, for such fiscal year, and in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements (but not, for the avoidance of doubt, any consolidating financial statements) to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing (or regionally recognized standing reasonably acceptable to the US Administrative Agent, it being understood that PWC LLP is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that, it shall not be a violation of this clause (a) if the audit and opinion accompanying such Financial Statements is subject to a “going concern” or like qualification solely as a result of the Maturity Date being scheduled to occur within 12 months from the date of such audit and opinion.

(b)    Quarterly Financials.  The Parent shall provide, or shall cause to be provided, to the US Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ending March 31, 2019), (i) a consolidated balance sheet of the Parent as at the end of such fiscal quarter and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, (ii) a consolidated balance sheet of the Parent and its Restricted Subsidiaries only as at the end of such fiscal quarter and the related consolidated statements of income or operations, and cash flows for such fiscal quarter, (iii) a consolidated balance sheet of Repeat Precision and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations, and cash flows for such fiscal quarter, and (iv) only if there are any Unrestricted Subsidiaries other than Repeat Precision and its Subsidiaries, a consolidated balance sheet of all Unrestricted Subsidiaries taken as a whole, as at the end of such fiscal quarter and the related consolidated statements of income or operations, and cash flows, taken as a whole, for such fiscal quarter, and in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements (but not, for the avoidance of doubt, consolidating financial statements) to be certified by the chief executive officer or chief financial officer of the Parent as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity (other than shareholders’ equity with respect to Repeat Precision or the Unrestricted Subsidiaries) and cash flows of the Parent, Repeat Precision, and the Unrestricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)    Monthly Financials.  The Parent shall provide, or shall cause to be provided, to the US Administrative Agent, as soon as available, but in any event within (x) 30 days after the end of each calendar month (commencing with April 2019) other than a calendar month end which corresponds to a fiscal quarter end, and (y) 45 days after the end of each calendar month that corresponds to a fiscal quarter end, (i) a consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of such month and the related consolidated statements of income or operations, and cash flows for such month, (ii) a consolidated balance sheet of Repeat Precision and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations, and cash flows for such month, and (iii) only if there are any Unrestricted Subsidiaries other than Repeat Precision and its Subsidiaries, a consolidated balance sheet of all Unrestricted Subsidiaries taken as a whole, as at the end of such month and the related consolidated statements of income or operations, and cash flows, taken as a whole, for such month, and in the case of each of the foregoing clauses (i), (ii) and (iii), for such month and for the portion of the Parent’s fiscal year then ended, all in reasonable detail, such consolidated statements (but not, for the avoidance of doubt, consolidating financial statements) to be certified by the chief executive officer or chief financial officer of the Parent as fairly presenting, in all material respects, the financial condition, results of operations, and cash flows of the Parent, Repeat Precision and the Unrestricted Subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(d)    Compliance Certificates; Borrowing Base Certificate; 13-Week Budget; Available Cash Balance.

    (i)    Concurrently with the delivery of the Financial Statements referred to in Section 5.2(a) and Section 5.2(b) above (or if such Financial Statements are delivered by filing with the SEC as permitted in 5.2(t) below, then no later than the earlier of (x) 30 days after the filing of such Financial Statements and (y) the dates the Financial Statements are required to be delivered in Section 5.2(a) or (b) above, as applicable), the US Borrower shall provide to the US Administrative Agent a duly completed Compliance Certificate signed by the chief financial officer, vice president of finance, treasurer or controller (in any event, that is a Responsible Officer) of the US Borrower (it being understood that the only calculation set forth in the Compliance Certificate for the fiscal quarter ended June 30, 2020 will be the calculation of the Leverage Ratio as of June 30, 2020 for purpose of determining the Applicable Margin as set forth in Schedule I);

    (ii)    As soon as available and in any event within 15 days after the end of each calendar month (commencing with July 2020), the US Borrower shall provide to the US Administrative Agent, a certificate of chief executive officer, chief financial officer, vice president of finance, treasurer or controller (in any event, that is a Responsible Officer) of the US Borrower calculating (A) the Borrowing Base in the form of the Borrowing Base Certificate then in effect as of the end of such calendar month, and (B) Liquidity as of the date of such certificate after giving effect to the Borrowing Base calculated therein, and attaching thereto, among other things, a monthly accounts receivable aging and accounts payables aging report of the Credit Parties provided that, if an Increased Reporting Period is in effect, then on or prior to Wednesday of each week (commencing with the first such Wednesday to occur in an Increased Reporting Period), the US Borrower shall provide to the US Administrative Agent, a certificate of chief executive officer, chief financial officer, vice president of finance, treasurer or controller (in any event, that is a Responsible Officer) of the US Borrower calculating (x) the Borrowing Base in the form of the Borrowing Base Certificate then in effect as of the immediately preceding Friday, and (y) Liquidity as of the date of such certificate after giving effect to the Borrowing Base calculated therein, and attaching thereto, among other things, a weekly accounts receivable aging and accounts payables aging report of the Credit Parties;

    (iii)    If an Increased Reporting Period is in effect, then concurrently with the Borrowing Base Certificate required under clause (ii) above, the US Borrower shall provide to the US Administrative Agent a certificate of chief executive officer, vice president of finance, chief financial officer, treasurer or controller (in any event, that is a Responsible Officer) of the US Borrower setting forth (A) an updated 13-Week Budget and (B) a variance report showing the percentage and dollar variance of actual receipts and disbursements for the immediately preceding week including a reconciliation of actual expenditures and disbursements with those set forth in the immediately preceding 13-Week Budget on a line by line basis showing any variance to the proposed corresponding line items of the 13-Week Budget for such week, in each case, in form and substance satisfactory to the US Administrative Agent; and

    (iv)    on each Available Cash Sweep Date, the US Borrower shall provide to the US Administrative Agent a certificate of chief executive officer, chief financial officer, vice president of finance, treasurer or controller (in any event, that is a Responsible Officer) of the US Borrower setting forth the calculation of the Available Cash Balance as of the Business Day immediately preceding such Available Cash Sweep Date and the payment, if any, due on such Available Cash Sweep Date pursuant to Section 2.5(c)(vi).

(e)    Annual Budget.  As soon as available and in any event within 60 days after the end of each fiscal year of the Parent, the US Borrower shall provide to the US Administrative Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis.

(f)    Defaults.  The US Borrower shall provide to the US Administrative Agent promptly, but in any event within five Business Days after any Responsible Officer of any Restricted Entity obtains knowledge thereof, notice of each Default or Event of Default known to any Responsible Officer of any Restricted Entity, together with a statement of a Responsible Officer of the US Borrower setting forth the details of such Default or Event of Default and the actions which such Restricted Entity has taken and proposes to take with respect thereto.

(g)    Other Creditors.  Each Credit Party shall provide to the US Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by any Restricted Entity pursuant to the terms of any indenture, loan agreement, credit agreement or similar agreement.

(h)    Litigation.  The US Borrower shall provide to the US Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, against any Restricted Entity or any of their respective assets that has a stated claim for damages in excess of $1,000,000.

(i)    Environmental Notices.  Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Responsible Officer of any Restricted Entity, the US Borrower shall provide the US Administrative Agent with a copy of any written form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability on a Restricted Entity in excess of $1,000,000, (ii) concerning any action or omission on the part of any Restricted Entity or any of their respective former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken by any Restricted Entity to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien under Environmental Law upon, against or in connection with any Restricted Entity or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.

(j)    Material Changes.  The US Borrower shall provide to the US Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Restricted Entity has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material

Adverse Change (other than changes in generalized market conditions affecting substantially all of the US Borrower’s competitors in a substantially similar fashion).

(k)    Termination Events.  As soon as possible and in any event (i) within 30 days after any Restricted Entity knows (or any Restricted Entity knows of the same with respect to a member of the Controlled Group) that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to result in liability to any Restricted Entity in excess of $1,000,000, and (ii) within 10 days after any Restricted Entity knows (or any Restricted Entity knows of the same with respect to a member of the Controlled Group) that any other Termination Event with respect to any Plan has occurred that could reasonably be expected to result in liability to any Restricted Entity in excess of $1,000,000, each Credit Party shall provide to the US Administrative Agent a statement of an authorized officer of the US Borrower describing such Termination Event and the action, if any, which any Restricted Entity proposes to take with respect thereto.

(l)    Termination of Plans.  Promptly and in any event within five Business Days after the receipt thereof by any Restricted Entity (or any Restricted Entity knows of the receipt thereof by any member of the Controlled Group) from the PBGC, the US Borrower shall provide to the US Administrative Agent copies of each notice received by such Restricted Entity, as applicable, or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan that could reasonably be expected to result in liability to any Restricted Entity in excess of $1,000,000.

(m)    Other ERISA Notices.  Promptly and in any event within five Business Days after receipt of a written notice concerning the imposition or amount of withdrawal liability imposed on any Restricted Entity or any member of the Controlled Group pursuant to Section 4202 of ERISA by any Restricted Entity (or any Restricted Entity knows of the receipt of such notice by any member of the Controlled Group) from a Multiemployer Plan sponsor that could reasonably be expected to result in liability of any Restricted Entity in excess of $1,000,000, the US Borrower shall, and shall cause each of its respective Restricted Entities to, provide to the US Administrative Agent a copy of each such notice received by such Restricted Entity or any such member of the Controlled Group.

(n)    Other Governmental Notices.  Promptly and in any event within five Business Days after receipt thereof by any Restricted Entity, the US Borrower shall provide to the US Administrative Agent a copy of any written notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority.

(o)    Disputes; etc.  The US Borrower shall provide to the US Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Restricted Entity, any such actions threatened in writing, or affecting any Restricted Entity, which could reasonably be expected to result in a Material Adverse Change, or any material labor controversy of which any Restricted Entity has knowledge resulting in or reasonably considered to be likely to result in a strike against such Restricted Entity, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Restricted Entity, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000.

(p)    Certificated Equipment.  If reasonably requested by either Administrative Agent, concurrently with the delivery of the Financial Statements under Section 5.2(b), the US Borrower shall provide to the US Administrative Agent a report or reports listing all of the Credit Parties’ certificated equipment which constitute Collateral, and setting forth (i) the state or province in which such certificated equipment is titled, and (ii) if applicable, the VIN or Serial Number, as applicable, of such certificated equipment.

(q)    Other Information.  Subject to the confidentiality provisions of Section 9.8, each Credit Party shall provide to the US Administrative Agent such other information respecting the business, operations, or Property of any Restricted Entity, financial or otherwise, as any Lender through the US Administrative Agent may reasonably request.

(r)    SEC; Public Filings; Investigations. (i) Promptly after the same are available, each Credit Party shall provide to the US Administrative Agent copies of each annual report, definitive proxy or financial statement or other report sent to the stockholders of the Parent, and copies of all annual and quarterly reports, reports on Form 8-K, and effective registration statements which the Parent files (or is required to file) with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the US Administrative Agent pursuant hereto.  (ii) Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, each Credit Party shall provide to the US Administrative Agent notice of any written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible investigation by such agency regarding any Credit Party or any Subsidiary thereof.

(s)    Copies.  The US Administrative Agent will distribute to each Lender copies of the information and notices it receives from any Credit Party pursuant to this Section 5.2.

(t)    Delivery of Items.  Documents required to be delivered pursuant to Section 5.2(a), Section 5.2(b), or Section 5.2(q) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such information is posted on “EDGAR” and/or the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at www.ncsmultistage.com or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything contained herein, in every instance the US Borrower shall be required to provide direct copies of the Compliance Certificates and the other certificates required by Section 5.2(d) to the Administrative Agents (which copies, as provided in Section 9.9, may be delivered by electronic mail).  Except for such certificates, the Administrative Agents shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  For the avoidance of doubt, (i) in the event that the Parent delivers to the US Administrative Agent a quarterly report on Form 10-Q for any Fiscal Quarter, as filed with the SEC, within 45 days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy the delivery requirement of Section 5.2(b) with respect to such Fiscal Quarter to the extent that it contains the information required by such section and otherwise complies with the other requirements in such section and (ii) in the event that the Parent delivers to the US Administrative Agent an annual report on Form 10-K for any Fiscal Year, as filed with the SEC, within 120 days after the end of such Fiscal Year, such Form 10-K shall satisfy the delivery requirement of Section 5.2(a) with respect to such Fiscal Year to the extent that it contains the information and report and opinion required by such section and otherwise complies with the other requirements in such section.

    Each Credit Party hereby acknowledges that (a) the Administrative Agents and/or the Lead Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of any Credit Party hereunder (collectively, “Company Materials”) by posting the Company Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”).  Each Credit Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” each Credit Party shall be deemed to have authorized the Administrative Agents, the Lead Arranger, the Issuing Lender and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Credit Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.8); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agents and the Lead Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 5.3.    Insurance.

(a)    Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, carry and maintain all such insurance (including hazard and business interruption insurance) in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and similarly located and reasonably acceptable to the US Administrative Agent and with reputable insurers reasonably acceptable to the US Administrative Agent.

(b)    Copies of all policies of insurance or certificates thereof covering the property or business of the Restricted Entities, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the US Borrower shall be delivered by the US Borrower to and retained by the US Administrative Agent.  All policies of property insurance with respect to the US Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the US Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the US Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the US Administrative Agent, and all policies of liability insurance (other than director and officer liability insurance and workers compensation insurance) shall name the US Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  All such policies covering any Credit Party or assets of any Credit Party shall contain a provision that notwithstanding any contrary agreements between any Credit Party, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as may be accepted by the US Administrative Agent) prior written notice to the US Administrative Agent. To the extent available on commercially reasonable terms, the US Borrower shall cause each policy of any Credit Party for liability or hazard insurance maintained in the US to extend coverage to the US Administrative Agent (for the benefit of the Secured Parties) for bodily injury, property damage, or personal injury.  From and after the 30th day following the Closing Date (or such longer period as may be agreed to by the US Administrative Agent in its sole discretion), the US Borrower shall cause the insurers under each policy covering property of any Credit Party and maintained in the US to waive their subrogation rights in connection with such policies.

(c)    All policies of property insurance with respect to the Canadian Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Canadian Administrative Agent for its benefit and the ratable benefit of the Canadian Secured Parties or name the Canadian Administrative Agent as loss payee for its benefit and the ratable benefit of the Canadian Secured Parties, in either case, in form reasonably satisfactory to the US Administrative Agent, and all policies of liability insurance (other than director and officer liability insurance and workers compensation insurance) shall name the Canadian

Administrative Agent for its benefit and the ratable benefit of the Canadian Secured Parties as an additional insured.  All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.  All such policies covering any Canadian Credit Party or assets of any Canadian Credit Party shall contain a provision that notwithstanding any contrary agreements between any Canadian Credit Party, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ (or such shorter period as may be accepted by the US Administrative Agent) prior written notice to the Canadian Administrative Agent. To the extent available on commercially reasonable terms, the Canadian Borrower shall cause each policy of any Canadian Credit Party for liability or hazard insurance maintained in the Canadian to extend coverage to the Canadian Administrative Agent (for the benefit of the Canadian Secured Parties) for bodily injury, property damage, or personal injury.  From and after the 30th day following the Closing Date (or such longer period as may be agreed to by the US Administrative Agent in its sole discretion), the Canadian Borrower shall cause the insurers under each policy covering property of any Canadian Credit Party and maintained in the US to waive their subrogation rights in connection with such policies.

(d)    If at any time an area, in which any real property located in the United States constituting Collateral is located, is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Parent shall, or shall cause its relevant Restricted Subsidiary to, as applicable, owning such real property, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended.

(e)    After the occurrence and during the continuance of an Event of Default, all Extraordinary Receipts on account of US Collateral shall be paid directly to the US Administrative Agent and if necessary, assigned to the US Administrative Agent, to be applied in accordance with Section 7.6, whether or not any of the Secured Obligations are then due and payable.  After the occurrence and during the continuance of an Event of Default, all Extraordinary Receipts on account of Canadian Collateral shall be paid directly to the Canadian Administrative Agent and if necessary, assigned to the Canadian Administrative Agent, to be applied in accordance with Section 7.6, whether or not the Canadian Secured Obligations are then due and payable.

(f)    In the event that any insurance proceeds as to a Credit Party or assets of a Credit Party are paid to any Restricted Entity after the occurrence and during the continuance of an Event of Default, the Parent shall or shall cause each of its Restricted Subsidiaries to, as applicable, hold the proceeds in trust for the applicable Administrative Agent, segregate the proceeds from the other funds of such Restricted Entity and promptly pay the proceeds to the applicable Administrative Agent with any necessary endorsement.  Upon the request of the applicable Administrative Agent, the Parent shall, and shall cause each of its Restricted Subsidiaries to, execute and deliver to such Administrative Agent any additional assignments and other documents as may be reasonably necessary to enable such Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4.    Compliance with Laws.

(a)    Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Legal Requirements which are applicable to such Person, the operations of such Person, or the Property owned, operated or leased by such Person (including ERISA and the Patriot Act), and maintain all consents, approvals, licenses and permits necessary for the ownership and operation of such Person’s Property and business, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

(b)    Notwithstanding the generality of clause (a) above, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, (i) create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agents, and (ii) not release any Hazardous Substance or Hazardous Waste into the environment and not permit any Restricted Entity’s Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agents.

Section 5.5.    Taxes.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes, assessments, and other charges and claims related thereto imposed on any Restricted Entity prior to the date on which penalties attach other than any Tax, assessment, charge, or claim which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6.    New Subsidiaries; Security.

(a)    Each Credit Party shall deliver to the US Administrative Agent each of the items set forth on Schedule 5.6 attached hereto with respect to each Subsidiary that is a Restricted Subsidiary that is created, acquired or designated after the Closing Date and within the time requirements set forth in Schedule 5.6.

(b)    The Parent agrees that at all times prior to the Termination Date, the applicable Administrative Agent shall have an Acceptable Security Interest in the applicable Collateral, as required below, to secure the performance and payment of the applicable Secured Obligations.  Subject to Section 5.16 and the last sentence of this Section 5.6(b), each Credit Party shall, and shall cause each of its Restricted Subsidiaries to grant to the US Administrative Agent a Lien in any Property (other than Excluded Properties) of such Restricted Entity now owned or hereafter acquired promptly and to take such actions as may be required under the Security Documents to ensure that the US Administrative Agent has an Acceptable Security Interest in such Property (other than, as to perfection, such Property constituting Excluded Perfection Collateral).  Notwithstanding the foregoing, the requirement in the preceding sentence shall not apply to NCS Multistage Argentina S.R.L., a Person formed under the laws of Argentina so long as the revenues attributable to such Subsidiary is not greater than 15% of the consolidated revenues of the Parent.

(c)    Each Credit Party shall deliver to the US Administrative Agent as to each fee owned real property acquired after the Closing Date (including through the acquisition or merger with the Person owning such real property) which does not constitute Excluded Property, within 45 days of acquiring such fee owned real property: (i) a fully executed Mortgage covering such real properties, (ii) with respect to such property located in the United States, a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is located in an area designated as a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (iii) with respect to such property located in the United States, if such property is located in an area designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of

1973, as it may be amended from time to time, (iv) such evidence of corporate authority to enter into such Mortgage as the applicable Administrative Agent may reasonably request, (v) if requested by the US Administrative Agent, a customary opinion of counsel for the Credit Parties in form and substance reasonably satisfactory to the US Administrative Agent related to such Mortgage (but not including title matters), (vi) with respect to each Mortgage, a mortgagee policy of title insurance or marked unconditional binder of title insurance, fully paid for by the US Borrower, insuring such Mortgage as a valid first priority Lien on the Property described therein in favor of applicable Administrative Agent, free of all Liens other than the Permitted Liens, and otherwise reasonably acceptable to the US Administrative Agent, which policy of title insurance shall be issued by a nationally recognized title insurance company reflecting a coverage amount at least equal to the fair market value (as reasonably determined by the US Borrower and approved by the US Administrative Agent in its sole discretion) of such real property; it being understood that (x) such mortgagee policy title insurance shall have been issued at the US Borrower’s expense by a title insurance company reasonably acceptable to the US Administrative Agent, (y) shall show a state of title and exceptions thereto, if any, reasonably acceptable to the US Administrative Agent and (z) shall contain such customary endorsements as may be reasonably required by the US Administrative Agent; and (vii) all material environmental reports and such other reports, audits or certifications in the possession of, or available to, any Restricted Entity, as the US Administrative Agent may reasonably request with respect to such real property.

Section 5.7.    Deposit Accounts/Securities/Commodities Accounts.  :

(a)    From and after the 60th day after the Closing Date (or such longer period as the applicable Administrative Agent may agree to in its sole discretion), each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is a Credit Party to, maintain all deposit accounts, securities accounts and all commodities accounts subject to Account Control Agreements; provided that, the requirements of this clause (a) shall not apply to (i) deposit accounts that are designated solely as accounts for, and are used solely for, (A) payment of salaries, wages, workers’ compensation, 401(k) or other employee benefit accounts, taxes or funds on deposit for the benefit of third parties not restricted by this Agreement or (B) petty cash in an aggregate amount not to exceed $100,000, (ii) deposit accounts held outside the United States or Canada by Credit Parties having its principal place of business outside the United States or Canada to the extent such accounts do not hold funds in excess of $1,500,000 in the aggregate, and (iii) deposit accounts held outside the United States or Canada by Credit Parties having its principal place of business outside the United States or Canada to the extent the Governmental Authority or Legal Requirement of the jurisdiction in which such accounts are held prohibits the transfer of funds outside of such jurisdiction or imposes a material penalty or costs to transfer funds outside of such jurisdiction (such deposit accounts described in this proviso, the “Excluded Accounts”).

(b)    From and after the 90th day after the Amendment No. 1 Effective Date (or such longer period as the applicable Administrative Agent may agree to in its sole discretion), each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is a Credit Party to, take reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by such Account Debtors directly to a Controlled Account that is not an Excluded Account (by wire transfer to the applicable depository bank or to a lockbox maintained by the applicable depository bank for deposit into such Controlled Account).

(c)    From and after the 90th day after the Amendment No. 1 Effective Date (or such longer period as the applicable Administrative Agent may agree to in its sole discretion), deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Credit Party) and proceeds of Collateral into a Controlled Account, except for balances in Excluded Accounts which are not proceeds of Eligible Receivables.

(d)    From and after the 90th day after the Amendment No. 1 Effective Date (or such longer period as the applicable Administrative Agent may agree to in its sole discretion), each Account Control Agreement shall provide, among other things, that (i) the depository bank will comply with any instructions originated by applicable Administrative Agent directing the disposition of the funds in each applicable Controlled Account without further consent by the applicable Credit Party, (ii) the depository bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against each applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (iii) upon the instruction of applicable Administrative Agent (an “Activation Instruction”), the depository bank will forward by daily sweep all amounts in each applicable Controlled Account to the applicable Administrative Agent’s account.  Each Administrative Agent and each Credit Party agrees that an Activation Instruction with respect to the Controlled Accounts may not be issued unless a Cash Dominion Event has occurred (and in such event, each Credit Party hereby authorizes and agrees that such Activation Instruction may be issued).  Each Administrative Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) after any Cash Dominion Period has ended.

(e)    Each Credit Party shall, each Credit Party shall, and shall cause each of its Subsidiaries that are Credit Parties to, close any of its Controlled Accounts (and establish replacement Controlled Account accounts in accordance with the foregoing sentence), other than Excluded Accounts, as promptly as practicable and in any event within 60 days after notice from an Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the applicable depository bank with respect to Controlled Account or an Administrative Agent’s liability under any Account Control Agreement with such depository bank is no longer acceptable in the applicable Administrative Agent’s reasonable judgment.

Section 5.8.    Records; Inspection.  Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition.  From time to time upon reasonable prior notice, each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, permit the Administrative Agents (or any Lender only if accompanying an Administrative Agent), at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Restricted Entities, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Restricted Entities, to visit and inspect the Property of the Restricted Entities, and to discuss the business operations and Property of the Restricted Entities with the officers and directors thereof; provided that, unless an Event of Default has occurred and is continuing, the Restricted Entities shall bear the costs of only one such visit and inspection per fiscal year.

Section 5.9.    Maintenance of Property.  Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, except for (a) normal wear and tear, (b) casualty which could not have been prevented with prudent operation and maintenance of such Property, and (c) condemnation; and shall abstain from, and cause each of its Restricted Entities to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.10.    Further Assurances.  Each Credit Party shall cure, or cause to be cured, promptly any defects in the execution and delivery of the Credit Documents.  Each Credit Party hereby authorizes the Administrative Agents to file any financing statements to the extent permitted by applicable Legal

Requirement in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents.  Each Credit Party at its expense will, and will cause each Restricted Subsidiary that is a Credit Party to, promptly execute and deliver to the Administrative Agents upon reasonable request by the Administrative Agents all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of any Credit Party or Restricted Subsidiary, as the case may be, in the Credit Documents (to the extent related to collateral), or to further evidence and more fully describe the collateral intended as security for the applicable Secured Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the applicable Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral.

Section 5.11.    Designations with Respect to Subsidiaries; Unrestricted Subsidiaries.

(a)    Unless designated in writing to the US Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of any Restricted Entity after the Closing Date, other than a Subsidiary of a Person designated in writing to the US Administrative Agent pursuant to this Section, shall be classified as a Restricted Subsidiary.

(b)    The Parent may designate from time to time and at any time any Subsidiary acquired or created after the Closing Date as an Unrestricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists, (ii) immediately after giving effect to such designation on a pro forma basis, the Restricted Entities would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Section 6.16 as of the end of the most recent fiscal quarter, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” for purposes of any indenture, credit agreement or similar agreement that contains the concept of “restricted” and “unrestricted” subsidiaries, and (iv) the Parent has delivered the certificate and the Financial Statements required under clause (d) below.

(c)    The Parent may designate from time to time and at any time an Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists, (ii) immediately after giving effect to such designation on a pro forma basis, the Restricted Entities would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, Section 6.16 as of the end of the most recent fiscal quarter and (iii) the Parent has delivered the certificate required under clause (d) below.

(d)    With respect to each designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, the Parent shall deliver to the US Administrative Agent (i) a certificate of a Responsible Officer of the Parent stating the effective date of such designation and stating that the conditions required under this Section 5.11 and, if such designation is of a Subsidiary as an Unrestricted Subsidiary, the conditions required under the definition of “Unrestricted Subsidiary” have been satisfied.  Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate and (ii) upon the reasonable request of the US Administrative Agent, updated Financial Statements giving effect to such designation for such periods and with such detail as may be reasonably requested by the US Administrative Agent;

(e)    All Subsidiaries of an Unrestricted Subsidiary shall be, upon their creation or acquisition, as the case may be, also Unrestricted Subsidiaries. Neither Borrower will permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Debt of, any Restricted Subsidiary other than as permitted under this Agreement.

(f)    The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary and the Subsidiaries of such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the US Borrower’s or applicable Credit Party’s investment therein. The designation of any Unrestricted Subsidiary to be a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

(g)    The Parent may not designate any Restricted Subsidiary existing on the Closing Date to be an Unrestricted Subsidiary.  Furthermore, the Parent may not designate any Restricted Subsidiary that is owed a Receivable included in the calculation of the then effective Borrowing Base to be an Unrestricted Subsidiary unless immediately prior to such designation the Borrowers have delivered a new Borrowing Base Certificate calculating and effecting a new Borrowing Base giving effect to the elimination of such Receivables.  For the avoidance of doubt, neither Borrower shall be an Unrestricted Subsidiary.

(h)    If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of clause (a) of the definition of “Unrestricted Subsidiary”, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Debt and Liens of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Debt and/or Liens are not permitted to be incurred as of such date under Section 6.1 and/or Section 6.2, hereof, as applicable, the Parent will be in default of such covenant.

Section 5.12.    Use of Proceeds; Use of Letters of Credit.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to use the proceeds of the Advances, the Swing Line Advances or the Letters of Credit solely for (a) working capital purposes of any Restricted Entity or (b) other general corporate purposes of any Restricted Entity, including payment of original issue discounts and upfront fees to any Lender, Permitted Acquisitions, Permitted Investments, Capital Expenditures that are permitted hereunder and Restricted Payments that are permitted hereunder.  No Credit Party shall, and shall not permit any of its respective Subsidiaries to, directly or, to its knowledge, indirectly, use any part of the proceeds of Advances or Letters of Credit or lend, contribute or otherwise make available such Advance or Letter of Credit or the proceeds of any Advance or Letter of Credit to any Person, (i) for any purpose which violates, or is inconsistent with, Regulations T, U, or X, (ii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is itself, or whose government is itself, the subject of Sanctions, except to the extent licensed or otherwise approved by OFAC, the U.S. Department of State and all other relevant Sanctions authorities or (iii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Advances, whether as underwriter, advisor, investor, or otherwise).

Section 5.13.    Permits, Licenses, etc.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, possess and maintain all licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names and copyrights except to the extent that the failure to maintain or possess the foregoing could not reasonably be expected to result in a Material Adverse Change.

Section 5.14.    OFAC; Anti-Terrorism. The Parent will maintain in effect policies and procedures designed to facilitate compliance by the Parent, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.15.    Appraisals; Field Exams.

(a)    Requested Appraisals.   The US Borrower shall, and shall cause each of its Subsidiaries to, cooperate with the US Administrative Agent, or its designee, in order for an industry recognized third party appraiser engaged and directed by the US Administrative Agent to conduct, all upon reasonable notice and at reasonable times during normal business hours (unless an Event of Default is continuing), an appraisal solely for the benefit of the US Administrative Agent and the US Facility Lenders but at the Credit Parties’ sole cost and expense, which written appraisal may cover information as reasonably requested by the US Administrative Agent, including, but not limited to, a detailed net orderly liquidation value for machinery, parts, Equipment, other fixed assets and Inventory of the US Borrower and the other Credit Parties, together with a specified procedures letter from such appraiser satisfactory to the US Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, and subject to clause (c) below, only one such appraisal may be performed per fiscal year.

(b)    Field Exam.  Each Borrower shall, and shall cause each of its Subsidiaries to, permit the applicable Administrative Agent to, at any reasonable time and upon reasonable prior notice, and from time to time upon request by the applicable Administrative Agent with reasonable notice, perform a field inspection of the books, records and asset value of the accounts receivable and inventory of the applicable Borrower and its Subsidiaries, including an audit, verification and inspection of the accounts receivable and inventory of the applicable Borrower and its Subsidiaries and, in any event, conducted by the applicable Administrative Agent or any other Person selected by the applicable Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, and subject to clause (c) below, only two such field exams may be performed per fiscal year.

(c)    Event of Default; Beneficiary.  If an Event of Default has occurred and is continuing, each Administrative Agent may perform any additional collateral audits, appraisals and field exams, and all such collateral audits, appraisals and field exams shall be performed at the applicable Borrowers’ sole cost and expense.  Notwithstanding anything herein to the contrary, (i) no Credit Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field exams or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party and (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof.

(d)    Non-Disclosure.  Notwithstanding anything to the contrary herein, neither the Borrowers nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrowers and their Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Legal Requirements to which any of the Borrower or Restricted Subsidiary is subject, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in violation of any confidentiality obligation owing by the Parent, any Borrower or any Restricted Subsidiary to any third party (provided such confidentiality obligations or attorney-client or similar privilege were not entered into in contemplation of the requirements of this Section 5.15).

Section 5.16.    Post-Closing.

(a)    Each Credit Party shall deliver to the US Administrative Agent each of the items set forth on Schedule 5.6 attached hereto with respect to each of STS Holdings Inc., a Nevada corporation, NCS

International LLC, a Texas limited liability company, NCS International 2, LLC, a Texas limited liability company within 30 days after the Amendment No. 1 Effective Date (or such later date acceptable to the US Administrative Agent in its sole discretion) instead of within the time requirements set forth in Schedule 5.6.

(b)    Within 10 Business Days after the Amendment No. 1 Effective Date (or such later date acceptable to the US Administrative Agent in its sole discretion), the Credit Parties shall deliver, or cause to be delivered, to the US Administrative Agent the original stock certificates evidencing all of the Equity Interests of STS Holdings Inc. in the name of the holder of such Equity Interests together with stock powers executed in blank (in form previously delivered to the US Administrative Agent for the stock certificates held in the name of the predecessor-in-interest to such holder.

(c)    Within 45 days after the Amendment No. 1 Effective Date (or such later date acceptable to the US Administrative Agent in its sole discretion), the Credit Parties shall have used commercially reasonable efforts to seek and deliver a lien waiver or subordination agreement in form and substance reasonably satisfactory to the US Administrative Agent for each leased premises on which any equipment or Inventory of any Credit Party is located (other such premises covered under Section 6.14(a)(iv) or (vi)).

(d)    Within 5 Business Days after the Amendment No. 1 Effective Date (or such later date acceptable to the US Administrative Agent in its sole discretion), the Credit Parties shall deliver, or cause to be delivered, to the US Administrative Agent the original promissory note dated as of December 16, 2019 made by Aero Lift Machine LLC, a Texas limited liability company in favor of one or more of the Credit Parties together with an allonge or other endorsement (in form and substance reasonably satisfactory to the US Administrative Agent) for such promissory note executed by the holder(s) of such promissory note in favor of the US Administrative Agent.

ARTICLE 6
NEGATIVE COVENANTS

Until the Termination Date:

Section 6.1.    Debt.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a)    the Obligations;

(b)    (i) intercompany Debt owed by any Credit Party to any other Credit Party, and (ii) intercompany Debt owed by any Restricted Entity that is not a Credit Party to any other Restricted Entity that is not a Credit Party;

(c)    intercompany Debt owed by any Credit Party to any Restricted Entity that is not a Credit Party; provided that:

(i)    such intercompany Debt shall be permitted as an Investment by such Credit Party pursuant to Section 6.3; and

(ii)    (A) the aggregate principal amount of such Debt permitted under this Section 6.1(c) shall not exceed $5,000,000 outstanding at any time, (B) such Debt shall not have a stated maturity date that is earlier than six months after the Maturity Date (as in effect at the time such intercompany Debt was incurred), (C) such Debt shall be subordinated to the Obligations under subordination terms substantially similar to those set forth in Schedule 6.19 attached hereto, and (D) such intercompany Debt is unsecured;

(d)    [reserved];

(e)    [reserved];

(f)    Debt consisting of purchase money indebtedness or Capital Leases described on Schedule 6.1 and all other purchase money indebtedness or Capital Leases; provided that, the aggregate principal of Debt permitted under this Section 6.1(f) shall not exceed $7,500,000 outstanding at any time;

(g)    Debt consisting of Hedging Arrangements permitted under Section 6.13;

(h)    Debt arising from the endorsement of instruments or other payment items for collection in the ordinary course of business;

(i)    Debt owed to any Person providing (or any Person who provides financing for) property, casualty, liability, or other insurance to any Restricted Entity in an aggregate outstanding amount not to exceed $500,000, so long as such Debt is incurred only to defer the premium cost of such insurance for the underlying term of such insurance policy;

(j)    Debt consisting of liabilities incurred in the ordinary course of business with respect to surety, customs, stay, appeal and performance bonds, completion guarantees and similar obligations in an aggregate amount not to exceed $500,000;

(k)    (i) Debt consisting of liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out obligation, tax-refund obligation or similar obligation of any Restricted Entity incurred in connection with the consummation of one or more Permitted Acquisitions, Permitted Asset Sales, or Permitted Investments to the extent such liabilities are not paid in cash at the consummation thereof and remain outstanding or will be incurred thereafter, and (ii) Debt arising from guaranties, letters of credit, bank guaranties, surety bonds, appeal bonds, performance bonds or similar instruments securing the performance of liabilities of any Restricted Entity described in the preceding clause (i); provided that (A) the aggregate outstanding amount of liabilities, obligations and other Debt permitted under this Section 6.1(k) shall not exceed $7,500,000, at any time, and (B) notwithstanding Section 6.2(h), no obligation, liability or other Debt described in the preceding clause (i) or (ii) shall be secured other than (x) with a Lien to the extent permitted under Section 6.2(t) below and (y) escrow arrangements which may be secured with the cash that is being held in such escrow;

(l)    Debt incurred arising (A) from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (B) in respect of Banking Services;

(m)    [reserved];

(n)    Debt (other than Debt owed by a Credit Party to another Credit Party) to the extent not otherwise permitted under this Section 6.1, including Subordinated Debt; provided that, the aggregate principal amount of the Debt permitted under this clause (n) shall not exceed $5,000,000 (plus any amounts paid as pay-in-kind interest on Subordinated Debt), outstanding at any time;

(o)    Debt owed by Non-Credit Parties in an aggregate principal amount not to exceed $2,500,000 outstanding at any time; and

(p)    unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, (i) no Default shall have occurred and be continuing at the time such Debt is incurred, (ii) such Debt does not require any purchase, retirement, prepayments, repayments, defeasance or redemption of any principal amount thereof other than at stated maturity and mandatory prepayments or puts triggered upon a change in control, sale of all or substantially all assets and certain asset sales, in each case, which are customary with respect to such type of Debt, (iii) such Debt shall not have a stated maturity date that is earlier than six months after the Maturity Date (determined at the time such Debt was incurred), (iv) the agreement governing such Debt shall not contain maintenance financial covenants or other terms and conditions, taken as a whole, that are materially more restrictive on the Credit Parties, taken as a whole, then the terms set forth in this Agreement, (v) the terms and conditions of such Debt, taken as a whole, are no more restrictive on the Credit Parties than the then available market terms and conditions for comparable issuers and issuances, (vi) both before and immediately after the incurrence of such Debt, the pro forma Leverage Ratio does not exceed 2.00 to 1.00, (vii) both before and immediately after the incurrence of such Debt, Liquidity is equal to or greater than 15% of the aggregate Commitments, and (viii) the aggregate principal amount of the Debt permitted under this clause (p) shall not exceed $10,000,000 outstanding at any time.

For the avoidance of doubt, each Debt permitted above includes any extension, refinancing, replacement, renewal or guarantee of such Debt so long as any such extension, refinancing, replacement, renewal and guarantee complies with the requirements of the Debt being extended, refinanced, replaced, renewed or guaranteed; provided that, (A) in the case of clauses (k), (m), and (n), the covenants, events of default, subordination (if applicable) and other provisions thereof (including any guarantees thereof), but excluding pricing, shall be, in the aggregate, not materially less favorable to the Lenders than those contained in the Debt being renewed or refinanced, and (B) nothing in this sentence is intended to, nor shall anything in this sentence be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above, including such Debt owed or owing to Non-Credit Parties or Credit Parties, except that, for the avoidance of doubt, the amount of a guarantee shall not be counted in addition to the amount of Debt being guaranteed.

Section 6.2.    Liens.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Restricted Entity, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a)    Liens securing the Secured Obligations pursuant to the Credit Documents;

(b)    Priming Liens securing obligations which (i) either (A) are not overdue for a period of more than 30 days or (B) if overdue by more than 30 days, are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established or (ii) do not exceed $250,000 in the aggregate at any one time outstanding when combined with the aggregate outstanding amount permitted under clause (d)(ii) below;

(c)    Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)    Liens for taxes, assessments, or other governmental charges or other levies which (i) are either (A) not yet due and payable or (B) if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP, or (ii) do not exceed $250,000 in the aggregate at any one time outstanding when combined with the aggregate outstanding amount under clause (b)(ii) above;

(e)    (i) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(f); provided that each such Lien shall encumber only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby does not exceed the purchase price of such property; provided further that individual financings incurred by a Person that are otherwise permitted to be secured under this clause (e) may be cross-collateralized to other such financings provided by the same lender or its Affiliates, (ii) to the extent constituting a Lien, leases or subleases granted to others not interfering in any material respect with the business of any Restricted Entity, and (iii) "protective" Liens granted in connection with sales permitted hereunder that are intended to be "true sales", or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction;

(f)    Liens consisting of minor easements, zoning restrictions, rights of way or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Restricted Entity to use such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use;

(g)    Liens arising solely by virtue of a depository institution’s standard account documentation or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts, securities accounts or other funds maintained with a depositary institution (including, for purposes of clarity, pooled and sweep accounts);

(h)    Liens on cash or securities pledged to secure performance of tenders, surety, customs, stay and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i)    Liens (including inchoate Liens) securing judgments for the payment of money not constituting an Event of Default;

(j)    Liens existing as of the date hereof and set forth on Schedule 6.2; provided that individual financings incurred by a Person that are otherwise permitted to be secured under this clause (j) may be cross-collateralized to other Permitted Debt provided by the same lender or its Affiliates;

(k)    Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Debt of the type described in and permitted under Section 6.1(i); provided that such Liens shall encumber only (i) the insurance proceeds of the insurance financed thereby, (ii) set-off rights  that reduce the unearned premiums, and (iii) any interest in any state guarantee fund relating to any financed policy;

(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)    Liens solely on any cash earnest money deposits made by any Restricted Entity in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or Permitted Investment;

(n)    Liens arising as the result of the filing of precautionary Uniform Commercial Code financing statements regarding operating leases;

(o)    Liens deemed to exist and encumbering Liquid Investments pursuant to repurchase agreements relating to dispositions of such Liquid Investments equivalents for fair value;

(p)    Liens arising out of conditional sale, title retention, consignment, bailee arrangements or other similar arrangements for the sale of goods permitted by this Agreement and entered into in the ordinary course of business;

(q)    Liens on Equity Interests in Joint Ventures which Liens are created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Restricted Entity in the applicable Joint Venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(r)    Liens assumed by any Restricted Entity or encumbering property acquired in connection with a Permitted Acquisition that secure Debt permitted by Section 6.1(m) to the extent (i) such Liens are in existence at the time of such Permitted Acquisition and were not created in anticipation thereof, (ii) such Lien encumbers only the Property so encumbered on the date acquired and the proceeds thereof and (iii) the Debt secured by such Liens does not thereafter increase in amount;

(s)    in the case of any real property in Canada, any reservations contained in any original grant from Canada and any rights of expropriation, access of use or other rights conferred by any statute of Canada or any province thereof; and

(t)    other Liens securing obligations in an aggregate principal amount not to exceed $1,500,000 in the aggregate at any one time outstanding; provided that such Liens shall not encumber any Collateral or any Property intended to be, or required under Section 5.6 to be, Collateral (in each case, other than cash and/or Liquid Investments).

Section 6.3.    Investments.

 No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or hold any direct or indirect Investment, other than the following (collectively, the “Permitted Investments”):

(a)    investments in the form of (i) trade credit by a Restricted Entity to customers of such Restricted Entity arising in the ordinary course of business and represented by accounts or notes from such customers, and (ii) advances by a Restricted Entity to suppliers of such Restricted Entity arising in the ordinary course of business and represented by accounts or notes from such suppliers;

(b)    cash and Liquid Investments;

(c)    Investments in Repeat Precision Investment made prior to the Closing Date;

(d)    (i) Investments by a Credit Party in any other Credit Party, (ii) Investments by a Non-Credit Party in any other Non-Credit Party, and (iii) Investments in the form of intercompany Debt made by a Non-Credit Party to a Credit Party as permitted under Section 6.1(c)(ii) above;

(e)    [reserved];

(f)    [reserved];

(g)    Investments in the form of Permitted Acquisitions (other than an Acquisition of Equity Interests in a Joint Venture); provided that, with respect to the acquired Property (including any acquired Subsidiaries), the Credit Parties comply with the other terms of the Credit Documents, including Section 5.6 and Section Section 5.7 of this Agreement;

(h)    creation of any additional Subsidiaries in compliance with Section 5.6 and Section 5.11;

(i)    Capital Expenditures permitted under Section 6.17;

(j)    Investments in the form of mergers, consolidations, amalgamations, liquidations or dissolutions of Restricted Entities in compliance with Section 6.6(a); provided that each such Investment otherwise complies with this Agreement, including Section 5.6 and Section 5.11 as to Subsidiaries; and provided that any such Investment that is a Joint Venture must also be otherwise permitted by Section 6.3;

(k)    creation of, or other Investments in, any Joint Ventures, Non-Credit Parties and/or Unrestricted Subsidiaries; provided that, the aggregate amount of such Investments permitted under this clause (k) shall not exceed (a) $5,000,000 at any one time outstanding plus (b) in the case of the Repeat Precision Investment, an additional amount not to exceed $3,000,000 at any one time outstanding, in each case under clauses (a) and (b);

(l)    (A) Investments in negotiable instruments deposited for collection and (B) endorsements of negotiable instruments and documents, in each case in the ordinary course of business;

(m)    Investments received in settlement of amounts due to any Restricted Entity effected in the ordinary course of business or owing to such Restricted Entity as a result of insolvency proceedings involving an account debtor or upon the foreclosure, deed in lieu of foreclosure, or enforcement of any Lien in favor of such Restricted Entity;

(n)    to the extent constituting an Investment, any Permitted Debt;

(o)    deposits of cash and Liquid Investments made in the ordinary course of business to secure performance of operating leases or utility or other services and prepaid expenses made in the ordinary course of business;

(p)    loans to employees, officers, and directors of any Restricted Entity made in the ordinary course of business; provided that, the aggregate outstanding amount of the loans permitted under this Section 6.3(p) does not exceed $500,000;

(q)    Investments held by a Person (or assets) acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(r)    Acquisitions permitted under Section 6.4;

(s)    other Investments in an aggregate amount not to exceed $2,500,000 at any one time outstanding; and

(t)    any Investments to the extent funded with Equity Issuance Proceeds resulting from issuance of common Equity Interests of the Parent or cash capital contributions on account of common Equity Interests of the Parent.

Section 6.4.    Acquisitions.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any Acquisition in a single transaction or related series of transactions other than:

(a)    Acquisitions to the extent funded with Equity Issuance Proceeds resulting from issuance of common Equity Interests of the Parent or cash capital contributions on account of common Equity Interests of the Parent or Equity Interests;

(b)    (i) Acquisitions of any Credit Party by any other Credit Party, and (ii) any merger, amalgamation or consolidation of any Credit Party to any other Credit Party, in each of the foregoing clauses (i) – (ii), subject to Section 6.6(a)(i);

(c)    to the extent constituting an Acquisition, any liquidation, dissolution or winding-up permitted by Section 6.6(a)(iv); and

(d)    Acquisitions to the extent not otherwise permitted above in this Section 6.4 and to the extent that the aggregate Total Consideration of all Acquisitions permitted under this Section 6.4(d) does not exceed $25,000,000 in any fiscal year;

provided, that, in the case of each of (a) and (d) above, (i) no Event of Default exists both before and after giving effect to such Acquisition, (ii) the Parent is in pro forma compliance with the covenants set forth in Section 6.16 after giving effect to such Acquisition and the US Borrower has delivered a pro forma Compliance Certificate reflecting such compliance, (iii) the pro forma Leverage Ratio as of the fiscal quarter ended immediately prior to the completion of such Acquisition for which Financial Statements are available does not exceed 2.00 to 1.00 and the US Borrower has delivered a pro forma Compliance Certificate reflecting such compliance, (iv) both before and immediately after giving effect to such Acquisition, Liquidity is equal to or greater than 15% of the aggregate Commitments, and (v) the EBITDA of the Target for the four-fiscal quarter period ended immediately prior to the completion of such Acquisition is greater than $0.

Section 6.5.    Agreements Restricting Liens.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to the Parent or any Borrower, or which requires the consent of other Persons in connection therewith other than:

(a)    this Agreement and the Security Documents;

(b)    agreements governing Debt permitted by Section 6.1(f) and Liens related thereto permitted pursuant to Section 6.2(e) to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c)    agreements governing Debt permitted by Section 6.1(i) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral (other than the proceeds of the property financed) to secure the Secured Obligations;

(d)    any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority or Legal Requirement, or (ii) restricts subletting, assignment or other transfer of leasehold interests contained in any lease governing a leasehold interest of any Restricted Entity and customary provisions in other contracts restricting assignment thereof;

(e)    any usual and customary prohibition or limitation that exists in any contract, license agreement, lease or other agreement to which any Restricted Entity is a party that is entered into in the ordinary course of business so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, (ii) is not agreed to with the intent of excluding such contract or the rights thereunder as Collateral, and (iii) such prohibition or limitation relates solely to the transaction or Property subject to such contract, license agreement, lease or other agreement;

(f)    any restriction with respect to any asset of any Restricted Entity imposed pursuant to an agreement which has been entered into for the Disposition of such assets or all or substantially all of the capital stock or assets of such Restricted Entity, so long as such sale or disposition is permitted under this Agreement and such restriction does not require a release of the Liens granted under the Security Documents at any time prior to completion of such Disposition;

(g)    contractual obligations binding on any Restricted Subsidiary (other than a Borrower) at the time the Restricted Subsidiary first becomes a Restricted Subsidiary (other than by designation), so long as such contractual obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(h)    (i) customary provisions in the organizational documents of any permitted Joint Venture and applicable solely to the Equity Interests of such Joint Venture and (ii) restrictions on the transfer of the Equity Interests of the Canadian Borrower and making Restricted Payments in the organizational documents of the Canadian Borrower; and

(i)    restrictions imposed by any agreement pursuant to which a Restricted Entity grants a security interest in cash or Liquid Investments that is a Permitted Lien, so long as such restrictions apply only to such cash or Liquid Investments.

Section 6.6.    Corporate Actions; Organizational Documents; Fiscal Year.

(a)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with or into any other Person, or dissolve, liquidate or wind up its affairs, except that:

(i)    any US Credit Party may merge, amalgamate or consolidate with any other US Credit Party, any Canadian Credit Party may merge, amalgamate or consolidate with any other Canadian Credit Party, and any Non-Credit Party may merge, amalgamate or consolidate with any other Non-Credit Party or any Credit Party; provided that (A) immediately after giving effect to any such proposed transaction no Default would exist, (B) in the case of any such merger, amalgamation or consolidation to which the US Borrower is a party, the US Borrower is the surviving entity (or in the case of an amalgamation, the resulting entity shall become the US Borrower hereunder and, if requested by the US Administrative Agent, the US Administrative Agent shall receive a customary opinion of counsel for such new US Borrower in form and substance reasonably satisfactory to the US Administrative Agent substantially similar to the legal opinion delivered on the Closing Date with respect to the US Credit Parties in existence on the Closing Date), (C) in the case of any such merger, amalgamation or consolidation to which the Canadian Borrower is a party, the Canadian Borrower is the surviving entity (or in the case of an amalgamation, the resulting entity shall become the Canadian Borrower hereunder and, if requested by the Canadian Administrative Agent, the Canadian Administrative Agent shall receive a customary opinion of counsel for such new Canadian Borrower in form and substance reasonably satisfactory to the Canadian Administrative Agent substantially similar to the legal opinion delivered on the Closing Date with respect to the Canadian Credit Parties in existence on the Closing Date), (D) in the case of any such merger, amalgamation or consolidation to which a Non-Credit Party and a US Credit Party is a party, a US Credit Party shall be the surviving entity, and (E) in the case of any such merger, amalgamation or consolidation to which a Non-Credit Party and a Canadian Credit Party is a party but a US Credit Party is not a party thereto, a Canadian Credit Party shall be the surviving entity;

(ii)    (A) US Borrower may merge, amalgamate or be consolidated with any Person that is not a Subsidiary in order to consummate a Permitted Acquisition; provided that immediately after giving effect to any such proposed transaction no Default would exist and the US Borrower is the surviving entity (or in the case of an amalgamation, the resulting entity shall become the US Borrower hereunder) and (B) Canadian Borrower may merge, amalgamate or be consolidated with any Person that is not a Subsidiary in order to consummate a Permitted Acquisition; provided that immediately after giving effect to any such proposed transaction no Default would exist and the Canadian Borrower is the surviving entity (or in the case of an amalgamation, the resulting entity shall become the Canadian Borrower hereunder);

(iii)    any Restricted Subsidiary of the Parent (other than a Borrower) may merge, amalgamate or consolidate with any Person that is not a Restricted Entity in order to consummate a Permitted Acquisition; provided that immediately after giving effect to any such proposed transaction (A) no Default would exist, (B) in the case of any such merger, amalgamation or consolidation to which a US Credit Party is a party, such US Credit Party is the surviving entity (or in the case of an amalgamation, the resulting entity shall become a US Credit Party hereunder), and (C) in the case of any such merger, amalgamation or consolidation to which a Canadian Credit Party is a party, such Canadian Credit Party is the surviving entity (or in the case of an amalgamation, the resulting entity shall become a Canadian Credit Party hereunder); and

(iv)    any Restricted Subsidiary of the Parent (other than a Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change and such Restricted Subsidiary may effect the same by merger, amalgamation or consolidation that is permitted under this Section 6.6(a).

(b)    No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (i) other than as required under clause (iv) below, without at least 15 days (or such shorter period as agreed to by the US Administrative Agent) prior written notice to the US Administrative Agent, change its name, state or province of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, by laws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to materially and adversely affect the Lenders, (iii) change the fiscal year end of the Parent from December 31, or (iv) change the jurisdiction of its incorporation, formation or organization (through reorganization or otherwise) to a jurisdiction of any other country without at least 30 days (or such shorter period as agreed to by the US Administrative Agent) prior written notice to, and the prior written consent of, the US Administrative Agent.

Section 6.7.    Disposition of Assets.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make a Disposition other than:

(a)    (i) Disposition of any Property by any Credit Party to any other Credit Party; provided that, at the reasonable request of the US Administrative Agent, with respect to Collateral that is real property, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to the US Administrative Agent,

(ii)  [reserved],

(a)    (iii) Disposition of any Property by any Non-Credit Party to any other Non-Credit Party,

(b)    (iv) [reserved], and

(c)    (v) Disposition of any Property between any Credit Party and any Non-Credit Party to the extent such Disposition (A) is otherwise permitted under this Section 6.7 or as an Investment under Section 6.3(d), and (B) in the case of Disposition of cash or Liquid Investments, such Disposition is otherwise permitted as an Investment under Section 6.3;

(b)    (i) sale of Inventory in the ordinary course of business and (ii) Disposition of cash or Liquid Investments in the ordinary course of business;

(c)    Disposition of worn out or obsolete equipment in the ordinary course of business;

(d)    abandonment or other Disposition of patents, trademarks and copyrights, and other Properties, in each case, which is no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries taken as a whole;

(e)    mergers, consolidations, amalgamations, liquidations or dissolutions in compliance with Section 6.6(a);

(f)    Disposition of any assets required under Legal Requirements;

(g)    leases or licenses or subleases or sublicenses of real or personal property in the ordinary course of business;

(h)    the sale or discount, in each case without recourse, or settlements of accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and only if such accounts are determined to be uncollectible in the reasonable judgment of such Restricted Entity;

(i)    any involuntary loss, damage or destruction of property;

(j)    a Permitted Investment to the extent such investment constitutes a Disposition or the making of a Restricted Payment that is expressly permitted to be made under this Agreement;

(k)    the termination or unwinding of any Hedging Arrangement;

(l)    Dispositions consisting of sale leaseback transactions permitted by Section 6.11;

(m)    Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such equipment are immediately applied to the purchase price of such replacement equipment;

(n)    any surrender, waiver, settlement, compromise, modification, termination or release of, in the ordinary course of business, (i) a contract right, but only to the extent such contract right is either (A) an inchoate or contingent right to receive payment of any kind or (B) a contract right that is not a right to receive payment of any kind, or (ii) tort or other litigation claims; and

(o)    Dispositions not otherwise permitted under the preceding clauses of this Section 6.7 (but including Dispositions permitted under (a)(v) above that are not otherwise permitted under any other clause of this Section 6.7); provided that, the aggregate fair market value of the Properties that are the subject of such Disposition made pursuant to this Section 6.7(o), does not exceed the greater of (i) $800,000 and (ii) 5% of the book value of total fixed assets of the Restricted Entities.

Section 6.8.    Restricted Payments.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments except that:

(a)    (i) any Credit Party may make Restricted Payments to any Credit Party, and (ii) any Non-Credit Party may make Restricted Payments to any other Non-Credit Party or to any Credit Party;

(b)    any Restricted Entity may make cash payments to or on behalf of the Parent in an aggregate amount not to exceed $50,000 in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock of the Parent (or any direct or indirect parent thereof);

(c)    to the extent constituting a Restricted Payment, transactions permitted by Section 6.6 and Section Section 6.9;

(d)    [reserved]; and

(e)    so long as no Default exists or would result from the making of such Restricted Payment, any Restricted Entity may make cash Restricted Payments in an amount not to exceed the sum of $750,000 in the aggregate per fiscal year to existing and former officers, directors, members of management, employees, managers or consultants of any Restricted Entity (or the estate, heirs, family members, domestic partners, former domestic spouses, spouses or former spouses of any of the foregoing); provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of any Restricted Entity, or direct or indirect parent thereof, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person.

Section 6.9.    Affiliate Transactions.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any

Investment, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Restricted Entities (or if a Credit Party is involved, with any of their Affiliates which are not Credit Parties) unless such transaction or series of transactions is on terms no less favorable to such Restricted Entity (or if applicable, such Credit Party) than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate; provided however, that the restrictions in this Section 6.9 shall not apply to:

(a)    the Restricted Payments permitted under Section 6.8,

(b)    transactions solely by or among Credit Parties that are otherwise permitted by ARTICLE 6 and transactions solely by or among Non-Credit Parties that are otherwise permitted by ARTICLE 6; and

(c)    reasonable and customary director, officer and employee compensation (including bonuses), indemnification, severance and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.10.    Line of Business.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any material change to the character of the Restricted Entities’ collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to the Restricted Entities’ collective business as presently and normally conducted.

Section 6.11.    Sale and Leaseback Transactions.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Restricted Entity shall lease, as lessee, such Property or any part thereof which such Restricted Entity intends to use for substantially the same purpose as the Property sold or transferred; provided that, any Restricted Entity may effect such transactions so long as such transactions do not exceed $250,000 in the aggregate at any time outstanding; provided, further that to the extent constituting a sale and leaseback transaction, any Restricted Entity may enter into Capital Leases and purchase money transactions as permitted pursuant to Section 6.1 or Section Section 6.2 without regard to the foregoing dollar limitation.

Section 6.12.    Operating Leases.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP other than (a) operating leases between or among Credit Parties, (b) operating leases between or among Non-Credit Parties, (c) operating leases existing on the Closing Date and listed on Schedule 6.12 attached hereto and any extension, renewal or replacement thereof, and (d) other operating leases with annual rental and other payment obligations in the aggregate not to exceed $3,500,000 for such fiscal year.

Section 6.13.    Limitation on Hedging.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions (including currency exchange, interest rates and commodities) related to the Restricted Entities’ operations, or (ii) obligates any Restricted Entity to any margin call requirements or otherwise requires any Restricted Entity to put up money, assets or other security (other than (w) Liens granted under the Security Documents to secure all or a portion of the Secured Obligations, (x) Letters of Credit issued hereunder, (y) unsecured letters of credit, and (z) cash collateral to the extent required under applicable Legal Requirement).

Section 6.14.    Landlord Agreements.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries that is, or in required to be, a Credit Party to:

(a)    hold, store or otherwise maintain any equipment or Inventory that is intended to constitute Collateral pursuant to the Security Documents at premises within the US or Canada which are not owned by a Credit Party unless (i) such equipment or Inventory is located at the job site under which such equipment is then currently under contract, (ii) such equipment or Inventory is stored on a former job site for less than 21 days pending transport to another job site so long as the Person with any right to such premises has no Lien or other right to such equipment, (iii) such equipment or Inventory is located at premises (y) subject to the Hawk Waiver Agreement or (z) within the US or Canada that are leased by a Credit Party and, subject to Section 5.16, such Credit Party has used commercially reasonable efforts to seek and deliver a lien waiver or subordination agreement in form and substance reasonably satisfactory to the US Administrative Agent, (iv) such equipment is office equipment located at any Credit Party’s regional corporate headquarters or sales offices, (v) such Inventory is located on premises owned or operated by a customer that is anticipated to purchase such Inventory, (vii) such Inventory or equipment is owned by the Canadian Borrower but located on the premise owned by AERO Lift Machine LLC at 11111 Forbes Rd., Houston, TX 77075 pursuant to the terms of the Supplier Agreement but only to the extent the aggregate value of all such Inventory and equipment at such location does not exceed $750,000, or (vi) the aggregate value of all other equipment and Inventory that is intended to constitute Collateral that is located at premises within the US or Canada which are leased by the Credit Parties and which are not covered by a lien waiver or subordination agreement in form and substance reasonably satisfactory to the US Administrative Agent, not described in clauses (i) through (vii) above, is less than 10% of the book value of all equipment and Inventory of the Credit Parties; provided, that, notwithstanding the foregoing, the premises located at the following addresses: (A) P.O. Box 569, Linden, Alberta, T0M1J0, Canada and (B) 202 6th St. NW Linden, Alberta T0M 1J0 shall at all times be subject to the Hawk Waiver Agreement;

(b)    [reserved]; or

(c)    after the Closing Date, enter into any new verbal or written leases for premises located in the US or Canada where any equipment or Inventory that is intended to constitute Collateral is, or is expected to be, held, stored or otherwise maintained with any Person with whom such Credit Party has not used commercially reasonable efforts to seek and deliver a lien waiver or subordination agreement in form and substance reasonably satisfactory to the applicable Administrative Agent (other than extensions of existing leases) unless the equipment or Inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

Section 6.15.    Reserved.

Section 6.16.    Financial Covenants.

(a)    From and after the Amendment No. 1 Effective Date, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit the Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), to be less than 1.00 to 1.00.

(b)    From and after the Amendment No. 1 Effective Date, the Parent shall not, nor shall it permit any of its Restricted Subsidiaries to, permit Liquidity to be less than $7,500,000, as of each date that a Borrowing Base Certificate is required to be delivered under Section 5.2(d).

Section 6.17.    Capital Expenditures.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, incur Capital Expenditures unless such Capital Expenditures would not cause the sum of the total Capital Expenditures (excluding (a) Capital Expenditures funded solely with Equity Issuance Proceeds resulting from issuance of common Equity Interests of the Parent, (b) Permitted Acquisitions to the extent constituting Capital Expenditures, (c) Capital Expenditures to the extent financed with insurance or condemnation proceeds, and (d) in the event of any asset purchased simultaneously with the trade-in of an existing asset for fair market value, the gross amount of the credit granted by the seller for the asset being traded in at such time) of the Restricted Entities in any fiscal year to exceed the Capital Expenditure Amount for such fiscal year.

Section 6.18.    Prepayment of Certain Debt and Other Obligations.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of the subordination terms of, any Debt (including, but not limited to, Subordinated Debt), except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than any payments of Subordinated Debt in violation of the applicable subordination terms and Debt permitted under Section 6.1(p)) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Subordinated Debt and Debt permitted under Section 6.1(p), and (d) so long as no Event of Default exists or would result therefrom, the prepayment, redemption, purchase, defeasance or other satisfaction of Permitted Debt between and among Credit Parties set forth on Schedule 6.1.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make any payments of principal or interest with respect to Subordinated Debt, except to the extent permitted under the applicable subordination terms.

ARTICLE 7
DEFAULTS AND REMEDIES

Section 7.1.    Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)    Payment Failure.  Any Credit Party (i) fails to pay any principal when due under this Agreement (including reimbursement obligations with respect to Letters of Credit and the obligation to turn over insurance proceeds under Section 5.3(e)) or (ii) fails to pay, within three Business Days of the date when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)    False Representation or Warranties.  Any representation or warranty made or deemed to be made by any Credit Party in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)    Breach of Covenant.  (i) Any breach by any Credit Party of any of the covenants in Section 5.1 (as to the existence of a Borrower only), Section 5.2(f), Section 5.2(h), Section 5.3(a) and (c) (in each case, as to procurement and maintenance of insurance), Section 5.12, 5.16 or ARTICLE 6 or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach described in this clause (ii) shall remain unremedied for a period of 30 days following the date on which Administrative Agent gives notice of such failure to the US Borrower;

(d)    Guaranty.  Any provision in the Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding (other than in accordance with its terms) on any Credit Party party thereto or shall be contested by any Credit Party thereto; any Credit Party shall deny in writing that it has any liability or obligation under the Guaranty;

(e)    Security Documents.  Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding (other than in accordance with its terms) on the Credit Party that is a party thereto or any Credit Party shall so state in writing (unless released or terminated pursuant to the terms of such Security Document or this Agreement);

(f)    Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt under the Credit Documents) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (other than Debt under the Credit Documents), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any Debt of the Restricted Entities which is outstanding in a principal amount of at least $2,500,000 individually or in the aggregate (other than Debt under the Credit Documents) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by an irrevocable optional prepayment elected by the Restricted Entities); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the Swap Termination Value that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)    Bankruptcy and Insolvency.  Any Restricted Entity (i) admits in writing its inability to pay its debts generally as they become due; makes a general assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under Debtor Relief Laws; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief, in each case, for the benefit of creditors, or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under Debtor Relief Laws and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)    Adverse Judgment.  Any Restricted Entity has had entered against it unpaid final judgments since the date of this Agreement in an aggregate amount (less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability) greater than $5,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)    Termination Events.  Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Credit Party by the US Administrative Agent, such Termination Event shall not have been corrected, which results in, or could reasonably be expected to result in, liability of the Restricted Entities in an aggregate amount in excess of $2,500,000;

(j)    Plan Withdrawals.  Any Restricted Entity or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $2,500,000;

(k)    Credit Documents.  Except as provided in clauses (d) and (e) of this Section 7.1, any material provision of any Credit Document shall for any reason cease to be valid and binding on any Credit Party (other than in accordance with its terms) or any such Person shall so state in writing; or

(l)    Change in Control.  The occurrence of a Change in Control.

(m)    Repeat Precision.  Repeat Precision creates, assumes, incurs, suffers to exist, or in any manner is liable, directly, indirectly, or contingently in respect of, any Debt in excess of $10,000,000 in the aggregate at any time outstanding.

Section 7.2.    Optional Acceleration of Maturity.  If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a)    the US Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the US Borrower, declare that the obligation of each US Facility Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the US Borrower, declare the US Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the US Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the US Credit Parties,

(b)    the Canadian Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Canadian Borrower, declare that the obligation of each Canadian Facility Lender to make Advances shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Canadian Borrower, declare the Canadian Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Canadian Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Canadian Credit Parties,

(c)    the Borrowers shall, on demand of the US Administrative Agent at the request or with the consent of the US Majority Lenders, deposit with the US Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the US Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(d)    the applicable Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the applicable Secured Parties by appropriate proceedings.

Section 7.3.    Automatic Acceleration of Maturity.  If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)    the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b)    the Borrowers shall, on demand of the US Administrative Agent at the request or with the consent of the US Majority Lenders, deposit with the US Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the US Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)    the applicable Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the applicable Secured Parties by appropriate proceedings.

Section 7.4.    Set-off.  If an Event of Default shall have occurred and be continuing, each Administrative Agent, the Swing Line Lender, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Administrative Agent, the Swing Line Lender, such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of any Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Administrative Agent, the Swing Line Lender, such Lender, the Issuing Lender or such Affiliate, irrespective of whether or not such Administrative Agent, the Swing Line Lender, such Lender, the Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Administrative Agent, the Swing Line Lender, such Lender, such Affiliate or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Administrative Agent, the Swing Line Lender, each Lender, the Issuing Lender and their respective Affiliates under this Section 7.4 are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, the Swing Line Lender, such Lender, the Issuing Lender or their respective Affiliates may have.  The Swing Line Lender, each Lender and the Issuing Lender agrees to notify the US Borrower and the US Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5.    Remedies Cumulative, No Waiver.  No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy.  No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.  No notice to or demand upon any Borrower or any other Credit Party shall entitle any Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6.    Application of Payments.

(a)    Prior to an Event of Default.  Prior to an Event of Default, all payments made hereunder shall be applied by the applicable Administrative Agent as directed by the applicable Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12.

(b)    After Event of Default (Collateral).  During the existence of an Event of Default, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Secured Obligations by the Administrative Agents in the following order and manner:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agents in their capacity as such, the Issuing Lender in its capacity as such and the Swing Line Lender in its capacity as such, ratably among the Administrative Agents, the Issuing Lender and Swing Line Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Credit Documents, including attorney fees, ratably among the Lenders in proportion to the Dollar Equivalent of the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Advances and Letter of Credit Obligations, ratably among the Lenders in proportion to the Dollar Equivalent of the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Advances, Letter of Credit Obligations and payment obligations then owing under Hedging Arrangements and Banking Services Obligations, ratably among the Lenders, the Issuing Lender, the Swap Counterparties and the Banking Services Providers in proportion to the Dollar Equivalent of the respective amounts described in this clause Fourth payable to them;

Fifth, to the US Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any Letter of Credit Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable Legal Requirements.

Notwithstanding the foregoing, Secured Obligations arising under Hedging Arrangements and Banking Services Obligations shall be excluded from the application described above if the US Administrative Agent has not received written notice thereof, together with such supporting documentation as the US

Administrative Agent may request, from the applicable Swap Counterparty and Banking Services Provider, as the case may be.  Each Swap Counterparty and Banking Services Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the US Administrative Agent pursuant to the terms of ARTICLE 8 for itself and its Affiliates as if a “Lender” party hereto.

(c)    Reserved.

Section 7.7.    Equity Right to Cure.

(a)    Notwithstanding anything to the contrary contained in Section 7.1(c)(i), in the event of any Event of Default under the covenant set forth in Section 6.16(a) (Fixed Charge Coverage Ratio), and until the expiration of the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Parent may sell or issue its common Equity Interests (or other Equity Interests on terms reasonably acceptable to the Administrative Agent) to any Person (to the extent such transaction would not result in a Change of Control) or obtain cash capital contributions on account of common Equity Interests (or other Equity Interests on terms reasonably acceptable to the Administrative Agent) of the Parent (each a “Covenant Cure Payment”), and apply the Equity Issuance Proceeds thereof or such cash capital contributions to increase EBITDA with respect to such applicable quarter (and include it as EBITDA in such quarter for any four fiscal quarter period including such quarter), thereupon the Parent’s compliance with the covenant set forth in Sections 6.16(a) shall be recalculated giving pro forma effect to such increase in EBITDA; provided that (i) such Equity Issuance Proceeds or cash capital contributions are actually received by the Parent no later than fifteen (15) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder, and (ii) the amount of such Equity Issuance Proceeds included as EBITDA for any such fiscal quarter shall not exceed the minimum amount necessary to cause the minimum Fixed Charge Coverage Ratio on a pro forma basis after giving effect to the cure provided herein, to be in compliance under Section 6.16(a) for the applicable period. Upon the Administrative Agent’s receipt of a written notice from the Parent that the Parent intends to exercise a Cure Right (a “Notice of Intent to Cure”) (together with the financial statements required pursuant to Section 5.2(a) or (b), as applicable, and the related Compliance Certificate required pursuant to Section 5.2(d) for the applicable fiscal period) until the earlier to occur of (i) the date on which the Administrative Agent is notified by the Parent that such Cure Right will not be consummated and (ii) the date that is sixteen (16) Business Days after the date on which the applicable financial statements are required to be delivered pursuant to Section 5.2(a) or (b), neither the Administrative Agent (nor any sub-Agent therefor) nor any Lender nor any other Secured Party shall (x) exercise any right to accelerate the Advances or terminate the Revolving Commitments, (y) impose interest at the Default Rate, or (z) exercise any right to foreclose on or take possession of the Collateral, or any other right or remedy under the Credit Documents, in each case, solely on the basis of the failure to comply with Section 6.16(a) (it being understood that, notwithstanding the foregoing, any such failure to comply with Section 6.16(a) shall still constitute a Default for all other purposes (other than for purposes of Section 9.7(b)(iii)(A)) under this Agreement and the other Credit Documents until such failure to comply is cured in accordance with this Section 7.7). Subject to the terms set forth above and the terms in clauses (b) and (c) below, upon (A) application of the Equity Issuance Proceeds as provided above within the fifteen (15) Business Day period described above in such amounts sufficient to cure the applicable breach of Section 6.16(a), and (B) delivery of an updated Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with the covenant, any Events of Default relating to such covenant shall be deemed cured for all purposes of the Credit Agreement and the other Credit Documents and no longer in existence and such covenant shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date.

(b)    The parties hereby acknowledge and agree that (i) this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliance hereunder other than the Fixed Charge Coverage Ratio covenant set forth in Section 6.16(a), (ii) the application of proceeds from the Covenant Cure Payment shall not result in any pro forma reduction of the amount of Debt for the fiscal quarter in which such payment was made (other than with respect to any future period which includes such fiscal quarter), and (iii) any determination of the Leverage Ratio for purposes of determining pricing or for any other calculations from time to time subject to the Leverage Ratio or Fixed Charge Coverage Ratio shall be made without giving effect to the application of the Covenant Cure Payment and corresponding adjustment to EBITDA.

(c)    In each period of four consecutive fiscal quarters, (i) there shall be at least two (2) fiscal quarters in which no Covenant Cure Payment is made, and (ii) a Covenant Cure Payment may not be made in any two (2) consecutive quarters.

(d)    No more than two Covenant Cure Payments may be made.

Section 7.8.    Currency Conversion After Maturity.  At any time following the occurrence and during the continuance of an Event of Default and the acceleration of the Obligations owed to the Lenders hereunder, the Lenders shall be entitled to convert, with two (2) Business Days’ prior notice to the applicable Borrower, any and all or any part of the then unpaid and outstanding Advances denominated in a Foreign Currency into Advances denominated in Dollars.  Any such conversion shall be calculated so that the principal amount of the resulting Advances shall be the Dollar Equivalent of the principal amount of the Advance being converted on the date of conversion.  Any accrued and unpaid interest denominated in such Foreign Currency at the time of any such conversion shall be similarly converted to Dollars, and such converted Advances and accrued and unpaid interest thereon shall thereafter bear interest in accordance with the terms hereof.

ARTICLE 8
THE ADMINISTRATIVE AGENTS

Section 8.1.    Appointment, Powers, and Immunities.

(a)    Appointment and Authority.  Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the US Administrative Agent hereunder and under the other Credit Documents and authorizes the US Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the US Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each of the Canadian Facility Lenders hereby irrevocably appoints Wells Fargo (Canada) to act on its behalf as the Canadian Administrative Agent hereunder and under the other Credit Documents and authorizes the Canadian Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Canadian Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this ARTICLE 8 are solely for the benefit of the Administrative Agents, the Lenders and the Issuing Lender, and neither Borrower nor any Affiliate thereof shall have any rights as a third party beneficiary of any of such provisions (other than with respect to this Section 8.1(a) and Sections Section 8.6, Section 8.7 and Section 8.9). It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to either Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Rights as a Lender.  The Person serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and as the Issuing Lender as any other Issuing Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender,” “Lenders,” and “Issuing Lender,” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, make investments in, and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Borrower or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lender.

(c)    Exculpatory Provisions.  No Administrative Agent (which term as used in this clause (c) and in Section 8.5 and the first sentence of Section 8.6 shall include its Related Parties) shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, no Administrative Agent:

(i)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that any Administrative Agent is required to exercise as directed in writing by the US Majority Lenders or Canadian Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Administrative Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose any Administrative Agent to liability or that is contrary to any Credit Document or applicable law;

(iii)    shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to any Borrower or any Affiliate thereof that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity; and

(iv)    except as expressly set forth herein, warrants or accepts responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Base Rate”.

No Administrative Agent shall be liable to the other Lending Parties for any action taken or not taken by it (i) with the consent or at the request of the US Majority Lenders or Canadian Majority Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the applicable Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections Section 7.2 and Section 7.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Each Administrative Agent shall be deemed not to have knowledge of or notice of the occurrence of any Default unless and until written notice describing such Default is given to such Administrative Agent by the US Borrower, a Lender or the Issuing Lender and specifying such notice as a “Notice of Default”.  In the event that an Administrative Agent receives such a notice of the occurrence of a Default, such Administrative Agent shall (subject to Section 9.3) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders; provided that, unless and until such Administrative Agent shall have received such directions, such Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

No Administrative Agent shall be responsible for, or have any duty to ascertain or inquire into, (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Restricted Entity or any of their respective Subsidiaries or Affiliates, (vi) the satisfaction of any condition set forth in ARTICLE 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2.    Reliance by Administrative Agent.  Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Advance, Conversion of any Advance or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, each Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless such Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Advance, Conversion of such Advance or the issuance of such Letter of Credit.  Each Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3.    Delegation of Duties.  Each Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Administrative Agent.  Each Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this ARTICLE 8 shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.4.    Indemnification.

(a)    THE LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWERS), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN

HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ADMINISTRATIVE AGENT OR ANY RELATED PARTY THEREOF UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH ADMINISTRATIVE AGENT), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE SUCH ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT‑OF‑POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY SUCH ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT SUCH ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWERS.

(b)    THE US Facility LENDERS SEVERALLY AGREE TO INDEMNIFY THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWERS), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE US ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE US ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE US COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO US COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE US COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST the Issuing LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY the Issuing LENDER OR ANY RELATED PARTY THEREOF UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES,

PROVIDED THAT NO US FACILITY LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH US FACILITY LENDER AGREES TO REIMBURSE THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT‑OF‑POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY the Issuing LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT the Issuing LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWERS.

Section 8.5.    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender agrees that it has, independently and without reliance on any Administrative Agent (which term as used in this Section 8.5 shall include its Related Parties) or any other Lender or any other Issuing Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers, the other Credit Parties and the Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon any Administrative Agent or any other Lender or any other Issuing Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by the Administrative Agents hereunder, no Administrative Agent shall have any duty or responsibility to provide any Lender or the Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of such Administrative Agent or any of its Affiliates.

Section 8.6.    Resignation of Administrative Agent, Issuing Lender or Swing Line Lender.

(a)    Each Administrative Agent and the Issuing Lender may at any time give notice of its resignation to the other applicable Lender Parties and the Borrowers.  Upon receipt of any such notice of resignation, (i) the US Majority Lenders shall have the right, with the prior written consent of the US Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor US Administrative Agent, which may not be a Defaulting Lender, (ii) the US Majority Lenders shall have the right, with the prior written consent of the US Borrower (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) to appoint a successor Issuing Lender, which shall be a Lender but not a Defaulting Lender, and (iii) the Canadian Majority Lenders shall have the right, with the prior written consent of the Canadian Borrowers (which consent is not required if an Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor Canadian Administrative Agent, which may not be a Defaulting Lender.  If no such successor US Administrative Agent, Canadian Administrative Agent or Issuing Lender, as applicable, shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as may be agreed by the US Majority Lenders or Canadian Majority Lenders, as applicable, and, if no Event of Default then exists, the US Borrower) (the “Resignation Closing Date”), then the retiring Administrative Agent or the retiring Issuing Lender, as applicable, may on behalf of the applicable Lenders and the Issuing Lender, appoint a successor agent or issuing lender meeting the qualifications set forth above.  Whether or not a successor has been appointed, if the retiring Administrative Agent shall notify the US Borrower and the Lenders that no qualifying Person has accepted such appointment, such resignation by an Administrative Agent or the Issuing Lender shall become effective in accordance with such notice on the Resignation Closing Date.

(b)    If the Person serving as an Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the applicable Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to the US Borrower and such Person remove such Person as US Administrative Agent, Canadian Administrative Agent, as applicable, and, in consultation with the US Borrower, appoint a successor (which such successor shall be acceptable to the US Borrower absent an Event of Default and, in any case, may not be a Disqualified Institution or Defaulting Lender).  If no such successor shall have been so appointed by the applicable Majority Lenders and shall have accepted such appointment within 30 days after such notice of removal is given (or such earlier day as may be agreed by the applicable Majority Lenders and, if no Event of Default then exists, the US Borrower) (the “Removal Closing Date”), if the applicable Majority Lenders shall notify the US Borrower and the Lenders that no qualifying Person has accepted such appointment, then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.

(c)    With effect from the Resignation Closing Date or the Removal Closing Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any Collateral held by any Administrative Agent on behalf of the applicable Secured Parties under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor US Administrative Agent or Canadian Administrative Agent, as applicable, is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed US Administrative Agent or Canadian Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the applicable Majority Lenders appoint a successor US Administrative Agent or Canadian Administrative Agent or Issuing Lender as provided for above in this Section 8.6.  Upon the acceptance of a successor’s appointment as US Administrative Agent or Canadian Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed US Administrative Agent or Canadian Administrative Agent or Issuing Lender, as applicable, and the retiring or removed US Administrative Agent or Canadian Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, other than those that expressly survive the termination hereof.  The fees payable by any applicable Borrower to a successor US Administrative Agent or Canadian Administrative Agent or Issuing Lender, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor.  After the retiring or removed US Administrative Agent or Canadian Administrative Agent’s or Issuing Lender’s resignation or removal hereunder and under the other Credit Documents, the provisions of this ARTICLE 8, and Section 2.2(g) shall continue in effect for the benefit of such retiring or removed US Administrative Agent or Canadian Administrative Agent and Issuing Lender, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed US Administrative Agent or Canadian Administrative Agent or Issuing Lender, as applicable, was acting as US Administrative Agent or Canadian Administrative Agent or Issuing Lender.

(d)    The Swing Line Lender may resign at any time by giving 30 days’ prior notice to the US Administrative Agent and the US Borrower.  After the resignation of the Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swing Line Lender under this Agreement and the other Credit Documents with respect to Swing Line Advances made by it prior to such resignation.  Upon such notice of resignation, the US Borrower shall have the right to designate any other Lender as the Swing Line Lender with the consent of such Lender so long as operational matters related to the funding of Advances have been adequately addressed to the reasonable satisfaction of such new Swing Line Lender and the US Administrative Agent (if such new Swing Line Lender and the US Administrative Agent are not the same Person).

Section 8.7.    Collateral Matters.

(a)    The Administrative Agents are authorized on behalf of the applicable Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents.  The Administrative Agents are further authorized (but not obligated) on behalf of the applicable Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of such Secured Parties under the Credit Documents or applicable Legal Requirements.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b)    The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the applicable Administrative Agent to (and at the written request of the US Borrower or Canadian Borrower, as applicable, the applicable Administrative Agent shall) (i) release any Lien granted to or held by such Administrative Agent upon any Collateral (A) upon the occurrence of the Termination Date; (B) constituting property sold or to be sold or Disposed of as part of or in connection with any Disposition permitted under this Agreement or any other Credit Document; (C) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter (other than as a result of a Disposition prohibited under this Agreement); or (D) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under the Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement or upon the occurrence of the Termination Date.  Upon the request of the applicable Administrative Agent at any time, the applicable Secured Parties will confirm in writing such Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.7.

(c)    Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agents, and each Secured Party hereby agree that no Secured Party other than the Administrative Agents shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Guaranty and under the Security Documents may be exercised solely by the Administrative Agents for the benefit of the applicable Secured Parties in accordance with the terms hereof and the other Credit Documents.  By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.8.    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the joint lead arrangers, bookrunner or any other agent named on the cover page to this Agreement (other than the Administrative Agents) shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the US Administrative Agent, the Canadian Administrative Agent, a Lender, Swing Line Lender or the Issuing Lender.

Section 8.9.    Secured Hedging Agreements and Secured Cash Management Agreements.  No Banking Services Provider or Swap Counterparty that obtains the benefits of Section 7.6 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender, the Issuing Lender, Swing Line Lender or Administrative Agent, and, in such case, only to the extent expressly provided in the Credit Documents.  Notwithstanding any other provision of this Agreement to the contrary, no Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Banking Services Obligations and Hedging Arrangements unless such Administrative Agent has received written notice of such Banking Services Obligations and Hedging Arrangements, together with such supporting documentation as such Administrative Agent may request, from the applicable Banking Services Provider or Swap Counterparty, as the case may be.

Section 8.10.    Credit Bidding.

(a)    The US Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, at the direction of the Majority Lenders, to credit bid and purchase for the benefit of the US Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the US Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the US Administrative Agent (whether by judicial action or otherwise) in accordance with Legal Requirements.

(b)    Each Secured Party hereby agrees that, except as otherwise provided in any Credit Documents or with the written consent of the US Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar Dispositions of Collateral; provided that, for the avoidance of doubt, this subsection (b) shall not limit the rights of (i) any Swap Counterparty to terminate any Hedging Arrangement or net out any resulting termination values, or (ii) any Banking Service Provider to terminate any Banking Services or set off against any deposit accounts.

Section 8.11.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments, or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Advances, the Letters of Credit, the Commitments, and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform the Advances, the Letters of Credit, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of, and performance of the Advances, the Letters of Credit, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Advances, the Letters of Credit, the Commitments, and this Agreement, or

(iv)    such other representation, warranty, and covenant as may be agreed in writing between the Administrative Agents, in their sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty, and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that the Administrative Agents are not fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Advances, the Letters of Credit, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agents under this Agreement, any Credit Document, or any documents related hereto or thereto).

ARTICLE 9
MISCELLANEOUS

Section 9.1.    Costs and Expenses.

(a)    From and after the Closing Date, the US Borrower agrees to pay within 30 days of its receipt of a written demand accompanied by supporting documentation (except that fees and expenses incurred on or prior to the Closing Date shall be due and payable on the Closing Date so long as an invoice of the estimated amount thereof is provided to the US Borrower at least one Business Day prior to the Closing Date), (i) all actual and reasonable out-of-pocket expenses incurred by the US Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one law firm serving as counsel for the Administrative Agents and its Affiliates, taken as a whole, and, if applicable, one law firm serving as local counsel for each applicable jurisdiction), in connection with the syndication of the US Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all actual and documented out-of-pocket expenses incurred by the Administrative Agents, Swing Line Lender, any Lender or Issuing Lender (including the fees and expenses of any counsel for the Administrative Agents, Swing Line Lender, any Lender or Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 9.1, or (B) in connection with the US Advances made or Letters of Credit issued hereunder, including all such actual and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such US Advances or Letters of Credit.

(b)    From and after the Closing Date, the Canadian Borrower agrees to pay within 30 days of its receipt of a written demand accompanied by supporting documentation (except that fees and expenses incurred on or prior to the Closing Date shall be due and payable on the Closing Date so long as an invoice of the estimated amount thereof is provided to the Canadian Borrower at least one Business Day prior to the Closing Date), (i) all actual and reasonable out-of-pocket expenses incurred by the Canadian Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one law firm serving as counsel for the Administrative Agents and its Affiliates, taken as a whole, and, if applicable, one law firm serving as local counsel for each applicable jurisdiction), in connection with the syndication of the Canadian Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all actual and documented out-of-pocket expenses incurred by the Administrative Agents, Swing Line Lender, any Lender or Issuing Lender (including the fees and expenses of any counsel for the Administrative Agents, Swing Line Lender, any Lender or Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section 9.1, or (B) in connection with the Canadian Advances made or Letters of Credit issued hereunder, including all such actual and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Canadian Advances or Letters of Credit.

(c)    Notwithstanding the foregoing, as to legal fees and expenses covered under this Section 9.1, to the extent that any of the Administrative Agents, the Lenders, the Swing Line Lender, and the Issuing Lender are the same Person or Affiliates thereof, the legal fees and expenses of such Person in all such applicable capacities shall be limited to (i) one law firm acting as counsel for such Person, (ii) if reasonably necessary, a single local law firm acting as counsel for such Person for each relevant jurisdiction, and (iii) in the case of an actual or potential conflict of interest, one additional law firm acting as counsel for each relevant jurisdiction for each affected capacity of such Person.

(d)    Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.1 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.2.    Indemnification; Waiver of Damages.

(a)    INDEMNIFICATION.  Each Credit Party hereto agrees to, jointly and severally, indemnify and hold harmless each Lending Party and of their respective Related Parties (each, an “Indemnitee”) from and against any and all liabilities, damages, claims, costs, penalties and expenses (but in the case of legal fees and expenses, subject to the limitation set forth at the end of this paragraph) arising out of, in connection with, or as a result of (i) the execution or delivery of any agreement or instrument contemplated hereby or entered into in connection with the Transactions, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions, or, in the case of the Administrative Agents only, the administration of the Facilities, (ii) any proceeds of Advances or Letters of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged release of Hazardous Substance on or from any real property, or any Environmental Claim related in any way to any Credit Party (except to the extent the circumstance resulting in such or claims first occurs or first comes into existence after such real property has been transferred to the Lenders or their successors or permitted assigns as a result of a foreclosure, deed in lieu of foreclosure or similar transfer in connection with the exercise of remedies), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee will have any right to indemnification under this Section 9.2(a) for (x) any liabilities, damages, claims, costs, penalties and expenses to the extent resulting from (A) such Indemnitee’s gross negligence, bad faith or willful misconduct or (B) any disputes solely among Indemnitees and not arising out of or in connection with (1) any Administrative Agent, the Lead Arranger, any other arranger, the Swing Line Lender or the Issuing Lender’s respective capacity or in fulfilling its role as an administrative agent, arranger, swing line lender or issuing lender, or any similar role under the Facilities or (2) any act or omission of any Borrower, Parent, or any of the foregoings’ respective Subsidiaries, or (y) any actual and direct damages incurred by any Credit Party resulting from a material breach by such Indemnitee of any non-funding obligation under the Credit Documents or a material breach of a funding obligation under the Credit Documents by such Indemnitee, in each case under the foregoing clause (x) and (y), as determined by a court of competent jurisdiction in a final non-appealable judgment.  Notwithstanding the foregoing, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, cost,  penalty, expense or liability of an Indemnitee has resulted from either (A) the gross negligence, bad faith, willful misconduct or such material breach of such Indemnitee or (B) any dispute solely among Indemnitees and not arising out of or in connection with (1) an Indemnitee’s respective capacity or in fulfilling its role as an administrative agent, issuing lender, swing line lender or arranger or any similar role hereunder or under the Facilities or (2) any act or omission of any Borrower, Parent, or any of the foregoings’ respective Subsidiaries, then such Indemnitee will refund or return such portion of the amounts paid by any Borrower that is directly attributable to the act or omission of such Indemnitee which is the subject of such finding.  The legal fees and expenses covered by the foregoing indemnity obligations shall be limited to (x) other than as provided in clause (y) below, the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one law firm acting as counsel for all affected Indemnitees, taken as a whole, (ii) if reasonably necessary, a single local law firm acting as counsel for all affected Indemnitees taken as a whole in each relevant jurisdiction, and (iii) in the case of an actual or perceived conflict of interest, one additional law firm acting as counsel in each relevant jurisdiction for each group of affected Indemnitees that are aligned as to such conflict of interest, and (y) as to liabilities, damages, claims, costs and expenses arising in connection with the enforcement of the Credit Documents or protection of rights thereunder, the documented fees, disbursements and other charges of (i) one law firm acting as counsel for all affected indemnified persons related to the US Administrative Agent, taken as a whole, and if the Canadian Administrative Agent is not an Affiliate of the US Administrative Agent, one law firm acting as counsel for all affected indemnified persons related to the Canadian Administrative Agent, taken as a whole, (ii) one law firm acting as counsel for all affected Indemnitees related to the Lenders, taken as a whole, (iii) if reasonably necessary, a single local law firm acting as counsel for all affected Indemnitees taken as a whole in each relevant jurisdiction, and (iv) in the case of an actual or perceived conflict of interest, one additional law firm acting as counsel in each relevant jurisdiction for each group of affected Indemnitees that are aligned as to such conflict of interest.  Notwithstanding the foregoing, this Section 9.2(a) shall not apply to (1) any Indemnified Taxes that are specifically addressed in Section 2.13, which shall be governed exclusively by Section 2.13 or (2) Excluded Taxes, but this Section 9.2(a) shall apply to any Taxes which represent losses, claims, damages, etc. arising from any non-Tax claim.  No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (A) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, and (B) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee.

(b)    Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  To the fullest extent permitted by applicable Legal Requirement, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party, or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Credit Party’s indemnification obligations to the extent set forth in Section 9.2(a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.  No Indemnitee or any other party hereto shall be liable for any damages arising from the use by any Person (other than such Indemnitee or such other party hereto) of any information or other materials distributed to such Persons through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of, or material breach of its obligations under the Credit Documents by, such Indemnitee or such other party hereto, in each case as determined by a final nonappealable judgment of a court of competent jurisdiction.

(c)    Survival.  Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Error! Reference source not found. shall survive the Termination Date and any termination of this Agreement.

(d)    Payments. All amounts due under Section 9.2(a) of indemnified amounts incurred, asserted, or awarded shall be due and payable within 30 days of written demand therefor accompanied by supporting documentation.

(e)    Reimbursement by Lenders.  To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or Section 9.2 to be paid by it to the applicable Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the

foregoing, each Lender severally agrees to pay to such Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  Without prejudice to the survival of any other agreement of the Lenders hereunder, the agreements and obligations of the Lenders contained in this Section 9.2(e) shall survive the Termination Date and any termination of this Agreement.

Section 9.3.    Waivers and Amendments.  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter or any AutoBorrow Agreement), nor consent to any departure by any Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)    no amendment, waiver, or consent shall, unless in writing and signed by the Borrowers, the Majority Lenders, and each of the Lenders directly and adversely affected thereby, do any of the following: (i) postpone or extend the scheduled maturity dates or times for payment of amounts owing to a Lender (but excluding any waivers of the application of the Default Rate) and, it being understood that any change in the definition of any ratio used in the calculation of the rate of interest or fees (or any component definition thereof) shall not constitute a reduction in the rate of interest or fees for purposes of this Section 9.3; provided that, the US Administrative Agent and, other than with respect to Benchmark Replacement Conforming Changes, the Borrowers, may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents as the US Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 2.4(c)(xiv) in accordance with the terms set forth therein, (ii) reduce the principal, interest or fees owing to such Lender (but excluding any waivers of the application of the Default Rate) or (iii) reduce any other amounts payable hereunder or under any Credit Document to any such Lender and not covered under the foregoing clause (ii); provided that, in the case of clause (ii) above, the consent of the Administrative Agents shall also be required;

(b)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrowers, do any of the following: (i) waive any of the conditions specified in Section 3.1, (ii) amend Section 2.12(g), Section 7.6, this Error! Reference source not found. or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iii) release any Guarantor from its obligation under the Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral or subordinate the Liens on all or a material portion of the Collateral, in each case under this clause (iii), except as permitted under Section 8.7(b) or (iv) amend the definitions of “Canadian Majority Lenders, “US Majority Lenders”, “Majority Lenders”, or “Maximum Exposure Amount”;

(c)    an amendment to this Agreement solely to amend the necessary provisions of ARTICLE 2 to effect and account for a Commitment Increase effected pursuant to Section 2.17 may be entered into so long as such amendment is in writing and signed by the US Borrower or Canadian Borrower, as applicable, the Administrative Agents and the applicable Increasing Lenders and Additional Lenders;

(d)    no Commitment of a Lender may be increased or extended without such Lender’s written consent;

(e)    no amendment, waiver, or consent shall, unless in writing and signed by the applicable Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Administrative Agent under this Agreement or any other Credit Document;

(f)    no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Issuing Lender under this Agreement or any other Credit Document;

(g)    no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document;

(h)    no amendment shall amend the definitions of “Designated Currency” (other than as contemplated within Section 1.6) or Section 1.6 without the written consent of each Lender directly and adversely affected thereby and, to the extent clause (c) of the definition of “Designated Currency” is amended, the Issuing Lender (it being understood and agreed that a change that requires a Lender to fund in a new currency shall be deemed to be adverse to such Lender for the purposes of clause (h)); and

(i)    no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, the US Administrative Agent and the Borrowers, modify or eliminate the definition of Borrowing Base or any of the defined terms (including the definition of Eligible Receivables) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of obligations owed to it under Hedging Arrangements or Banking Services Obligations.

Notwithstanding anything to the contrary contained in this Section 9.3, (a) the Borrowers and the US Administrative Agent may (but are not obligated to), without the input or consent of any other Lender, effect amendments to correct any jointly identified obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents and (b) guarantees, collateral security documents and related documents executed by the Parent or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Borrowers and the US Administrative Agent or the Canadian Administrative Agent, as applicable, may (but are not obligated to) amend, supplement or waive any provision thereof without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects as determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Borrowers or (z) cause such guarantee, collateral security document or other document to be not inconsistent or not in conflict with this Agreement and the other Credit Documents as determined by the US Administrative Agent or the Canadian Administrative Agent, as applicable, and the Borrowers; provided that, the inclusion in such other Credit Document of terms and provisions, rights or remedies in favor of a Lending Party and not addressed in this Agreement shall not be deemed to be in conflict or inconsistent with this Agreement.

Section 9.4.    Severability.  In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5.    Survival of Representations and Obligations.  All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties; provided that, all such representations and warranties shall terminate on the Termination Date.  All obligations of any Borrower or any other Credit Party provided for in Sections 2.8(e), Section 2.10, Section 2.11, Section 2.13, Section 9.1 and Section 9.2 and all of the obligations of the Lenders in Sections Section 8.5, Section 9.2(a), (b), and (e), Section 9.8 or Section 9.12 shall survive any termination of this Agreement and repayment in full of the Obligations; provided that, the Lenders obligations under Section 9.8 shall automatically terminate two years following the date on which this Agreement has been terminated.

Section 9.6.    Binding Effect.  Subject to the terms of Section 3.1, this Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agents, and when the US Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agents, and each Lender and their respective permitted successors and assigns, except that neither Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any other Credit Document or any interest in this Agreement or any other Credit Document without the prior written consent of each Lender, except as otherwise permitted by Section 6.6.

Section 9.7.    Lender Assignments and Participations.

(a)    Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 9.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.7 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Advances at the time owing to it that equal at least the amount specified in paragraph (b)(i)(B) or paragraph (b)(i)(C) of this Section 9.7 in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned;

(B)    in any case not described in paragraph (b)(i)(A) of this Section 9.7, the aggregate amount of the US Commitment (which for this purpose includes Advances outstanding thereunder) or, if the US Commitment is not then in effect, the principal outstanding balance of the US Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the US Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $3,000,000 unless each of the US Administrative Agent and, so long as no Event of Default has occurred and is then continuing, the US Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); and

(C)    in any case not described in paragraph (b)(i)(A) of this Section 9.7, the aggregate amount of the Canadian Commitment (which for this purpose includes Canadian Advances outstanding thereunder) or, if the Canadian Commitment is not then in effect, the principal outstanding balance of the Canadian Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Canadian Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such Trade Date) shall not be less than $3,000,000 unless each of the Canadian Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Canadian Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Class of Advances and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)    Required Consents.  No consent shall be required for any assignment except to the extent required by paragraphs (b)(i)(B) or (b)(i)(C) of this Section 9.7 and, in addition:

(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, and (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the US Administrative Agent within 10 days after having received written notice thereof;

(B)    the consent of the applicable Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to any Person that is not a Lender under the respective Facility; and

(C)    the consent of the Issuing Lender and Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment by any US Facility Lender.

(iv)    Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.   The assignee, if it is not a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons.  No such assignment shall be made to (A) any Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries, (B) a natural Person, (C) a Defaulting Lender, or (D) a Disqualified Institution.

(vi)    Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, but without duplication of any requirements under Section 2.14 or Section 2.15, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the applicable Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the applicable Borrower and the applicable Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the applicable Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Applicable Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to paragraph (c) of this Section 9.7, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of and subject to its obligations under Sections Section 2.10, Section 2.11, Section 2.13, Section 9.1, Section 9.2, Section 9.8 and Section 9.12 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be subject to its obligations under Section 2.13(e)(e) and Section 2.13(i) for events and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; and provided further that, the assigning Lender’s obligations under Section 9.8 shall automatically terminate two years following the date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.7.

(c)    Register.  The applicable Administrative Agent, acting solely for this purpose as the non-fiduciary agent of the applicable Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the applicable Borrower, the applicable Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the applicable Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Each Borrower hereby agrees that the applicable Administrative Agent acting as its agent solely for the purpose set forth above in this clause (c), shall not subject any Administrative Agent to any fiduciary or other implied duties, all of which are hereby waived by each Borrower.

(d)    Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or any Administrative Agent, sell participations to any Person (other than a natural Person or any Credit Party, any Credit Party’s Affiliate or Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agents, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.4 with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the approval of all affected Lenders in accordance with the terms of Section 9.3 that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections Section 2.10, Section 2.11 and Section 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section); provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections Section 2.11 or Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the applicable Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.14 with respect to any Participant.  To the extent permitted by Legal Requirement, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(g)and Section 8.7(c) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as the non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no US Facility Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such US Facility Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, no Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Each Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (d), shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by each Borrower.

(e)    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Information.  Any Lender may furnish any information concerning the Parent or any of its Subsidiaries in the possession of such Lender from time to time to permitted assignees and Participants (including prospective permitted assignees (other than any Disqualified Institution) and Participants), subject, however, to the provisions of Section 9.8.

(g)    Disqualified Institutions, Etc.

(i)    In the event of such an assignment in violation of Section 9.7(b), (A) the US Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such an assignment or participation) against the assignor Lender or such Disqualified Institution and (B) such assignment shall not be void but the other provisions of this clause (g) shall apply.  If an assignment by a Lender of all or a portion of its rights and obligations under this Agreement is made to a Disqualified Institution in violation of Section 9.7(b) despite a timely written objection by the Borrowers pursuant to Section 9.7(b)(iii), then (the foregoing notwithstanding) any such assignment shall be void ab initio.

(ii)    If any assignment is made to any Disqualified Institution without the US Borrower’s prior written consent in violation of Section 9.7(b), the US Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the US Administrative Agent, (A) terminate any Commitments of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitments and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.7), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the US Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.

(iv)    The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to (x) post the list of Disqualified Institutions provided by the Borrower and any permitted updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (y) provide the DQ List to each Lender requesting the same.

Section 9.8.    Confidentiality.  Each Lending Party agrees to maintain the confidentiality of the Specified Information (as defined below) received by such Lending Party; provided that nothing herein shall prevent any Lending Party from disclosing any such information (a) subject to the final proviso of this paragraph, to any other Lending Party or any Affiliate of any Lending Party (other than any Disqualified Institution), or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party (other than any Disqualified Institution) for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Specified Information and instructed to keep such Specified Information confidential and such Lending Party shall be responsible for such Affiliate’s compliance with this Section 9.8), (b) to the extent required by any Legal Requirement (in which case such Lending Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the US Borrower, in advance, to the extent practicably and lawfully permitted to do so), (c) to the extent required by order of any court or administrative agency (in which case such Lending Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the US Borrower, in advance, to the extent practicably and lawfully permitted to do so), (d) to the extent required to be disclosed by reason of any request or demand of any regulatory agency or authority having jurisdiction over such Lending Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Lending Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the US Borrower, in advance, to the extent practicably and lawfully permitted to do so), (e) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, (f) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party is a party, including for purposes of establishing a “due diligence” defense, (g) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Facilities and (h) subject to the final proviso of this paragraph, to any actual or proposed Participant, Swap Counterparty or permitted assignee (which permitted assignee does not include any Disqualified Institution unless otherwise consented to by the US Borrower) subject to the acknowledgment and acceptance by such proposed Participant, Swap Counterparty or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the US Borrower and the assigning Lender, including as agreed in any confidential information memorandum or other marketing materials) in accordance with customary market standards for dissemination of such type of information.  “Specified Information” means all information concerning the Parent or any of its Subsidiaries that has been made available to the Lending Parties by, or on behalf of, the Parent or any of its Subsidiaries (excluding (i) any such information that is available to such Lending Party on a non-confidential basis and not from a source which, to such Lending Party’s actual knowledge, has violated a duty of confidentiality to the Parent or any of its Subsidiaries as to such information, and (ii) any information that is or becomes generally available to the public other than as a result of disclosure by any other Lending Party or any of its Affiliates or Related Parties prohibited by this Agreement).  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (i) restrict any Lending Party from providing information to any banking or other regulatory or governmental authorities having jurisdiction over such Lending Party, including the Federal Reserve Board and its supervisory staff; (ii) require or permit any Lending Party to disclose to any Credit Party or any Affiliate thereof that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (iii) require or permit any Lending Party to inform any Credit Party or any Affiliate thereof of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9.    Notices, Etc.

(a)    Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail (including via any “.pdf” or other similar electronic means) as follows: (i) if to any Borrower or any Credit Party, any Administrative Agent, the Issuing Lender or the Swing Line Lender, at the applicable address, e-mail address or facsimile numbers as set forth on Schedule III, and (ii) if to a Lender, to it at its address, e-mail address or facsimile number as set forth in its Administrative Questionnaire.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); notices sent by electronic mail to any Administrative Agent or to any Credit Party shall be deemed to have been given upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications.

(i)    The Credit Parties and the Lenders agree that the Administrative Agents may make any material delivered by any Credit Party to the Administrative Agents, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Parent, any of its Subsidiaries, or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agents, an Affiliate of an Administrative Agent, or any Person that is not an Affiliate of an Administrative Agent), such as Syndtrak, or a substantially similar electronic system (the “Platform”).  Each Credit Party acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  Each Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Administrative Agent or any of its Affiliates in connection with the Platform.  In no event shall any Administrative Agent or any of its

Related Parties have any liability to any Credit Party, any Affiliate of a Credit Party, any Lending Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s, any Credit Party’s Affiliate’s or any Lending Party’s transmission of communications through the Platform except to the extent such damages arise out of the Administrative Agents’ (or any of its Related parties’) bad faith, willful misconduct or gross negligence in each case as determined by a final non-appealable order of a court of competent jurisdiction.

(ii)    Each Lender agrees that notice to it specifying that any Communication has been posted to the Platform (a “Notice”) shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the applicable Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)    Change of Address, Etc.  Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.10.    Usury Not Intended.  It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect.  In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to the US Borrower).  In the event that the maturity of the Obligations are accelerated by reason of any election of an Administrative Agent (including at the instruction of the Majority Lenders) resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the US Borrower of such interest).  In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations.  The provisions of this Section 9.10 shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.  Notwithstanding any other provision of this Agreement or any Credit Document, no Credit Party existing under the laws of Canada or any province or territory of Canada shall be obligated to make any payments of interest or other amounts payable to the Lending Parties in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lending Parties of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada).

Section 9.11.    Usury Recapture.  In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the applicable Borrower shall, to the extent permitted by applicable law, pay the applicable Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.  In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the applicable Borrower.

Section 9.12.    Payments Set Aside.  To the extent that any payment by or on behalf of the applicable Borrower is made to the applicable Administrative Agent, Issuing Lender or any Lender, or the applicable Administrative Agent, Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the applicable Administrative Agent, Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other laws for the relief of debtors or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred (except that interest and fees shall not accrue on such amount during the period between the time of payment and the revival of such payment obligation), and (b) each Lender and the Issuing Lender severally agrees to pay to the applicable Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the applicable Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate in effect from time to time, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.13.    Governing Law.  This Agreement and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).  Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce.

Section 9.14.    Submission to Jurisdiction; Waiver of Venue; Appointment of Agent for Service of Process.  Subject to the last sentence of this Section 9.14, the parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties at the address specified in Section 9.9, and as to the Process Agent (referred to below), as provided below, will be effective service of process against such party for any action or proceeding relating to any such dispute.  Nothing in this Section 9.14 shall affect the rights of any party hereto to serve legal process in any other manner permitted by applicable law.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.14.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.  Each Credit Party that is a party hereto and that is not organized under the laws of the United States, any state of the United States or the District of Columbia (each, a “Foreign Credit Party”) does hereby irrevocably appoint the US Borrower (the “Process Agent”), with an office on the date hereof at the address specified in Section 9.9, as its agent to receive on its behalf service of copies of any summons or complaint or any other process which may be served in any action arising under or in connection with any Credit Document.  Such service may be made by mailing or delivering a copy of such process to any Foreign Credit Party in care of the Process Agent at the Process Agent’s address as provided herein, and each Foreign Credit Party hereby irrevocably authorizes and directs the Process Agent to receive such service on its behalf.  Notwithstanding the foregoing, the parties agree that each Secured Party retains the right to bring proceedings against any Credit Party in the courts of any other competent jurisdiction solely in connection with the exercise of any rights and remedies under any Credit Document and any rights and remedies available under applicable law in connection with the Credit Documents.

Section 9.15.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or by e-mail “PDF” copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.16.    Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.17.    Waiver of Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.17.

Section 9.18.    USA Patriot Act and Beneficial Ownership Regulation.  Each Lender that is subject to the Patriot Act and the US Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the US Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. Following a request by any Secured Party, each Credit Party shall promptly furnish all documentation and other information (including, without limitation, a Beneficial Ownership Certification) that such Secured Party reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation.

Section 9.19.    Conflicts with Other Credit Documents.  To the fullest extent possible, the terms and provisions of this Agreement shall be read together with the terms and provisions of the other Credit Documents so that the terms and provisions of this Agreement do not conflict with the terms and provisions of the other Credit Documents; provided, however, notwithstanding the foregoing and other than as to the AutoBorrow Agreement, in the event that any of the terms or provisions of this Agreement conflict or are inconsistent with any terms or provisions of any other Credit Document, the terms or provisions of this Agreement shall govern and control for all purposes; provided that the inclusion in any other Credit Document of terms and provisions, and supplemental rights or remedies in favor of the Administrative Agents, which are not addressed in this Agreement shall not be deemed to be in conflict with this Agreement and all such additional terms, provisions, supplemental rights or remedies in the other Credit Documents shall be given full force and effect.

Section 9.20.    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the US Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of any Borrower in respect of any such sum due from it to any Secured Party hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the such Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the such Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to any Secured Party from the applicable Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Secured Party, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to any Secured Party in such currency, such Secured Party, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Legal Requirement).

Section 9.21.    Subordination Agreements.  Each Administrative Agent is hereby authorized on behalf of the Lenders, the Swing Line Lender and the Issuing Lender to enter into subordination agreements which contain the terms substantially similar to those set forth under Schedule 6.19 hereof.  A copy of each such subordination agreement will be made available to each Secured Party upon request.  Each Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of such subordination agreements and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 9.22.    Confirmation of Flood Policies and Procedures.  Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).  Wells Fargo, as Administrative Agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements.

Section 9.23.    Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.23, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the US Administrative Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.23 constitute, and this Section 9.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.24.    No Fiduciary Duty.  Notwithstanding anything herein or in any other Credit Document to the contrary, in connection with, or in any way related to, this Agreement and the transactions contemplated hereby (including the Transactions), each Borrower hereby acknowledges and agrees that: (a) each Secured Party is, has been, and will be acting solely as a principal and not as a financial advisor, agent or fiduciary, for any Borrower or any of any Borrower’s respective affiliates, equity holders, directors, officers, employees, creditors or any other Person except as to maintaining a register as provided in Section 9.7 as a non-fiduciary agent of the applicable Borrower for that limited purpose, (b) no Secured Party or any Affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in any Borrower’s or any of any Borrower’s respective Affiliates’ favor with respect to this Agreement or any of the transactions contemplated hereby (including the Transactions) or the process leading thereto (irrespective of whether any Secured Party or any of its Affiliates has advised or is currently advising any Borrower or any of any Borrower’s respective Affiliates on other matters), and (c) no Secured Party has provided any legal, accounting, regulatory or tax advice with respect to this Agreement or any of the transactions contemplated hereby (including the Transactions) and the Borrowers have consulted with their own legal, accounting, regulatory and tax advisors to the extent the Borrowers has deemed appropriate.  Each Borrower hereby waives and releases, to the fullest extent permitted by Legal Requirement, any claims that such Borrower may have against any Secured Party and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.25.    Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the applicable Borrower, the applicable Administrative Agent and such Lender.

Section 9.26.    Amendment and Restatement.  The Borrowers, Parent, Guarantors, the Swing Line Lender, the Issuing Lender, the other Lenders party hereto, and the Administrative Agents have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, and this Agreement is not a novation of the Existing Credit Agreement.

Section 9.27.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.28.    Obligations Joint and Several and Unconditional.

(a)    The obligations of each Borrower under this Agreement, the Notes and each other Credit Document are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Borrowers under this Agreement, the Notes or any other Credit Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable Legal Requirement, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.28 that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Borrower under this Agreement, the Notes or any other agreement referred to herein or therein:

(i)    at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

(ii)    any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)    the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other Credit Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)    any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Lender or any Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected.

Each Borrower hereby expressly waives, with respect to the Other Borrower Obligations diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Administrative Agent, the Swing Line Lender, the Issuing Lender or any Lender exhaust any right, power or remedy or proceed against the other Borrowers under this Agreement or the Notes or any other Credit Document, or against any other Person under any other guarantee of, or security for, any of the Other Borrower Obligations.

(b)    Reinstatement.  The obligations of a Borrower under this Agreement, the Notes, the Credit Documents or any other agreement or instrument referred to herein or therein, shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrowers in respect of the Other Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Other Borrower Obligations, whether as a result of any proceedings in a bankruptcy or reorganization or otherwise.

(c)    Subrogation.  Each Borrower hereby agrees that until the Termination Date, it shall not exercise any right or remedy arising by reason of any performance by it of any of its obligations hereunder, whether by subrogation or otherwise, against the Other Borrower Obligations or any security for any of the Other Borrower Obligations.

(d)    Remedies.  Each Borrower agrees that, as between such Borrower and the Administrative Agents, the Issuing Lender, the Swing Line Lender and the Lenders, (a) the obligations of the other Borrowers under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article 7 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article 7) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from being deemed to have become automatically due and payable) and (b) such obligations (whether or not due and payable by such other Borrowers) shall forthwith become due and payable by such Borrower.

(e)    Limitation on Obligations.  Notwithstanding any provision to the contrary contained herein, in any of the Notes or any other Credit Document, to the extent the joint obligations of the Borrowers would be adjudicated to be invalid or unenforceable for any reason (including because of applicable state or federal law relating to fraudulent conveyances or transfers) then the aggregate obligations of each Borrower hereunder and under the Notes and all other agreements and instruments referred to herein or therein shall be limited to the maximum amount that is permissible under applicable Legal Requirement (whether federal or state and including, with limitation, any bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally).

(f)    Borrowers’ Representative; Binding on All Borrowers.  Each Borrower hereby designates the Parent and each other Borrower as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing, Notices of Conversion or Continuations, Notices of Optional Prepayments, Notices of Mandatory Prepayments, delivering Compliance Certificates, delivering Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Advances, selecting interest rate options, requesting, extending, increasing, and amending Letters of Credit, approving Eligible Assignees, and for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Credit Documents and taking all other actions on behalf of any Borrower or Borrowers under the Credit Documents.  The Parent and each Borrower hereby accepts such appointments.  Unless otherwise expressly required hereunder, the Administrative Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from a Borrower Representative or from an individual Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to a Borrower Representative or to a single Borrower on behalf of all Borrowers; provided that, the failure to give such notice to the Borrower Representative or any Borrower shall not release or diminish or otherwise affect in any way the Borrowers’ obligation to pay any amounts owing under this Agreement or any other Credit Agreement or to otherwise comply with terms hereof or thereof.  Each Borrower agrees that each action taken or omitted to be taken by, and any notices and consents received by a Borrower Representative or any Borrower, and any notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative or any other Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 9.29.    Integration.  THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN.  ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

In executing this agreement, THE borrower hereby warrants and represents it is not relying on any statement or representation other than those in this agreement and is relying upon its own judgment and advice of its attorneys.

[Remainder of this page intentionally left blank.  Signature pages follow

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to the Commitment Fees, US Advances, Swing Line Advances (if applicable), and the Canadian Advances (if any) shall be determined in accordance with the following Table based on the Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2.  Adjustments, if any, to such Applicable Margin shall be effective on the date the US Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement; provided that no such change shall affect the Applicable Margin for any outstanding B/A Advances until the end of the then-current term for such B/A Advance.  Notwithstanding the foregoing, the Borrowers shall be deemed to be at Level III from the Amendment No. 1 Effective Date until delivery of its unaudited Financial Statements and corresponding Compliance Certificate for the fiscal quarter ended June 30, 2020.  If the Borrowers fail to deliver the Financial Statements and corresponding Compliance Certificate to the US Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fees, US Advances, Swing Line Advances (if applicable) and Canadian Advances (if any) shall be determined at Level V and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the US Borrower.  Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.8(e).  For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from the lowest (Level I) to the highest (Level V).

Applicable Margin	Leverage Ratio	Eurocurrency / B/A Advance	Base Rate Advance	Commitment Fee

Level I	Is less than 1.00 to 1.00	2.75%	1.75%	0.375%

Level II	Is equal to or greater than 1.00 to 1.00 but less than 1.50 to 1.00	3.00%	2.00%	0.375%

Level III	Is equal to or greater than 1.50 to 1.00 but less than 2.00 to 1.00	3.25%	2.25%	0.50%

Level IV	Is greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	3.50%	2.50%	0.50%

Level V	Is greater than or equal to 3.00 to 1.00	3.75%	2.75%	0.50%

SCHEDULE II

Commitments

Lender	US Commitment	Canadian Commitment
Wells Fargo Bank, National Association	$10,000,000.00	$0.00
Wells Fargo Bank, National Association, Canadian Branch	$0.00	$0.00
JPMorgan Chase Bank, N.A.	$7,500,000.00	$0.00
JPMorgan Chase Bank, N.A., Toronto Branch	$0.00	$0.00
HSBC Bank Canada	$7,500,000.00	$0.00
Total:	$25,000,000.00	$0.00

SCHEDULE III

Contact Information

: Michael G. Janak : (713) 319-1924 : (713) 739-1087
ADMINISTRATIVE AGENT/ISSUING LENDER/SWING LINE LENDER
Wells Fargo Bank, National Association	Address: 1000 Louisiana, 9th Floor Houston, Texas 77002 MAC T5002-090 Attn: Michael G. Janak Telephone: (713) 319-1924 Facsimile: (713) 739-1087
Wells Fargo Bank, National Association, Canadian Branch	Address: 2711, 308-4th Ave SW Calgary, Alberta, Canada T2P 0H7 Attn: Dennis DaSilva Telephone: (403) 776-8712
CREDIT PARTIES
Borrowers/Parent/Guarantors	c/o the US Borrower Address: 19350 State Hwy 249, Suite 600 Houston, TX 77070 Attn: Ryan Hummer Telephone: 281-453-22[ ] Facsimile: 281-453-2223

Schedule 5.6

Additional Conditions and Requirements for New Subsidiaries

Within 60 days of creating or acquiring a new Subsidiary that is a Restricted Subsidiary and concurrent with designating any Unrestricted Subsidiary that is a Subsidiary as a Restricted Subsidiary (or such later dates as may be reasonably agreed to by the US Administrative Agent in its sole discretion), the US Administrative Agent shall have received each of the following:

(a)    Guaranty.  A joinder and supplement to the Guaranty executed by such Restricted Subsidiary;

(b)    Security Agreement.  A joinder and supplement to the US Security Agreement or Canadian Security Agreement, as applicable, executed by such Restricted Subsidiary and if applicable, the Credit Party holding Equity Interests of such Restricted Subsidiary, in any event, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, in each case, as applicable, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the US Security Agreement or the Canadian Security Agreement, as so supplemented;

(c)    Mortgages.  If such Restricted Subsidiary owns any real property (other than Excluded Properties), a fully executed Mortgage covering such real properties;

(d)    Real Estate.  If and as requested by the US Administrative Agent, (i) a Responsible Officer’s certificate from such new Restricted Subsidiary certifying a complete listing of all real property owned or leased by such new Restricted Subsidiary and including a notation as to all locations where any equipment of such new Restricted Subsidiary is kept, and (ii) lien waivers or subordination agreements in form and substance reasonably satisfactory to the US Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on such officer’s certificate to the extent such lien waivers or subordination agreements are required by Section 6.14;

(e)    Corporate Documents.  A secretary’s certificate or officer’s certificate from such new Restricted Subsidiary certifying such Restricted Subsidiary’s (i) Responsible Officer’s incumbency, (ii) authorizing resolutions, (iii) organizational documents, and (iv) certificates of good standing and existence in such Restricted Subsidiary’s jurisdiction of formation dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(f)    Patriot Act.  All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(g)    Opinion of Counsel.  If requested by the US Administrative Agent, a customary opinion of counsel in form and substance reasonably acceptable to the US Administrative Agent related to such new Restricted Subsidiary and substantially similar to the legal opinion delivered at the Closing Date with respect to the other Credit Parties that are Subsidiaries in existence on the Closing Date.